UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule14a-101)

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Materials Pursuant to §240.14a-12

GEN-PROBE INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which the transaction applies:

Common Stock, par value $0.0001 per share (the “Common Stock”), of Gen-Probe Incorporated

2)	Aggregate number of securities to which transaction applies:

45,411,899 shares of Common Stock (including 64,047 shares of restricted stock), 5,876,214 options to purchase shares of Common Stock, and 313,308 rights to purchase shares of Common Stock subject to performance-based restrictions.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined for purposes of calculating the filing fee only based upon the sum of (A) 45,411,899 shares of Common Stock (including 64,047 shares of restricted stock) multiplied by $82.75 per share, (B) options to purchase 5,876,214 shares of Common Stock multiplied by $53.43 (which is the weighted average exercise price per share as of April 27, 2012) and (C) rights to purchase 313,308 shares of Common Stock subject to performance-based restrictions multiplied by $82.75. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the sum calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$4,097,726,993.27

5)	Total fee paid:

$469,599.51

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Dated June 29, 2012

Gen-Probe Incorporated

                    , 2012

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Gen-Probe Incorporated (“Gen-Probe”) to be held on                     , 2012 at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121 at              Pacific Time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 29, 2012, by and among Gen-Probe, Hologic, Inc. (“Hologic”) and Hologic’s direct wholly owned subsidiary, Gold Acquisition Corp. Under the terms of the merger agreement, Gold Acquisition Corp. will merge with and into Gen-Probe, with Gen-Probe continuing as the surviving corporation following the merger. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $82.75 in cash, without interest and less any applicable withholding taxes, for each share of Gen-Probe common stock that you own as of the effective time of the merger.

After careful consideration and following the unanimous recommendation of a strategic transaction committee of our board of directors, our board of directors has unanimously determined that it is in the best interests of Gen-Probe and its stockholders, and has declared it advisable, for Gen-Probe to enter into the merger agreement, and has unanimously approved the execution, delivery and performance by Gen-Probe of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger. Therefore, our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement. Our board of directors also unanimously recommends that you vote “FOR” the proposal regarding certain merger-related executive compensation arrangements.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Our board of directors considered a number of factors in evaluating the transaction and also consulted with our financial advisor and outside legal counsel. The attached proxy statement contains a detailed discussion of the background of, and reasons for, the merger, as well as the terms of the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement carefully and in its entirety. You may also obtain more information about Gen-Probe from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of Gen-Probe’s board of directors, thank you for your continued support.

Sincerely,

CARL W. HULL

Chairman and Chief Executive Officer

The proxy statement is dated                     , 2012, and is first being mailed to stockholders on or about                     , 2012.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Dated June 29, 2012

Gen-Probe Incorporated

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                    , 2012

To the Stockholders of Gen-Probe Incorporated:

A special meeting of stockholders of Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”), will be held on                    , 2012, at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121 at             Pacific Time for the following purposes:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 29, 2012 (as the same may be amended from time to time, the “Merger Agreement”), by and among Gen-Probe, Hologic, Inc., a Delaware corporation (“Hologic”), and Gold Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Hologic (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms and subject to the conditions of the Merger Agreement, among other things, (a) Merger Sub will merge with and into Gen-Probe, with Gen-Probe being the surviving corporation (the “Merger”), and (b) each outstanding share of Gen-Probe’s common stock, par value $0.0001 per share (other than treasury shares, shares owned by Gen-Probe or any of its subsidiaries, shares owned by Hologic, Merger Sub or any other subsidiary of Hologic, and shares held by stockholders who have properly demanded, exercised and perfected and not withdrawn a demand for statutory appraisal rights, if any), will be converted into the right to receive $82.75 in cash, without interest and less any applicable withholding taxes, as more fully described in the accompanying proxy statement.

2.  To consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

3.  To hold a non-binding, advisory vote to approve certain compensation arrangements for Gen-Probe’s named executive officers in connection with the Merger.

4.  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has specified June 29, 2012, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Gen-Probe’s common stock that are entitled to vote at the special meeting. The approval of the proposal to adjourn the special meeting and the proposal regarding certain merger-related executive compensation arrangements each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the particular proposal at the special meeting, assuming a quorum is present. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to vote via the Internet. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If you fail to return your proxy card or do not submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. The failure of any stockholder to vote in person or by proxy on the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of any vote regarding the adjournment proposal or the non-binding proposal regarding certain merger-related executive compensation arrangements. If you return a proxy card or attend the special meeting in person but abstain from voting, this will have the effect of a vote against each of the proposals.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Gen-Probe’s common stock. All stockholders should also bring photo identification.

After careful consideration and following the unanimous recommendation of a strategic transaction committee of our board of directors, our board of directors has unanimously determined that it is in the best interests of Gen-Probe and its stockholders, and has declared it advisable, for Gen-Probe to enter into the Merger Agreement. Our board of directors has unanimously approved the execution, delivery and performance by Gen-Probe of its obligations under the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

The board of directors unanimously recommends that you vote “FOR” adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement, and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Stockholders of Gen-Probe who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to Gen-Probe before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement beginning on page 70 and which are also set forth as Annex C to the proxy statement.

By Order of the Board of Directors:

Sincerely,

CARL W. HULL

Chairman and Chief Executive Officer

San Diego, California

                    , 2012

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement carefully and in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 76 of this proxy statement. References to “Gen-Probe,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Gen-Probe Incorporated and its subsidiaries, and references to “the board,” “the board of directors” or “our board of directors” refer to the board of directors of Gen-Probe Incorporated, unless, in each case, otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 19)

Gen-Probe Incorporated

Gen-Probe Incorporated, a Delaware corporation, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe is headquartered in San Diego, California and employs approximately 1,400 people. Gen-Probe’s common stock is listed on the NASDAQ Global Select Market under the symbol “GPRO.”

Hologic, Inc.

Hologic, Inc., a Delaware corporation, is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast magnetic resonance imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications. Hologic employs approximately 5,000 people and reached $1.79 billion in revenues in fiscal year 2011. Hologic’s common stock is listed on the NASDAQ Global Select Market under the symbol “HOLX.”

Gold Acquisition Corp.

Gold Acquisition Corp., a Delaware corporation, which we refer to as Merger Sub, is a direct wholly owned subsidiary of Hologic. Merger Sub was formed exclusively for the purpose of effecting the transactions described in this proxy statement.

The Merger (Page 22)

The Agreement and Plan of Merger, dated as of April 29, 2012, which we refer to as the merger agreement, provides that, upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Gen-Probe, which we refer to as the merger. Gen-Probe will be the surviving corporation in the merger and will continue to do business as “Gen-Probe Incorporated” following the merger. In the merger, each outstanding share of Gen-Probe common stock (other than treasury shares, shares owned by Gen-Probe or any of its subsidiaries, shares owned by Hologic, Merger Sub or any other subsidiary of Hologic, and shares held by stockholders who have properly demanded, exercised and perfected and not withdrawn a demand for statutory appraisal rights, if any, which we refer to as dissenting shares) will be converted into the right to receive $82.75 in cash, without interest and less any applicable withholding taxes. We sometimes refer to such per share cash amount in this proxy statement as the merger consideration.

Effects of the Merger (Pages 49 and 50)

If the merger is completed, you will be entitled to receive $82.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you owned, unless you have properly demanded, exercised and perfected and not withdrawn your statutory dissenter’s rights of appraisal under

Delaware law with respect to the merger. As a result of the merger, Gen-Probe will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Hologic. You will not own any shares of the surviving corporation following the merger.

Treatment of Stock Options and Other Awards (Pages 40 and 51)

Gen-Probe Stock Options.    At the effective time of the merger, each stock option representing the right to acquire shares of our common stock granted under our equity plans (other than stock options granted on or after February 8, 2012), which we refer to as stock options or options, outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a cash amount equal to the product of the total number of shares of common stock previously subject to such option multiplied by an amount equal to the excess, if any, of (a) $82.75 over (b) the exercise price per share previously subject to such option, without interest and less any applicable withholding taxes. Options where the exercise price per share is equal to or greater than the $82.75 merger consideration will be cancelled for no value.

Each stock option that was granted on or after February 8, 2012, which we refer to as 2012 options, outstanding and unexercised immediately prior to the effective time will be assumed by Hologic and will continue to have, and be subject to, the same terms and conditions applicable to such option immediately prior to the effective time, and each such option will be, or will become, exercisable for a number of shares of Hologic common stock equal to the product of (a) the number of shares of Gen-Probe common stock that would have been issuable upon exercise of such option and (b) an amount equal to the quotient obtained by dividing (x) $82.75 by (y) the average of the closing sales prices for a share of Hologic common stock on the NASDAQ Global Select Market, which we refer to as NASDAQ, for the five consecutive trading days ending on the trading day immediately prior to the effective time.

Gen-Probe Restricted Stock.    With respect to (a) each share of our common stock that is subject to restrictions on transfer and/or forfeiture granted pursuant to any of our equity plans and (b) each deferred issuance restricted stock award, which we refer to collectively as shares of restricted stock, in each case that is outstanding immediately prior to the effective time, the vesting restrictions will lapse as of the effective time, and each such share of restricted stock will be cancelled and converted into the right to receive a cash amount equal to the product of the total number of shares of restricted stock outstanding immediately prior to the effective time multiplied by $82.75, without interest and less any applicable withholding taxes. Any cash payment relating to shares of restricted stock granted pursuant to a deferred issuance restricted stock award will be paid at the time that shares would otherwise have been delivered pursuant to the terms of such award. Cash payments relating to all other shares of restricted stock will be paid following the effective time in the same manner as all other merger consideration payable with respect to shares of our common stock.

Gen-Probe Performance Shares.    Each share of our common stock that is subject to performance-based conditions granted pursuant to any of our equity plans, which we refer to as performance shares, and each performance period thereunder, that is outstanding immediately prior to the effective time will terminate immediately prior to the effective time, and 150% of the target number of performance shares subject to each such performance share award with respect to each such performance period thereunder will fully vest as of the effective time and will be converted into the right to receive a cash amount equal to the product of the number of vested performance shares (after giving effect to the accelerated vesting described above) subject to such award outstanding immediately prior to the effective time multiplied by $82.75, without interest and less any applicable withholding taxes.

Treatment of Employee Stock Purchase Plan (Page 51)

Under the merger agreement, the current offering period under Gen-Probe’s employee stock purchase plan, which we refer to as the ESPP, will end on the earlier of June 30, 2012 or the day immediately preceding the effective time of the merger; no new offering period under the ESPP may commence on or following the day immediately preceding the effective time of the merger; and the ESPP will terminate in accordance with its terms as of the effective time of the merger. In addition, only persons who were participating in the ESPP prior to April 29, 2012 will be able to continue participating in the ESPP, and no new offering period may commence under the ESPP after April 29, 2012.

The Special Meeting (Page 20)

Date, Time and Place.    The special meeting will be held on                     , 2012 at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121 at             Pacific Time.

Purpose.    You will be asked to consider and vote upon (1) the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into Gen-Probe, with Gen-Probe continuing as the surviving corporation, (2) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the meeting, (3) a non-binding proposal regarding certain merger-related executive compensation arrangements and (4) the transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 29, 2012, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were              shares of our common stock issued and outstanding and entitled to vote. A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting present in person or by proxy constitutes a quorum for the purpose of considering the proposals.

Vote Required.    The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, and the non-binding proposal regarding certain merger-related executive compensation arrangements, each require the affirmative vote of the holders of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present.

Common Stock Ownership of Directors and Executive Officers.    As of June 27, 2012, the directors and executive officers of Gen-Probe held in the aggregate approximately 0.6% of the shares of our common stock (including shares of restricted stock) entitled to vote at the special meeting. Gen-Probe expects that its directors and executive officers will vote their shares of common stock “FOR” the adoption of the merger agreement and the other proposals to be considered at the special meeting.

Recommendation of Our Board of Directors (Page 29)

After careful consideration and following the unanimous recommendation of a strategic transaction committee of our board of directors, our board of directors unanimously (i) determined that it is in the best interests of Gen-Probe and its stockholders for Gen-Probe to enter into the merger agreement, (ii) declared it advisable for Gen-Probe to enter into the merger agreement, (iii) approved the execution, delivery and performance by Gen-Probe of its obligations under the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iv) resolved to recommend that the stockholders adopt the merger agreement, and directed that such matter be submitted for consideration of the stockholders of Gen-Probe at the special meeting. The board of directors unanimously recommends that Gen-Probe’s stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

In reaching its recommendation, our board of directors consulted with Gen-Probe’s management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and the potential benefits and detriments of the merger, which are described in greater detail in “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 29 of this proxy statement. Among other factors, our board of directors believed that the following factors supported its decision to approve the proposed merger:

•	The historical market prices of Gen-Probe common stock compared to the proposed merger consideration of $82.75 per share of Gen-Probe common stock.

•	The comparability of the merger to Gen-Probe’s other alternatives.

•	The opinion of Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley.

•	The terms of the merger agreement.

•	The fact that dissenters’ appraisal rights would be available to Gen-Probe’s stockholders under Delaware law.

Our board of directors also considered potential risks or negative factors relating to the merger, including, among others, the factors which are described in greater detail in “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 29 of this proxy statement, the following:

•

The fact that the completion of the merger will preclude Gen-Probe’s stockholders from having the opportunity to participate in Gen-Probe’s future earnings and growth and the future appreciation of its capital stock that could be anticipated if its strategic plan were successfully implemented on a stand-alone basis.

•	The fact that, although the merger agreement contains a “fiduciary out,” it does not contain a “go shop” provision and no market check was conducted since the 2011 process.

•

The fact that Hologic and Merger Sub are not required to consummate the merger if, despite their reasonable best efforts and the debt commitment letter, they are unable to obtain the financing necessary for consummation of the merger.

Recent Developments (Page 28)

Following the announcement of the merger agreement by Gen-Probe and Hologic on April 30, 2012, on May 8, 2012, we announced that the FDA had cleared our automated PANTHER instrument system for use with our APTIMA Combo 2 assay, which tests for the common sexually transmitted infections Chlamydia trachomatis and Neisseria gonorrhoeae. As disclosed by the Company in connection with its first quarter 2012 earnings call, the Company had anticipated that such FDA clearance would be obtained in the first half of 2012. As a result, the expected FDA clearance was one of many factors taken into consideration by the Company’s board of directors in deciding to approve, adopt and authorize the merger agreement and the receipt of formal FDA clearance in May 2012 did not impact such decision.

Interests of Gen-Probe’s Directors and Executive Officers in the Merger (Page 40)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments and related benefits under executive employment agreements entered into between Gen-Probe and its executive officers which become payable upon a qualifying termination event, (ii) accelerated vesting of stock options, restricted stock and performance shares held by Gen-Probe’s executive officers and stock options held by Gen-Probe’s directors and (iii) bonus payments under Gen-Probe’s 2012 Executive Bonus Plan for certain of Gen-Probe’s executive officers.

The table below summarizes the potential payments and value of benefits for each of our named executive officers in connection with the merger, as required by Item 402(t) of Regulation S-K, assuming that the merger was consummated on June 27, 2012, the last practicable date prior to the filing of this proxy statement, and that each named executive officer experienced a qualifying termination of employment in connection with the merger (as discussed in more detail under “The Merger — Employment Agreements” beginning on page 42 of this proxy statement) on such date. In addition to the amounts payable for our named executive officers set forth below, four of Gen-Probe’s other executive officers would be entitled to payments and benefits for a qualifying termination event in connection with the merger totaling $11,459,267 as a group. Certain of the amounts payable may vary depending on the actual dates of the consummation of the merger and any qualifying terminations of employment.

Name	Cash ($)	Equity ($)	Perquisites/ Benefits ($)	Total ($)
Carl W. Hull . . . . . . . . . . . . . . . . . . . . . . . .	5,023,846	9,680,840	27,395	14,732,081
Herm Rosenman . . . . . . . . . . . . . . . . . . . . .	881,550	2,364,391	23,178	3,269,119
Daniel L. Kacian, Ph.D., M.D. . . . . . . . . . .	1,052,273	3,015,810	18,409	4,086,492
R. William Bowen . . . . . . . . . . . . . . . . . . .	913,299	2,788,460	27,305	3,729,064
Jorgine Ellerbrock . . . . . . . . . . . . . . . . . . . .	881,146	2,504,458	26,705	3,412,309

For a more complete description of the interests of Gen-Probe’s named executive officers and directors in the merger, see “The Merger — Interests of Gen-Probe’s Directors and Executive Officers in the Merger” beginning on page 40 of this proxy statement.

Opinion of Gen-Probe’s Financial Advisor (Page 32)

In connection with the merger, our board of directors received an opinion from Morgan Stanley, as independent financial advisor to the Company selected by our board of directors, that, as of the date of such opinion, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of Company common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated April 29, 2012, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken. Morgan Stanley’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of Company common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. In arriving at its opinion, since July 2011, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company, nor did Morgan Stanley negotiate with any parties, other than Hologic, in connection with the current acquisition of the Company.

For a more complete description, see “The Merger — Opinion of Gen-Probe’s Financial Advisor” beginning on page 32 of this proxy statement. Also see Annex B to this proxy statement.

Regulatory Approvals (Page 47)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the applicable waiting period has expired or been terminated. The initial waiting period under the HSR Act expires at 11:59 p.m. on the first business day after the 30th calendar day following the filing of the notification and report forms, unless the FTC terminates the waiting period prior to such time, or the DOJ or the FTC extends the waiting period by requesting additional information or documentation relevant to the merger. Gen-Probe and Hologic filed the notification and report forms under the HSR Act with the FTC and the DOJ on May 18, 2012, and the initial waiting period under the HSR Act expired at 11:59 p.m. on June 18, 2012.

In addition, under the merger control law of Germany, the merger may not be completed until clearance is obtained from the German Federal Cartel Office, which we refer to as the FCO. An initial waiting period of one month follows submission of the merger filing with the FCO, and the FCO can extend the waiting period to four months and itself has the authority to prohibit the merger. Hologic and Gen-Probe submitted the required merger filing with the FCO on June 14, 2012. We cannot assure you that an antitrust or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. For a more detailed discussion of the requirements regarding regulatory matters under the merger agreement, please see “The Merger — Regulatory Approvals” beginning on page 47 of this proxy statement and “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 60 of this proxy statement.

Material United States Federal Income Tax Consequences (Page 46)

The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction to U.S. holders (as defined below in “The Merger — Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46 of this proxy statement) for United States federal income tax purposes. U.S. holders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and the adjusted tax basis in their shares of our common stock. However, the tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisor for a complete analysis of the United States federal, state, local and non-United States income and other tax consequences of the merger to you. See “The Merger — Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46 of this proxy statement.

Conditions to the Merger (Page 62)

Conditions to Each Party’s Obligations.    Each party’s obligation to complete the merger is subject to the satisfaction (or written waiver, if permissible under applicable law) of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction shall be in effect which prohibits, restrains or renders illegal the consummation of the merger;

•

all applicable waiting periods (and any extensions thereof) under the HSR Act and under any similar foreign statutes and regulations applicable to the merger must have expired or terminated and applicable approvals must have been obtained (except where the failure to expire, terminate or be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Gen-Probe and Hologic, taken as a whole, or would not reasonably be expected to result in criminal liability); and

•

all consents, approvals and actions of, filings with or notices to any governmental authority required of Gen-Probe, Hologic or any of their respective subsidiaries to consummate the merger or the other transactions contemplated by the merger agreement must have been obtained, except those that would not reasonably be expected to materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement pursuant to the merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into the merger agreement in the face of such materially and adversely diminished benefits.

Conditions to Hologic’s and Merger Sub’s Obligations.    The obligations of Hologic and Merger Sub to complete the merger are subject to the satisfaction (or written waiver, if permissible under applicable law) of the following further conditions:

•	Gen-Probe must have performed in all material respects all of its obligations under the merger agreement required to be performed by it prior to the effective time of the merger;

•

the representations and warranties made by Gen-Probe regarding certain matters relating to Gen-Probe’s corporate authority to enter into the merger agreement, certain board approvals relating to the merger, Gen-Probe’s capitalization and the inapplicability of certain takeover statutes must be true in all material respects as if made at and as of the effective time of the merger (except to the extent made as of a specific date);

•

each of the representations and warranties made by Gen-Probe set forth in the merger agreement, other than those listed above, disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect on the Company,” must be true as if made at and as of the effective time of the merger (except to the extent made as of a specific date), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect on the Company” (as defined in the merger agreement, as described in “The Merger Agreement — Representations and Warranties” beginning on page 52 of this proxy statement);

•	no Material Adverse Effect on the Company must have occurred since the date of the merger agreement and be continuing;

•	appraisal rights shall not have been exercised with respect to more than ten percent (10%) of all of the issued and outstanding shares of our common stock; and

•

Gen-Probe must deliver to Hologic at closing a certificate with respect to the satisfaction of the foregoing conditions relating to its representations, warranties and covenants and the absence of any Material Adverse Effect on the Company.

Conditions to Gen-Probe’s Obligations.    The obligation of Gen-Probe to complete the merger is subject to the satisfaction (or written waiver, if permissible under applicable law) of the following further conditions:

•	each of Hologic and Merger Sub must have performed in all material respects all of its obligations under the merger agreement required to be performed by it prior to the effective time of the merger;

•

the representations and warranties made by Hologic and Merger Sub regarding certain matters relating to their corporate authority to enter into the merger agreement, certain board approvals relating to the merger, and the adoption of the merger agreement by Hologic in its capacity as sole stockholder of Merger Sub, disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect on Parent” must be true in all material respects as if made at and as of the effective time of the merger (except to the extent made as of a specific date);

•

each of the representations and warranties made by Hologic and Merger Sub set forth in the merger agreement, other than those listed above, disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect on Parent,” must be true as if made at and as of the effective time of the merger (except to the extent made as of a specific date), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect on Parent” (as defined in the merger agreement, as described in “The Merger Agreement — Representations and Warranties” beginning on page 52 of this proxy statement); and

•	Hologic must deliver to Gen-Probe at closing a certificate with respect to the satisfaction of the foregoing conditions relating to its and Merger Sub’s representations, warranties and covenants.

No Solicitation of Other Offers (Page 58)

Subject to certain exceptions, the merger agreement provides that Gen-Probe shall not, and shall cause its subsidiaries and its and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, affiliates and other representatives not to, initiate, solicit or knowingly encourage or facilitate, or take any other action designed to facilitate the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to any “company acquisition proposal” (as defined in the merger agreement; see “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” on page 59 of this proxy statement); engage in discussions or negotiations with, or furnish any non-public information relating to the Company to, any person relating to a company acquisition proposal; take any action to make any state anti-takeover statute or regulation, or any similar provision in Gen-Probe’s charter documents, inapplicable to any transaction contemplated by a company acquisition proposal; approve, recommend or enter into any arrangement with respect to a company acquisition proposal; or withhold, withdraw, qualify or modify in a manner that is adverse to Hologic, the board of director’s recommendation with respect to the merger agreement and the merger.

Ability to Change Board Recommendation (Page 59)

The merger agreement generally restricts the ability of our board of directors to withhold, withdraw, qualify or modify its recommendation that Gen-Probe’s stockholders adopt the merger agreement. However, Gen-Probe’s board of directors may, prior to Gen-Probe’s stockholders adopting the merger agreement, withhold, withdraw, qualify or modify its approval of the merger agreement in a manner adverse to Hologic (or publicly propose to do any of the foregoing) or take any action or make any statement materially inconsistent with its recommendation, which such actions we refer to as a recommendation withdrawal, under the following circumstances:

•

in response to a “superior proposal” (as defined in the merger agreement, as described in “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59 of this proxy statement), provided that our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to do so would be inconsistent with its fiduciary duties to Gen-Probe’s stockholders under applicable law; and

•

in response to an “intervening event” (as defined in the merger agreement, as described in “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59 of this proxy statement), provided that our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to do so would be inconsistent with its fiduciary duties to Gen-Probe’s stockholders under applicable law.

If our board of directors intends to effect a recommendation withdrawal in response to either a superior proposal or an intervening event, we must provide Hologic with four business days’ notice of our board of directors’ intent to effect a recommendation withdrawal and specify the reasons therefor in reasonable detail and engage in good faith negotiations with Hologic during such four business day period to amend the merger agreement in a manner that obviates the need for a recommendation withdrawal. In addition, if Gen-Probe’s board of directors intends to effect a recommendation withdrawal in response to a superior proposal, it must engage in good faith negotiations with Hologic during such four business day period to make such adjustments to the merger agreement and the financing commitments so that such superior proposal no longer constitutes a superior proposal.

Termination of the Merger Agreement (Page 64)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Gen-Probe and Hologic;

•	by either Gen-Probe or Hologic if:

•

the merger is not consummated on or before October 29, 2012, which we refer to as the outside date, except that (a) Gen-Probe or Hologic may extend the outside date to January 29, 2013 if all conditions to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), except the condition relating to the expiration or early termination of the applicable waiting periods under, and the obtaining of all applicable approvals required by, the HSR Act and any similar foreign statutes and regulations applicable to the merger, and (b) if as of October 1, 2012, the conditions relating to the Gen-Probe stockholder approval or the condition relating to the expiration or early termination of the applicable waiting periods under, and the obtaining of all applicable approvals required by, the HSR Act and any similar foreign statutes and regulations applicable to the merger have not been satisfied and, thereafter, both of such conditions are satisfied on or prior to October 29, 2012, Gen-Probe or Hologic may extend the outside date to the twentieth business day following the date upon which the last of such conditions was satisfied in order for Hologic to complete the financing required to consummate the merger (but in no event later than November 30, 2012);

•	there is a final and nonappealable law, or any governmental authority issues any order or takes any other action, that makes consummation of the merger illegal or otherwise prohibited; or

•	the Gen-Probe stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by Gen-Probe, if:

•

Hologic or Merger Sub have breached any of their representations, warranties, covenants or agreements under the merger agreement (other than the failure of Hologic to consummate the merger as a result of a failure to obtain the financing necessary to complete the merger), which breach is incapable of being cured by the outside date, or if curable, is not cured by the earlier of (i) ten business days following written notice to Hologic by Gen-Probe of such breach and (ii) the outside date; or

•

Gen-Probe’s board of directors has determined to enter into a definitive agreement providing for the implementation of a superior proposal and Gen-Probe enters into such definitive agreement and pays a termination fee of $128,000,000 to Hologic concurrently with such termination;

•	by Hologic, if:

•

Gen-Probe has breached any of its representations, warranties, covenants or agreements under the merger agreement (other than the covenant to hold the stockholders’ meeting or the covenants relating to restrictions on solicitation of company acquisition proposals), which breach is incapable of being cured by the outside date, or if curable, is not cured by the earlier of (i) ten business days following written notice to Gen-Probe by Hologic of such breach and (ii) the outside date;

•

Gen-Probe, any of its subsidiaries or any of their respective representatives has in any material respect breached its obligation to hold the stockholders’ meeting or the covenants relating to restrictions on solicitation of company acquisition proposals; or

•

Gen-Probe’s board of directors effects a recommendation withdrawal or, in the case of a company acquisition proposal made by way of a tender or exchange offer, fails to recommend that the Gen-Probe stockholders reject such tender or exchange offer within ten business days, or Gen-Probe’s board of directors fails to include its recommendation that our stockholders adopt the merger agreement in the proxy statement.

Termination Fees (Page 65)

If the merger agreement is terminated by Gen-Probe or by Hologic under the conditions described in further detail below, a termination fee in the amount of $128,000,000, which we refer to as the termination fee, may be payable by Gen-Probe to Hologic. Gen-Probe must pay the termination fee to Hologic if:

•

Gen-Probe or Hologic terminates the merger agreement because the merger has not been consummated by the outside date (other than due to Hologic’s failure to obtain the financing necessary to complete the merger) and (i) a bona fide written company acquisition proposal has been publicly announced after April 29, 2012 and not withdrawn or abandoned prior to such termination, and (ii) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, a company acquisition proposal, provided that, for these purposes, references to “15% or more” in the definition of “company acquisition proposal” are deemed references to “30% or more;”

•

Gen-Probe or Hologic terminates the merger agreement because Gen-Probe’s stockholders fail to adopt the merger agreement, and (i) a bona fide written company acquisition proposal has been publicly announced after April 29, 2012 and not withdrawn or abandoned prior to such termination, and (ii) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, a company acquisition proposal, provided that, for these purposes, references to “15% or more” in the definition of “company acquisition proposal” are deemed references to “30% or more;”

•

Gen-Probe terminates the merger agreement because Gen-Probe’s board of directors has determined to enter into a definitive agreement providing for the implementation of a superior proposal and Gen-Probe enters into such definitive agreement concurrently with such termination;

•

Hologic terminates the merger agreement because Gen-Probe willfully and materially breached its covenant to hold the stockholders’ meeting or its covenants relating to restrictions on solicitation of company acquisition proposals;

•

Hologic terminates the merger agreement because (i) the Company has either breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or materially (but not willfully) breached its obligation to hold the stockholders’ meeting or its covenants relating to restrictions on solicitation of company acquisition proposals, and (ii)(A) a bona fide written company acquisition proposal has been publicly announced after April 29, 2012 and not withdrawn or abandoned prior to such termination, and (B) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, a company acquisition proposal, provided that, for these purposes, references to “15% or more” in the definition of “company acquisition proposal” are deemed references to “30% or more;” or

•

Hologic terminates the merger agreement because (i) Gen-Probe’s board of directors effects a recommendation withdrawal or, in the case of a company acquisition proposal made by way of a tender or exchange offer, fails to recommend that the Gen-Probe stockholders reject such tender or exchange offer within ten business days, or (ii) Gen-Probe’s board of directors fails to include its recommendation that our stockholders adopt the merger agreement in the proxy statement.

The merger agreement provides that in no event will Gen-Probe be required to pay the termination fee on more than one occasion and that the termination fee will be reduced by the amount of any expenses of Hologic previously reimbursed by Gen-Probe as described below.

If the merger agreement is terminated by Gen-Probe or by Hologic under the conditions described in further detail below, a financing failure fee in the amount of $200,000,000, which we refer to as the financing failure fee, may be payable by Hologic to Gen-Probe. Hologic must pay the financing failure fee to Gen-Probe if:

•

Gen-Probe or Hologic terminates the merger agreement because the merger has not been consummated by the outside date (as it may be extended in accordance with the terms of the merger agreement), and (i) all conditions to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), and (ii) the merger has not been consummated on or prior to the outside date (as it may be extended in accordance with the terms of the merger agreement) because the proceeds of Hologic’s debt financing are not available in full pursuant to the debt commitment letter (or if financing agreements have been entered into, pursuant to such financing agreements) on the date that would otherwise be the closing date.

In addition, Gen-Probe is required to reimburse Hologic for its reasonable and documented out-of-pocket transaction-related expenses up to $20,000,000 if:

•

Gen-Probe or Hologic terminates the merger agreement because Gen-Probe’s stockholders fail to adopt the merger agreement and, prior to such termination, Gen-Probe’s board of directors has effected a recommendation withdrawal; or

•

Hologic terminates the merger agreement because Gen-Probe has either breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or materially (but not willfully) breached its obligation to hold the stockholders’ meeting or its covenants relating to restrictions on solicitation of company acquisition proposals.

In addition, Hologic is required to reimburse Gen-Probe for its reasonable and documented out-of-pocket transaction-related expenses up to $10,000,000 if:

•

Gen-Probe terminates the merger agreement because Hologic or Merger Sub have breached any of their representations, warranties, covenants or agreements under the merger agreement (other than the failure of Hologic to consummate the merger as a result of a failure to obtain the financing necessary to complete the merger).

Financing Related to the Merger (Page 48)

In connection with the merger, Hologic has entered into a debt commitment letter, dated April 29, 2012, with Goldman Sachs Bank USA, which we refer to as GS Bank, and Goldman Sachs Lending Partners LLC, which we refer to as GS Lending. Under the terms of the commitment letter, GS Bank and GS Lending have agreed to provide financing in an aggregate principal amount of up to $3.8 billion to Hologic to finance the merger, to refinance certain indebtedness, and for other general corporate purposes. Such financing is anticipated to comprise:

•	a $1 billion senior secured Tranche A term loan facility;

•	a $2 billion senior secured Tranche B term loan facility;

•	a senior secured revolving credit facility of up to $300,000,000; and

•	additional loans and/or unsecured notes of up to $500,000,000.

Per the terms of the commitment letter, GS Bank and GS Lending reserve the right to syndicate the facilities to other lenders. Also, the allocation of the up to $3.8 billion aggregate financing commitment among these facilities is subject to adjustment, including in response to prevailing market conditions. Funding is contingent on the satisfaction of certain conditions precedent that are set forth in the commitment letter, the execution and delivery of appropriate definitive loan documents relating to the facilities, and there not having occurred, since December 31, 2011, an acquired business material adverse effect (as defined in the commitment letter).

GS Bank’s and GS Lending’s commitments and agreement under the commitment letter terminate upon the first to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement (or public announcement by Hologic thereof), and (iii) October 29, 2012 or, subject to certain provisions of the commitment letter, a later date (but not later than January 29, 2013).

Appraisal Rights (Page 72)

Under Delaware law, holders of our common stock who follow certain specified procedures and who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, the text of which can be found in Annex C of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your ability to seek and obtain appraisal rights.

Market Price of Common Stock (Page 69)

The closing sale price of our common stock on NASDAQ on April 27, 2012, the last trading day prior to the announcement of the merger, was $68.72. On                     , 2012, the last trading day before the date of this proxy statement, the closing sale price of our common stock on NASDAQ was $        .

Fees and Expenses (Page 61)

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense. However, if the merger agreement is terminated under certain circumstances described in more detail under the caption “The Merger Agreement — Termination Fees” beginning on page 65 of this proxy statement, Gen-Probe may be required to reimburse Hologic for its reasonable and documented out-of-pocket transaction-related expenses up to $20,000,000, or Hologic may be required to reimburse Gen-Probe for its reasonable and documented out-of-pocket transaction-related expenses up to $10,000,000.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Gen-Probe stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. See “Where You Can Find More Information” beginning on page 76.

Q:	What am I being asked to vote on?

A:

You are being asked to adopt a merger agreement that provides for the acquisition of Gen-Probe by Hologic. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a direct wholly owned subsidiary of Hologic, will merge with and into Gen-Probe. Gen-Probe will be the surviving corporation in the merger and will become a wholly owned subsidiary of Hologic. You are also being asked to vote to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Finally, you are being asked to vote on a non-binding proposal regarding certain merger-related executive compensation arrangements. This proxy statement contains important information about the proposed acquisition and the special meeting of stockholders and you should read this proxy statement carefully and in its entirety.

Q:	What will I receive in the merger?

A:

Upon completion of the merger, you will be entitled to receive $82.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, unless you have perfected your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock at the effective time of the merger, you will receive $8,275 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of stock of Gen-Probe or the surviving corporation following the merger.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Gen-Probe will be held on , 2012, at our corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121 at Pacific Time.

Q:	Who is entitled to vote at the special meeting?

A:

Only stockholders of Gen-Probe as of the close of business on June 29, 2012, the record date for the special meeting, are entitled to receive notice of the special meeting and to vote the shares of Gen-Probe common stock that they held at that time at the special meeting, or at any adjournment or postponement of the special meeting.

Q:	Who is entitled to attend the special meeting?

A:

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of our common stock as of the record date. All stockholders should also bring photo identification.

Q:	What vote is required for Gen-Probe’s stockholders to adopt the merger agreement?

A:

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As of the close of business on June 29, 2012, the record date for the special meeting, there were              shares of Gen-Probe common stock (including restricted stock) issued and outstanding.

Q:

What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and with respect to the non-binding proposal regarding certain merger-related executive compensation arrangements?

A:

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the non-binding proposal regarding certain merger-related executive compensation arrangements each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on this particular proposal at the special meeting, assuming a quorum is present.

Q:	How does Gen-Probe’s board of directors recommend that I vote?

A:

Following the unanimous recommendation of a strategic transaction committee of Gen-Probe’s board of directors, the board of directors, after careful consideration of a variety of factors described in this proxy statement, unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements. You should read “The Merger — Reasons for the Merger; Recommendation of our Board of Directors” beginning on page 29 of this proxy statement for a discussion of the factors that the board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What happens if the merger is not consummated?

A:

If the merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Gen-Probe will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Gen-Probe may be required to pay Hologic the termination fee or reimburse Hologic for its transaction-related expenses, each described in greater detail under the caption “The Merger Agreement — Termination Fees” beginning on page 65 of this proxy statement. Additionally, under specified circumstances, Hologic may be required to pay Gen-Probe a financing failure fee or reimburse Gen-Probe for its transaction-related expenses, each as described in greater detail under the caption “The Merger Agreement — Termination Fees” beginning in page 65 of this proxy statement.

Q:	What do I need to do now?

A:

We urge you to carefully read this proxy statement in its entirety, including its annexes, and to consider how the merger affects you. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to vote via the Internet. You can also attend the special meeting and vote in person. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL RECEIVE DETAILED INSTRUCTIONS CONCERNING EXCHANGE OF YOUR STOCK CERTIFICATES IF THE MERGER IS CONSUMMATED.

Q:	How do I vote?

A:	You may vote by:

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card;

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	attending the special meeting and voting in person; or

•	if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements. If you do not return your signed and dated proxy card, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement, but will not have an effect on the other proposals at the special meeting, so long as a quorum is otherwise present.

Q:	How can I change or revoke my vote?

A:	You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Corporate Secretary, at 10210 Genetic Center Drive, San Diego, California 92121;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	by re-voting by telephone or the Internet (only your latest telephone or Internet vote will be counted); or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting and the non-binding proposal regarding certain merger-related executive compensation arrangements, so long as a quorum is otherwise present.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:

If you also hold shares directly as a record holder, in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	What is a quorum?

A:

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $82.75 per share in cash to be received by our stockholders in the merger. In order to receive the $82.75 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:

Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. In order to perfect appraisal rights, you must follow exactly the procedures specified under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 72 of this proxy statement and Annex C to this proxy statement.

Q:	Will the merger be taxable to me?

A:

The receipt of cash in exchange for your shares of common stock pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined below in “The Merger — Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46 of this proxy statement) for United States federal income tax purposes. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received by that stockholder in the merger and that holder’s adjusted tax basis in the shares of common stock exchanged for cash in the merger. For further information on the material tax consequences of the merger, see “The Merger — Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 46 of this proxy statement. Because individual circumstances may differ, we recommend that you consult your tax advisor to determine the particular United States federal, state, local and non-United States income and other tax consequences of the merger to you.

Q:	When is the merger expected to be completed?

A:

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second half of 2012, subject to the satisfaction or waiver of all closing conditions. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Effective Time” and “The Merger Agreement — Conditions to the Merger” beginning on pages 49 and 62 of this proxy statement, respectively.

Q:	Will a proxy solicitor be used?

A:

Yes. Gen-Probe has engaged MacKenzie Partners, Inc., which we refer to as MacKenzie Partners, to assist in the solicitation of proxies for the special meeting and Gen-Probe estimates it will pay MacKenzie Partners a fee of approximately $75,000. Gen-Probe has also agreed to reimburse MacKenzie Partners for reasonable and documented out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners against certain losses, costs and expenses.

Q:	Who can help answer any other questions that I have?

A:

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call MacKenzie Partners, our proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Reasons for the Merger; Recommendation of Our Board of Directors,” “Opinion of Gen-Probe’s Financial Advisor,” “Prospective Financial Information,” “Regulatory Approvals,” and “Litigation Related to the Merger.”

Forward-looking statements are based on certain assumptions and expectations of future events. Gen-Probe cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the Securities and Exchange Commission, which we refer to as the SEC, by Gen-Probe, particularly under the heading “Risk Factors” in Part I, Item 1A of Gen-Probe’s Annual Report on Form 10-K for the year ended December 31, 2011, in Part II, Item 1A of Gen-Probe’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and subsequent filings with the SEC, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

•

the acceptance of our products by clinical diagnostic customers in the marketplace, particularly with respect to our recently launched products such as our APTIMA Trichomonas Assay, APTIMA HPV Assay, PROGENSA PCA3 Assay and our PANTHER instrument system;

•	our ability to obtain regulatory approvals to sell products in our development pipeline, including the addition of future assays to run on our PANTHER instrument;

•	scientific or regulatory setbacks with respect to research programs, clinical trials, manufacturing activities and/or our existing products;

•	the timing and unpredictability of regulatory approvals;

•	unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

•	a finding that our patents are invalid or unenforceable;

•	the loss of key management or scientific personnel;

•	the activities of our competitors in the industry;

•

our ability to successfully integrate technologies, products and businesses we acquire and realize the expected benefits from those acquisitions, including our recent acquisitions of Tepnel Life Sciences plc, Genetic Testing Institute, Inc. and Prodesse, Inc.;

•	adverse decisions of government entities and third-party payers regarding reimbursement for our products;

•	market conditions generally or in the diagnostic products industry that make raising capital or consummating acquisitions difficult, expensive or both;

•	the effect of volatility of currency exchange rates;

•	enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests;

•	pending, threatened or future legal proceedings, including legal proceedings that have been or may be instituted against Gen-Probe and others relating to the merger agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effect of the announcement of the merger on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	the failure of our stockholders to approve the merger;

•

the timing (including possible delays) and receipt of regulatory approvals from various governmental authorities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authorities may deny approvals related to the merger;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	risks that the proposed transaction disrupts current business plans and operations and the potential difficulties in attracting and retaining employees as a result of the merger; and

•	the timing of the completion of the merger and the impact of the merger on our indebtedness, capital resources, cash requirements, profitability, management resources and liquidity.

Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE PARTIES TO THE MERGER

Gen-Probe

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, California 92121

(858) 410-8000

Gen-Probe Incorporated (NASDAQ: GPRO) is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe’s molecular diagnostic products are designed to detect diseases more rapidly and/or accurately than older tests, and are among the fastest-growing categories of the in vitro diagnostics industry. Gen-Probe markets a broad portfolio of nucleic acid tests to detect infectious microorganisms, including those causing sexually transmitted diseases, or STDs, tuberculosis, strep throat, and other infections. Gen-Probe’s leading clinical diagnostics products include its APTIMA family of assays that are used to detect the common STDs chlamydia and gonorrhea, certain high-risk strains of the human papillomavirus, or HPV, and Trichomonas vaginalis, the parasite that causes trichomoniasis. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people.

Hologic

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

(781) 999-7300

Hologic, Inc. (NASDAQ: HOLX) is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast magnetic resonance imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including reagents for a variety of DNA and RNA analysis applications. With centers of operation in North America, Europe, Central America, Australia and Asia, Hologic employs approximately 5,000 people.

Merger Sub

Gold Acquisition Corp.

c/o Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

(781) 999-7300

Gold Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Hologic, was formed exclusively for the purpose of effecting the merger.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on                     , 2012 at Gen-Probe’s corporate headquarters, located at 10210 Genetic Center Drive, San Diego, California 92121 at             Pacific Time or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the merger agreement, to consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting, to consider and vote upon a non-binding proposal regarding certain merger-related executive compensation arrangements, and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                      , 2012.

Record Date and Quorum

Gen-Probe’s board of directors has specified June 29, 2012, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were             shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Securities Held by Directors and Executive Officers

As of June 27, 2012, the directors and executive officers of Gen-Probe held and were entitled to vote, in the aggregate, 265,508 shares of our common stock (including restricted stock), representing approximately 0.6% of the outstanding common stock. Gen-Probe expects that its directors and executive officers will vote all of their shares of common stock “FOR” the adoption of the merger agreement and the other proposals to be considered at the special meeting.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements, and in accordance with the best judgment of the individuals named in the enclosed proxy card on any other matters properly brought before the special meeting for a vote.

Banks or brokerage firms who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement. Therefore, absent specific instructions from the beneficial owner of the shares, banks or brokerage firms are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). If your shares of Gen-Probe common stock are held in street name by a bank or brokerage firm, you must obtain a legal proxy from such bank or brokerage firm in order to vote in person at the special meeting. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Corporate Secretary, at 10210 Genetic Center Drive, San Diego, California 92121;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	by re-voting by telephone or the Internet (only your latest telephone or Internet vote will be counted); or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements of the Special Meeting

Although it is not currently expected, the special meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the merger agreement at the time of such adjournment or postponement. Our Amended and Restated Bylaws provide that any adjournment may be made without prior notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by us prior to             , Pacific Time, on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the merger agreement at the time of such adjournment. Whether or not a quorum exists, holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. The merger agreement provides that the special meeting cannot be adjourned or postponed for more than thirty calendar days without the prior written consent of Hologic.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Gen-Probe on behalf of its board of directors. In addition, we have retained MacKenzie Partners to assist in the solicitation of proxies. We will pay MacKenzie Partners a fee of approximately $75,000 and reasonable and documented out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie Partners against any losses arising out of that firm’s proxy soliciting services conducted on our behalf.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, our proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500).

THE MERGER

The Proposal to Adopt the Merger Agreement

On April 29, 2012, Gen-Probe, Hologic and Merger Sub entered into the merger agreement. Following the unanimous recommendation of a strategic transaction committee of Gen-Probe’s board of directors, Gen-Probe’s board of directors has unanimously determined that it is in the best interests of Gen-Probe and its stockholders, and has declared it advisable, for Gen-Probe to enter into the merger agreement, and has unanimously approved the execution, delivery and performance by Gen-Probe of its obligations thereunder and the consummation of the transactions contemplated thereby, including the merger.

Gen-Probe stockholders will be asked to consider and vote on a proposal at the special meeting to adopt the merger agreement pursuant to the requirements of Delaware law.

Vote Required for Adoption of the Merger Agreement

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote against the proposal to adopt the merger agreement. For the reasons described below, our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Gen-Probe before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 72 of this proxy statement and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Background of the Merger

In pursuing the objective of enhancing stockholder value, our board of directors from time to time has considered opportunities for a variety of transactions, including potential acquisitions, sales, business combinations and other potential transactions with strategic parties and financial sponsors.

During the period 2007 through October 2010, the Company had several discussions with representatives of a strategic party, which we refer to in this proxy statement as Party A, regarding a potential business combination. None of these contacts proceeded beyond preliminary discussions. On November 23, 2010, Party A submitted to Carl W. Hull, then our president and chief executive officer and now our chairman and chief executive officer, an unsolicited non-binding expression of interest to acquire Gen-Probe for $61.00 per share, composed of sixty percent (60%) cash and forty percent (40%) Party A shares. The closing price of the Company’s shares on NASDAQ on such date was $51.37. Following discussions between the Company and Party A, and meetings of advisors and a strategic transaction committee of Gen-Probe’s board of directors, comprised of Mr. Hull, Patrick J. Sullivan, John C. Martin, Ph.D. and Henry L. Nordhoff, then our chairman, which committee was formed to evaluate strategic alternatives available to Gen-Probe, including the expression of interest submitted by Party A, and which we refer to in this proxy statement as the strategic transaction committee, on February 28, 2011, Party A submitted to Mr. Hull a revised non-binding expression of interest to acquire Gen-Probe at a price between $68.00 and $74.00 per share, composed of sixty percent (60%) cash and forty percent (40%) Party A shares. The closing price of the Company’s shares on NASDAQ on such date was $62.88. Party A’s non-binding expression of interest represented a premium of between 8.1% and 17.7% over such closing price.

In response to the February 28, 2011 expression of interest from Party A, on March 9, 2011 our board of directors authorized management to conduct a process for the review of the Company’s strategic alternatives. Our board of directors also authorized Morgan Stanley, as the Company’s financial advisor, to make confidential contacts with selected parties to solicit interest in possibly acquiring the Company. On March 14 and 15, 2011, Morgan Stanley contacted seven strategic parties to inquire about their possible interest, which we refer to in this proxy statement as Party B, Party C, Party D, Party E, Party F, Party G and Party H. During the period March 22 to April 4, 2011, Party F, Party G and Party H expressed no interest. Party B, Party C, Party D and Party E expressed interest in a possible transaction and signed confidentiality agreements with the Company in order to facilitate further discussion regarding a potential transaction and to allow for the exchange of non-public information.

In early April 2011, the Company and its financial advisor received unsolicited contacts from six strategic parties and one financial sponsor with respect to a possible transaction. Following discussions, during the period April 11 to April 15, 2011, two of these parties, which we refer to in this proxy statement as Party I and Party J, signed confidentiality agreements with the Company.

Between April 5, 2011 and April 21, 2011, the Company’s management team held in-person meetings with representatives of each of Party A, Party B, Party C, Party D, Party E, Party I and Party J, which had expressed interest in discussing a potential transaction. Each of the seven interested parties was a strategic party.

On April 28, 2011, Bloomberg reported that Gen-Probe was rumored to be seeking a buyer and to have hired Morgan Stanley as its financial advisor. Following publication of that article and subsequent press reports, the Company’s share price jumped from $69.78 to $79.61 per share from market open to market close on that date.

Between April 28 and May 2, 2011, representatives of several of the interested parties called to express concerns about the Bloomberg article and subsequent press reports and their effect on the confidentiality of the process and Gen-Probe’s share price. In this same period, Party A, Party B, Party E and Party I informed Gen-Probe that they would not participate further in the process. Each of these parties had previously attended confidential, in-person meetings with Gen-Probe’s management team and had engaged in initial due diligence.

Between May 2 and May 9, 2011, Party J, Party C and Party D submitted preliminary indications of interest to acquire Gen-Probe, in addition to the written indication of interest dated February 28, 2011 from Party A.

On May 2, 2011, Party J submitted a preliminary indication of interest to acquire Gen-Probe on an all-cash basis at a price of $80.00 per share. Party J’s preliminary indication of interest represented a discount of 4.7% to the closing price of the Company’s common stock on NASDAQ of $83.95 on such date.

On May 2, 2011, Party C submitted a preliminary indication of interest to acquire Gen-Probe on an all-cash basis at a price between $79.00 and $81.00 per share. Party C’s preliminary indication of interest represented, at $79.00 per share, a discount of 5.9% and, at $81.00 per share, a discount of 3.5%, to the closing price of the Company’s common stock on NASDAQ of $83.95 on such date.

On May 9, 2011, Party D submitted a preliminary indication of interest to acquire Gen-Probe on an all-cash basis at a price between $75.00 and $85.00 per share. Party D’s preliminary indication of interest represented, at $75.00 per share, a discount of 9.2% to, and, at $85.00 per share, a premium of 2.9% over, the closing price of the Company’s common stock on NASDAQ of $82.58 on such date. Party D’s preliminary indication of interest was subject to completion of satisfactory due diligence, obtaining approvals of the requisite corporate bodies, and execution of mutually acceptable definitive transaction documents.

Following submission of their respective preliminary indications of interest, Party J, Party C and Party D continued to conduct due diligence with respect to the Company, including through an electronic data room.

On May 18, 2011, The Wall Street Journal reported that Gen-Probe was rumored to be seeking a buyer and identified several potential bidders in the process.

During the week of May 30, 2011, representatives of Party J and Party C informed the Company that they would not pursue a transaction.

On June 1, 2011, Party D submitted a letter updating its progress with respect to its evaluation of the Company and stating that Party D would not be in a position to clarify its May 9, 2011 value range until its next board of directors meeting, which was scheduled for early July 2011. The June 1, 2011 letter indicated that Party D had completed substantially all of its due diligence, but its offer remained subject to a review of certain confirmatory items reserved for the final phase of the process as well as approval by Party D’s board of directors. Following receipt of such communication, representatives of Morgan Stanley contacted representatives of Party C to encourage the submission of a bid. After deliberations, Party C declined to make an offer.

On June 6, 2011, representatives of Morgan Stanley contacted representatives of Party D to indicate on behalf of the Company that the due diligence process would not continue unless and until Party D provided more clarity on its offer price. During that conversation, representatives of Party D would not provide any additional information concerning pricing and refused to confirm whether Party D was still in the $75.00-$85.00 per share range indicated in their May 9, 2011 proposal.

On June 7, 2011, The Wall Street Journal again reported that Gen-Probe was rumored to be seeking a buyer.

Following Party D’s board meeting in early July 2011, representatives of Party D informed the Company that, after deliberations, Party D’s board of directors had declined to submit a proposal to acquire Gen-Probe. Party D’s representatives informed the Company that the decision was based on the Party D board of directors’ consideration of issues of strategic fit and valuation, as well as Party D’s continuing integration of a prior acquisition.

During the period of March to July 2011, our board of directors and the strategic transaction committee met regularly, and in consultation with its financial and legal advisors, reviewed the status of communications with interested parties.

From July 2011 to March 2012, the Company continued with its stand-alone business plan while periodically considering other strategic options to maximize stockholder value apart from a sale of the company, including the possible purchase of Novartis Vaccines and Diagnostics, Inc.’s interest in the parties’ collaboration for the manufacture and sale of tests for use in blood screening, as well as strategic alternatives for the Company’s oncology diagnostics business. The Company had preliminary conversations with the relevant counterparties with respect to each of these alternatives, but none of these counterparties believed that such a transaction was feasible at the time. None of the other strategic options that were considered by the Company’s board of directors during the period from July 2011 to March 2012 presented a more attractive alternative to continuing to operate the Company independently.

On September 13, 2011, at Mr. Hull’s invitation, Mr. Hull met with Robert A. Cascella, President and Chief Executive Officer of Hologic. During the meeting, Mr. Hull expressed Gen-Probe’s interest in obtaining access to Hologic’s diagnostic products and/or diagnostic distribution channels and discussed the benefits to be obtained by both parties from such a relationship.

On March 7, 2012, at Mr. Cascella’s invitation, Mr. Hull and Mr. Cascella met for dinner. Mr. Cascella informed Mr. Hull that Hologic was interested in acquiring Gen-Probe for $80.00-$85.00 per share in cash. Mr. Cascella further stated that Hologic was represented by Goldman Sachs & Co., which we refer to as Goldman Sachs, and was confident based on discussions with Goldman Sachs that Hologic would have committed financing in the event of a transaction. In the course of this meeting, Mr. Cascella referred to the extensive publicity surrounding the Company’s process of considering strategic alternatives during 2011. Mr. Cascella stated that Hologic would not be able to participate in further discussions with the Company should similar publicity occur in connection with Hologic’s current proposal.

On March 8, 2012, Mr. Hull informed Dr. Martin and Mr. Sullivan, the other members of the strategic transaction committee of our board of directors as of that date, of the communication from Mr. Cascella. Mr. Hull also advised Armin Kessler, the Company’s Lead Independent Director, of the communication. All agreed that Mr. Hull should request that Hologic put its proposal in writing.

On March 9, 2012, Mr. Hull informed a representative of Morgan Stanley of the communication from Hologic.

On March 16, 2012, Mr. Hull, Mr. Tardif, Gen-Probe’s Senior Vice President, Corporate Development & Marketing, and representatives of Morgan Stanley held a telephone call to discuss Hologic’s ability to finance the transaction and to formulate a response to Hologic’s proposal.

On March 18, 2012, Mr. Hull, following his discussions with the other members of the strategic transaction committee and Morgan Stanley, called Mr. Cascella and requested that Hologic confirm its proposal and its representations regarding financing in writing.

On March 28, 2012, Mr. Cascella delivered to Mr. Hull, in his capacity as the chairman of our board of directors, a non-binding written proposal to acquire Gen-Probe for $80.00 per share in cash, which we refer to in this proxy statement as the March 28 Hologic Proposal. This proposal was conditioned on confirmatory due diligence and the negotiation of definitive acquisition agreements and requested a prompt response. The letter also included a “highly confident” letter from Goldman Sachs relating to the ability of Hologic to finance such a transaction.

On March 30, 2012, after consulting with the other members of the strategic transaction committee and our financial advisor, Mr. Hull called Mr. Cascella and discussed the terms of the March 28 Hologic Proposal. During the conversation, Mr. Hull requested that Hologic revise the letter to increase the price to at least the $80.00 to $85.00 per share range that Mr. Cascella had proposed at the March 7, 2012 meeting. Mr. Hull further indicated that he expected Hologic would offer a price at or above the high end of its range following completion of its due diligence activities.

Later that day, Mr. Cascella delivered to Mr. Hull a revised non-binding written proposal to acquire Gen-Probe for $80.00 to $85.00 per share in cash, which we refer to in this proxy statement as the March 30 Hologic Proposal. The proposal was subject to satisfactory completion of due diligence and the negotiation and execution of definitive acquisition agreements. The proposal contemplated that, with cooperation from both sides in connection with due diligence and negotiation of the merger agreement, the parties would be able to enter into a definitive agreement within 45 days of March 30, 2012.

On April 3, 2012, the strategic transaction committee conducted a telephonic meeting with representatives of Morgan Stanley, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to in this proxy statement as Skadden, Arps, and Cooley LLP, which we refer to in this proxy statement as Cooley, to consider the March 30 Hologic Proposal.

On April 5, 2012, Gen-Probe’s board of directors conducted a telephonic meeting with representatives of its financial and legal advisors, to consider the March 30 Hologic Proposal. During the telephonic meeting, Morgan Stanley reviewed and analyzed the financial terms of the March 30 Hologic Proposal and discussed the terms of the proposal with the board of directors. Management also reviewed Gen-Probe’s long-range stand-alone business plan. Additionally, Gen-Probe’s management and legal and financial advisors responded to questions relating to the March 30 Hologic Proposal, including the financing terms. Representatives of Skadden, Arps also reviewed with our board of directors the fiduciary duties of our board of directors.

During that meeting, Mr. Hull also informed our board of directors that Mr. Cascella had raised the possibility of Mr. Hull continuing to lead Gen-Probe’s businesses following an acquisition by Hologic. Mr. Hull had responded that he would not engage in any discussions with Hologic regarding future employment, if any, until after the parties were to come to terms and a definitive merger agreement, if any, was executed.

At the conclusion of that meeting, our board of directors, without determining to accept the March 30 Hologic Proposal, authorized management to explore the terms and conditions of a potential transaction between Gen-Probe and Hologic. Our board of directors also considered whether the Company should solicit additional indications of interest from third parties. After discussion with its legal and financial advisors and consideration of the Company’s 2011 process for the review of strategic alternatives, our board of directors concluded that it was preferable to negotiate on a confidential basis with a single potential acquiror. In considering this issue, our board of directors discussed, among other things, the strategic process undertaken by the Company in 2011, including the initial indications of interest from the participants in the process, the publicity in connection with the process, and the final outcome of the process. Following discussion, our board of directors concluded that the 2011 process involved all of the parties that were likely to be interested in acquiring the Company, and that the process had disclosed those parties’ proposed valuations of the Company.

On April 6, 2012, Gen-Probe and Hologic executed a confidentiality agreement in order to facilitate further discussion regarding a potential transaction and to allow for the exchange of non-public information and permit Hologic to conduct financial and legal due diligence in connection with a potential transaction.

On April 7, 2012, pursuant to the April 6 confidentiality agreement, Gen-Probe provided Hologic and its representatives access to an electronic dataroom containing certain diligence information relating to Gen-Probe.

On April 18 and April 19, 2012, Gen-Probe management, including Mr. Hull, and representatives of Morgan Stanley met in person with representatives of Hologic and its advisors at the offices of Gen-Probe’s legal advisors. During the meeting, Gen-Probe management provided an overview of Gen-Probe’s businesses and other due diligence information to Hologic and its advisors.

Following those meetings, representatives of Gen-Probe management directed Skadden, Arps to prepare a draft merger agreement to be provided to Brown Rudnick LLP, which we refer to in this proxy statement as Brown Rudnick, Hologic’s outside legal advisor.

On April 20, 2012, Mr. Hull met with Mr. Cascella and Mr. Tardif met with Mr. Umbel, Hologic’s Senior Vice President, Business Development, at Gen-Probe’s offices in San Diego to continue due diligence discussions and discuss the terms of a potential transaction.

On April 20 and April 21, 2012, Skadden, Arps prepared a draft merger agreement and reviewed that draft with representatives of Gen-Probe’s management.

On April 21, 2012, Skadden, Arps delivered a preliminary draft of a merger agreement and accompanying disclosure schedules to Brown Rudnick.

On April 22, 2012, Brown Rudnick delivered its own draft of a merger agreement to Skadden, Arps.

From April 22 to April 24, 2012, representatives of Skadden, Arps reviewed the merger agreement drafts with Gen-Probe’s management and prepared a response to Brown Rudnick’s draft merger agreement.

On April 23, 2012, Gen-Probe’s board of directors held a telephonic meeting with representatives of its financial and legal advisors to further consider a proposed transaction with Hologic. At the meeting, representatives from Morgan Stanley reviewed with the board of directors their discussions with Hologic’s financial advisors, including the status of Goldman Sachs’ diligence, the potential timeline for a transaction, financing for a potential transaction and other matters. Skadden, Arps reviewed with the board of directors the directors’ fiduciary duties in the context of evaluating a potential transaction with Hologic. During these discussions, members of the board of directors asked questions of management and the representatives of Skadden, Arps and Morgan Stanley. The board of directors also discussed again whether to solicit additional indications of interest from third parties and again determined to negotiate exclusively with Hologic.

Following the board of directors meeting, representatives of Gen-Probe management directed Skadden, Arps to prepare and deliver a markup of the merger agreement sent by Brown Rudnick based on, among other things, the board’s discussions with Skadden, Arps and Morgan Stanley regarding the draft of the merger agreement.

Later that day, Mr. Cascella telephoned Mr. Hull. In the telephone conversation, Mr. Cascella stated Hologic was not able to offer a price at the top end of its $80.00 to $85.00 per share range, and that he believed he could obtain approval by Hologic’s board of directors for an offer of $82.50 per share. Mr. Cascella requested Mr. Hull’s agreement to recommend an offer of $82.50 per share to Gen-Probe’s board of directors.

On April 24, 2012, Mr. Hull telephoned Mr. Cascella. Mr. Hull stated that he had been consistent in indicating that Hologic would need to offer a price at or above the high end of Hologic’s stated range of $80.00 to $85.00 per share. Mr. Hull suggested Mr. Cascella reconsider the $82.50 per share price. Mr. Cascella agreed to further consider an increase in the offer price.

Later that day, Mr. Cascella telephoned Mr. Hull. Mr. Cascella and Mr. Hull discussed the possible acquisition prices that might be acceptable to the boards of directors of both companies. Mr. Hull sought a price above the $82.50 per share Mr. Cascella had previously indicated. After significant discussion, Mr. Hull indicated he would be prepared to recommend a transaction valued at $84.00 per share. Mr. Cascella indicated he would give further consideration to whether Hologic might be able to offer $83.00 per share.

In subsequent discussions that same day, Mr. Hull reiterated that he would support a transaction at $84.00 per share. Mr. Cascella reported that he would need to meet with Hologic’s board of directors to discuss whether Hologic would approve an offer of $83.00 per share. Both agreed that the final price would be negotiated as part of the overall terms of the transaction, and Mr. Hull identified the major open deal issues other than price that were important to Gen-Probe, including deal certainty points and the size of termination fees.

During this period, Mr. Hull regularly consulted with the members of the strategic transaction committee and the board of directors’ legal and financial advisors regarding the status of his discussions with Mr. Cascella, including regarding the terms being discussed.

On April 25, 2012, representatives of Gen-Probe’s management and Gen-Probe’s financial and legal advisors had a telephone conversation with representatives of Hologic’s management and Hologic’s financial and legal advisors to discuss the open deal terms and key transaction issues as reflected by the most recent drafts of the merger agreement.

Also on April 25, 2012, Gen-Probe’s strategic transaction committee held a telephonic meeting with representatives of Gen-Probe’s financial and legal advisors to further consider a proposed transaction with Hologic. Mr. Hull reported that Hologic’s chief executive officer had stated that Hologic’s current offer on price was $82.50 per share. Mr. Hull also stated that he had discussed with Mr. Cascella key open deal terms other than price. At the meeting, representatives of Morgan Stanley also reported on the status of discussions with Hologic and the proposed structure of Hologic’s financing arrangements. Representatives of Skadden, Arps reported details on the parties’ respective positions on key transaction issues as reflected by the most recent drafts of the merger agreement. During these discussions, members of the strategic transaction committee asked questions of its legal and financial advisors. Later that day, Skadden, Arps delivered a revised draft of a merger agreement and accompanying disclosure schedules to Brown Rudnick.

On April 27, 2012, Hologic provided to Gen-Probe and its legal and financial advisors draft commitment papers from Goldman Sachs.

On April 27, 2012, Gen-Probe’s board of directors, with representatives of its financial and legal advisors, held a telephonic meeting to further consider a proposed transaction with Hologic. Representatives of Morgan Stanley reviewed and analyzed the financial terms of the Hologic proposal, assuming a price range of $80.00 to $85.00 per share and discussed the terms of the proposal with the board of directors. Consistent with prior discussions, the board of directors also considered whether the Company should solicit additional expressions of interest from third parties. After discussion with its legal and financial advisors and after renewed consideration of the factors related to the 2011 process that the board of directors had discussed at its April 5, 2012 meeting, the board of directors again concluded not to contact additional third parties at this time.

Mr. Hull reminded Gen-Probe’s board of directors that he had informed the board at its April 5 meeting that Mr. Cascella had raised the possibility of Mr. Hull continuing to lead Gen-Probe’s businesses following an acquisition by Hologic. Mr. Hull informed the board of directors that since that time, and consistent with his prior discussions with our board of directors, he had not engaged in any discussions with Hologic regarding future employment and would not entertain such discussions unless and until a definitive merger agreement was executed.

At the conclusion of the meeting, Gen-Probe’s board of directors authorized management to continue negotiations toward the final terms and conditions of a potential transaction with Hologic.

Also on April 27, 2012, Brown Rudnick delivered a revised draft of the merger agreement to Skadden, Arps. Over the next two days, Gen-Probe, Hologic and their respective representatives continued to negotiate acceptable transaction documents, including, without limitation, provisions in the merger agreement relating to the scope of covenants and conditions relating to deal certainty, the amount of the termination fee and reverse termination fee, and the terms under which Gen-Probe would be permitted to respond to certain unsolicited alternative proposals, and the terms and conditions of Goldman Sachs’ commitment papers. Also during this period, Hologic and its advisors continued to conduct their due diligence review with respect to Gen-Probe.

On April 28, 2012, representatives of Gen-Probe and its advisors met in person to continue negotiations with Hologic and its advisors in order to finalize the terms of the proposed transaction and to negotiate acceptable final transaction documents. As agreement was reached on other deal terms and Hologic made certain concessions, including agreement to certain covenants relating to deal certainty, Hologic stated that its firm offer on price was $82.50 per share. At Gen-Probe’s request, Hologic also agreed to allow Gen-Probe to release any party which had a continuing standstill obligation from such obligation to the extent that such party requested such a release in order to make an acquisition proposal for Gen-Probe.

In the course of subsequent negotiations during the day, Mr. Cascella and Mr. Hull agreed that they would recommend to their respective boards of directors a transaction at a price of $82.75 per share.

Later that day, Skadden, Arps delivered a revised draft merger agreement to Brown Rudnick reflecting the day’s discussions and Gen-Probe’s positions on open issues, including the $82.75 price per share. Thereafter, Gen-Probe, Hologic and their respective legal and financial advisors continued to negotiate and finalize the terms of the merger agreement and financing commitment papers.

On April 29, 2012, the strategic transaction committee held a telephonic meeting with representatives of Gen-Probe’s board of directors’ legal and financial advisors, to further discuss a proposed transaction with Hologic. At the meeting, representatives of Morgan Stanley reviewed the financial terms of the Hologic proposal, including the terms of Hologic’s financing commitment papers. Representatives of Skadden, Arps reviewed with the strategic transaction committee the proposed terms of the merger pursuant to the merger agreement. Following a discussion among the board members and the board of directors’ financial and legal advisors, including a discussion of various benefits and risks of entering into the merger agreement, the strategic transaction committee unanimously recommended to Gen-Probe’s board of directors that it determine that it is in the best interests of Gen-Probe and its stockholders, and declare it advisable, to enter into the merger agreement, and that it approve the execution, delivery and performance by Gen-Probe of its obligations under the merger agreement.

Also on April 29, 2012, Gen-Probe’s board of directors held a telephonic meeting with representatives of its financial and legal advisors, to further consider a proposed transaction with Hologic.

At the meeting, representatives of Skadden, Arps reviewed the directors’ fiduciary duties and then described the terms of the proposed merger agreement with Hologic. Among other things, our board of directors discussed with its legal and financial advisors the “no shop” provision in the merger agreement. After such discussion, our board of directors concluded the “no shop” provision was acceptable because, among other things, the 2011 process had involved all of the parties that were likely to be interested in acquiring the Company and that the process had disclosed those parties’ proposed valuations of the Company. Representatives of Morgan Stanley reviewed the financial terms of the Hologic proposal, including the terms of Hologic’s financing commitment papers. Morgan Stanley then delivered to our board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of April 29, 2012 and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the $82.75 cash merger consideration to be received by the holders of the shares of Gen-Probe common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

After considering the proposed terms of the merger agreement with Hologic, the views of management and the various presentations of its legal and financial advisors, and taking into consideration all relevant factors, including reasons not to proceed with the merger and the unanimous recommendation of our strategic transaction committee, Gen-Probe’s board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, Gen-Probe’s stockholders, and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that Gen-Probe’s stockholders adopt the merger agreement.

Following the board of directors meeting, on April 29, 2012 Gen-Probe and Hologic entered into the definitive merger agreement.

On April 30, 2012, Gen-Probe and Hologic issued a joint press release announcing that they had entered into the merger agreement.

On May 8, 2012, Gen-Probe announced that the FDA had cleared Gen-Probe’s automated PANTHER instrument system for use with Gen-Probe’s APTIMA Combo 2 assay, which tests for the common sexually transmitted infections Chlamydia trachomatis and Neisseria gonorrhoeae. As disclosed by the Company in connection with its first quarter 2012 earnings call, the Company had anticipated that such FDA clearance would be obtained in the first half of 2012. As a result, the expected FDA clearance was one of many factors taken into consideration by the Company’s board of directors in deciding to approve, adopt and authorize the merger agreement and the receipt of formal FDA clearance in May 2012 did not impact such decision.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, based on the unanimous recommendation of the strategic transaction committee and acting with the advice and assistance of Gen-Probe’s management and financial and legal advisors, carefully evaluated the merger agreement and the transactions contemplated thereby. Our board of directors determined that it is in the best interests of Gen-Probe and its stockholders, and has declared it advisable, for Gen-Probe to enter into the merger agreement. At a meeting on April 29, 2012, our board of directors unanimously resolved to approve the execution, delivery and performance by Gen-Probe of its obligations under the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and to recommend to the stockholders of Gen-Probe that they adopt the merger agreement.

In reaching its recommendation, our board of directors consulted with Gen-Probe’s management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

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Consideration; Historical Market Prices.     Our board of directors considered the historical market prices of Gen-Probe common stock and noted that the proposed merger consideration of $82.75 per share of Gen-Probe common stock, represented a premium of 20.0% over the closing price of Gen-Probe common stock on April 26, 2012. Additionally, our board of directors observed that the $82.75 per share merger consideration represented a premium of 23.0% and 19.0% over the closing prices of Gen-Probe common stock on the 30th and 60th day, respectively, prior to April 26, 2012. Our board of directors also noted that the merger consideration was all cash, which provides certainty of value to Gen-Probe’s stockholders, and was attractive as compared to the prices and price ranges reflected in the indications of interest received from other strategic parties during 2011. Our board of directors also considered the fact that Hologic had increased its purchase price during negotiations and the board’s belief that the $82.75 per share cash consideration was a full and fair price to acquire Gen-Probe.

•

Comparability to Other Alternatives.     Our board of directors considered their familiarity with Gen-Probe’s business, product and technology pipelines, financial condition and results of operations, both on a historical and prospective basis. Our board of directors also considered its belief that a significant portion of Gen-Probe’s value is represented by its product and technology pipeline, which by its nature is subject to risk and uncertainty, and that the merger consideration to be paid by Hologic takes into account the value of this product and technology pipeline and provides liquidity to Gen-Probe’s stockholders on an immediate basis. Our board of directors also considered that there are, in general, business, financial, market and execution risks associated with remaining independent and successfully implementing Gen-Probe’s stand-alone business plan, including our ability to successfully develop and commercialize our PANTHER instrument system on a timely basis, as well as macroeconomic factors, rapidly changing technologies, evolving industry standards and increased competition. Our board of directors also considered certain strategic alternatives to the merger, including the possibility of remaining as a stand-alone public company and the sale or disposition of one or more of the Company’s businesses without a sale of the whole Company. In connection therewith, among other things, our board of directors also considered:

•

the fact that Gen-Probe had conducted an extensive and thorough strategic alternative review process in 2011, during which, among other things: contacts were made with 15 potential acquirers; diligence was conducted by seven potential acquirers; initial indications of interest were submitted by four potential acquirers; no formal bids were submitted; and all of the parties who had submitted indications of interest ultimately withdrew from the process;

•	the likelihood that, based on management’s discussions with Hologic, conducting an auction process before approving the merger would result in the withdrawal of Hologic’s proposal; and

•

based on the results of the 2011 process and discussions with Morgan Stanley with respect to the parties most likely to be interested in acquiring Gen-Probe, our board of directors’ belief that it was unlikely that any other strategic buyers or financial sponsors would be willing to pay more than $82.75 per share in cash, even if Gen-Probe were to conduct an auction process, and that a failed auction, particularly in light of the 2011 process and related press reports, would be highly detrimental to Gen-Probe by posing significant risks to our existing operations, including risks related to employee retention.

•

Financial Advisor Opinion.    Our board of directors considered the financial presentation of Morgan Stanley, and its oral opinion delivered to our board of directors (which opinion was subsequently confirmed in writing) to the effect that, as of April 29, 2012 and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration to be received by holders of shares of Gen-Probe common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described under “Opinion of Gen-Probe’s Financial Advisor” beginning on page 32 of this proxy statement. The opinion of Morgan Stanley is addressed to, and for the use and benefit of, the board of directors of Gen-Probe in connection with and for purposes of its evaluation of the merger and does not constitute a recommendation as to how any holder of Gen-Probe common stock should vote with respect to the merger. The full text of Morgan Stanley’s written opinion, dated April 29, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion is attached as Annex B to this proxy statement and is incorporated herein by reference.

•	Terms of the Merger Agreement. Our board of directors considered the terms and conditions of the merger agreement, including:

•	the limited number and nature of the conditions to Hologic’s obligation to consummate the merger;

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Gen-Probe’s ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances, as more fully described under “The Merger Agreement — No Solicitation of Other Offers” beginning on page 58 of this proxy statement;

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our board of directors’ ability to modify and change its recommendation to stockholders in response to a superior proposal from a third party or in response to an intervening event if the failure to take such action would be inconsistent with its fiduciary duties to Gen-Probe’s stockholders;

•

that Gen-Probe can terminate the merger agreement if, concurrently with such termination, Gen-Probe enters into a definitive agreement providing for the implementation of a superior proposal under certain conditions;

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that Hologic has agreed to use its reasonable best efforts to cause the merger to be consummated, including, subject to certain exceptions, to make certain divestitures with respect to, and agree to restrictions on, its and its subsidiaries’ businesses and operations to the extent required to secure applicable antitrust clearances;

•

that the merger agreement provides Gen-Probe sufficient operating flexibility to conduct its business generally in the ordinary course between the signing of the merger agreement and the completion of the merger; and

•	the fact that all such terms and conditions were the product of extensive arm’s-length negotiations between Gen-Probe and Hologic.

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Termination Fee.    Our board of directors considered the $128,000,000 termination fee, including the views of Gen-Probe’s financial and legal advisors as to the customary nature of the existence and size of termination fees in transactions similar to the merger. Our board of directors concluded that a termination fee of this size for the transactions contemplated by the merger agreement should not unduly deter a third party from making, or inhibit our board of directors in evaluating, negotiating, and, if appropriate, terminating the merger agreement to enter into a transaction that is, a superior proposal.

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Likelihood of Consummation.    Our board of directors considered the likelihood that the merger will be completed, including Hologic’s agreement to use its reasonable best efforts to complete the merger, which could require Hologic to sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, certain of its assets, licenses, operations, rights, product lines, businesses or interest, which, in the aggregate, generated up to $58.0 million of the combined consolidated revenues of Hologic and its subsidiaries during Hologic’s fiscal year ended September 24, 2011. Our board of directors also considered the fact that Hologic did not require stockholder approval for the transaction.

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Financing Related to the Merger.    Our board of directors considered the fact that Hologic delivered to Gen-Probe a debt commitment letter with GS Bank and GS Lending, pursuant to which GS Bank and GS Lending have agreed to provide financing in an aggregate principal amount of up to $3.8 billion to Hologic to finance the merger, and the fact that Hologic is required to pay Gen-Probe a financing failure fee in the amount of $200,000,000 if Hologic fails to secure adequate financing for the consummation of the merger.

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Stockholder Vote.    Our board of directors considered the fact that the consummation of the proposed merger would require the affirmative vote of the holders of a majority of the outstanding shares of Gen-Probe’s common stock entitled to vote. Our board of directors noted that shares owned by members of management represented a relatively small percentage of the outstanding shares and that, accordingly, the merger agreement would, in effect, need to be approved by a majority of the shares held by Gen-Probe’s other stockholders.

•	Availability of Appraisal Rights. Our board of directors considered the fact that dissenters’ appraisal rights would be available to Gen-Probe’s stockholders under Delaware law.

Our board of directors also considered potential risks or negative factors relating to the merger, including the following:

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the fact that the completion of the merger will preclude Gen-Probe’s stockholders from having the opportunity to participate in Gen-Probe’s future earnings growth and the future appreciation of the value of its capital stock that could be anticipated if its strategic plan were successfully implemented on a stand-alone basis;

•	the fact that, although the merger agreement contains a “fiduciary out,” it does not contain a “go shop” provision and no market check was conducted since the 2011 process;

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the fact that the merger agreement contains certain provisions, including the $128,000,000 termination fee, restrictions on providing information to and negotiating with a third party that makes an unsolicited acquisition proposal, and the required vote provisions obligating Gen-Probe to convene the special meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement, even if our board of directors changes its recommendation regarding the merger and the merger agreement (unless Gen-Probe terminates the merger agreement, enters into a definitive agreement relating to a superior proposal and pays the termination fee), that may inhibit other potential acquirors from submitting potentially superior proposals to acquire Gen-Probe;

•	the fact that not all conditions to the closing of the merger, including the required approvals of governmental authorities, are within Gen-Probe’s control;

•	the fact that Gen-Probe has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

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the fact that Hologic and Merger Sub are not required to consummate the merger if, despite their reasonable best efforts and the debt commitment letter, they are unable to obtain the financing necessary for the consummation of the merger;

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the fact that the operations of Gen-Probe will be restricted by interim operating covenants under the merger agreement during the period between the signing of the merger agreement and the completion of the merger, which could effectively prohibit Gen-Probe from undertaking material strategic initiatives or other material transactions without Hologic’s consent, to the detriment of Gen-Probe and its stockholders;

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the potential negative effect of the pendency of the merger on Gen-Probe’s business and relationships with employees, customers, providers, suppliers, regulators and the communities in which it operates, including the risk that certain key members of senior management might choose not to remain employed with Gen-Probe prior to the completion of the merger, regardless of the completion of the merger; and

•	the merger will be a taxable transaction and, therefore, our stockholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for Gen-Probe’s stockholders to realize a significant premium on the value of their common stock and monetize their investment in Gen-Probe for the $82.75 per share cash merger consideration. Our board of directors believed that the proposed merger represents the highest price reasonably available to the stockholders and eliminates the unavoidable risks and uncertainty affecting the future prospects of Gen-Probe on a stand-alone basis. Accordingly, our board of directors concluded that it was in the best interests of Gen-Probe and its stockholders, and declared it advisable, for Gen-Probe to enter into the merger agreement, and approved the execution, delivery and performance by Gen-Probe of its obligations under the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

In addition, our board of directors was aware of and considered the interests that our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Gen-Probe generally, as described in “— Interests of Gen-Probe’s Directors and Executive Officers in the Merger” beginning on page 40 of this proxy statement, which our board of directors considered as being neutral in its evaluation of the merger.

The foregoing discussion summarizes the material information and factors considered by our board of directors in its consideration of the proposed merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement and related transactions in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Gen-Probe’s Financial Advisor

On April 7, 2012, the Company retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the Company’s board of directors on April 29, 2012, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that as of April 29, 2012, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of Company common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley’s investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The full text of the written opinion of Morgan Stanley, dated as of April 29, 2012, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Company’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Company common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement, as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Company common stock as to how to vote at any stockholders meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1.	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2.	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3.	Reviewed certain financial projections prepared by the management of the Company;

4.	Discussed the past and current operations and financial condition and the prospects of the Company with the management of the Company;

5.	Reviewed the reported prices and trading activity for the Company common stock;

6.	Compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other comparable publicly-traded companies;

7.	Reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions comparable, in whole or in part, to the transactions contemplated by the merger agreement;

8.	Participated in certain discussions and negotiations among representatives of the Company and Hologic and their financial and legal advisors;

9.

Reviewed the merger agreement and the draft commitment letter from Goldman Sachs substantially in the form of the draft dated April 29, 2012 (the “Commitment Letter”) and certain related documents; and

10.	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Hologic will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 29, 2012. Events occurring after April 29, 2012 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, since July 2011, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company, nor did Morgan Stanley negotiate with any of the parties, other than Hologic, in connection with the current acquisition of the Company.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 29, 2012. The various analyses summarized below were based on the closing price of $68.76 per share of Company common stock as of April 26, 2012, the last full trading day prior to the presentation of the analyses to the board of directors of the Company on April 27, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis.    Morgan Stanley reviewed the historical price performance of the Company common stock and compared various spot and average historical prices to the merger consideration of $82.75 per share. The following table presents the intraday trading range for a 52-week period prior to April 26, 2012 (excluding the Rumor Period, as defined below) and the intraday trading range for the period from April 28, 2011 to June 7, 2011, when market rumors surfaced with respect to the purported auction process for a sale of the Company (the “Rumor Period”):

Trading Period	Share Price Range of Company Common Stock
52-Week Intraday High/Low (Excluding the Rumor Period)	$54 – $74
Rumor Period Intraday High/Low	$68 – $87

Discounted Securities Research Analysts’ Price Targets Analysis.    Morgan Stanley reviewed and analyzed future public market trading price targets for the Company common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the Company’s common stock. The range of equity analyst price targets for the Company of $62 to $81 reviewed by Morgan Stanley was discounted to present values as of October 31, 2012, estimated to be approximately when the holders of shares of Company common stock are expected to receive the merger consideration, using a discount rate of 7.5% based on the Company’s cost of equity, resulting in a range of implied values per share of Company common stock of $61 to $79. Morgan Stanley then compared that reference range to the per share merger consideration of $82.75.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Selected Companies Analysis.    Morgan Stanley performed a comparable company analysis, which is designed to provide an implied value of a company by comparing it to similar publicly traded companies. In performing this analysis, Morgan Stanley reviewed and compared certain financial and trading information of the Company with publicly-available information for comparable diagnostics companies that operate in and are exposed to similar lines of business as the Company. Morgan Stanley selected comparable companies that are pure-play molecular diagnostics companies, other in-vitro diagnostics companies or that have significant revenue from diagnostic businesses and have aggregate values between $1.0 billion and $20.0 billion. The following is a list of companies reviewed:

Name	Aggregate Value to 2012E Revenue	Aggregate Value to 2012E EBITDA	Stock Price to 2012E EPS	PEG Ratio
Alere Inc.	2.2	9.3	9.4	0.8
Becton, Dickinson and Company	2.4	8.2	13.2	1.8
bioMerieux S.A.	1.7	6.9	14.0	1.7
Bio-Rad Laboratories, Inc.	1.4	7.4	20.6	2.2
Cepheid	7.6	NM	NM	NM
DiaSorin S.p.A.	2.4	5.7	10.9	1.0
Genomic Health, Inc.	3.4	NM	NM	NM
Hologic, Inc.	3.4	9.9	15.1	1.5
Myriad Genetics, Inc.	3.8	9.8	19.5	1.6
Qiagen NV	3.5	11.5	16.6	2.0
Sysmex Corporation	2.1	10.4	24.2	1.8

Ratios were considered not material (“NM”) if less than zero or greater than 40.

Based upon Thomson I/B/E/S Estimates for revenue for calendar year 2012, earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2012, earnings per share (“EPS”) for calendar year 2012, current long-term EPS growth rates and using the closing prices as of April 26, 2012 for shares of the comparable companies, Morgan Stanley calculated, among other things, the following ratios for each of the comparable companies:

•

the estimated aggregate company value (including equity and debt, preferred stock and non-controlling interests, net of cash and cash equivalents, “Aggregate Value”) divided by the estimated revenue for calendar year 2012;

•	the estimated Aggregate Value divided by the estimated EBITDA for calendar year 2012;

•	the closing stock price divided by the estimated EPS for calendar year 2012, referred to below as the “Stock Price to 2012E EPS” multiple; and

•	the Stock Price to 2012E EPS multiple divided by the estimated long-term EPS growth rate per Thomson Consensus (altogether referred to as “PEG Ratio”).

Based on the analysis of the relevant metrics, Morgan Stanley selected a representative range for each of the financial multiples described above and applied these ranges to the relevant Company financial statistic in order to calculate a reference range of implied equity value per share of the Company’s common stock. Morgan Stanley then compared that reference range to the per share merger consideration of $82.75. For purposes of the Company’s estimated calendar year 2012 revenue, EBITDA, EPS and current long-term EPS growth rates, Morgan Stanley utilized publicly available estimates prepared by equity research analysts and available to Morgan Stanley as of April 26, 2012.

The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Multiple	Implied Value per Share of Company Common Stock
Aggregate Value to 2012E Revenue	3.5x – 4.5x	$53 – $65
Aggregate Value to 2012E EBITDA	8.0x – 11.0x	$42 – $56
Stock Price to 2012E EPS	15.0x – 25.0x	$39 – $65
PEG Ratio	1.5x – 1.8x	$51 – $61

No company utilized in the public trading comparables analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis.    Morgan Stanley performed a precedent transactions analysis, which is designed to provide an implied value of a company by comparing it to selected transactions that share characteristics with this transaction. In performing this analysis, Morgan Stanley reviewed and compared publicly available statistics for selected diagnostics transactions with a transaction value of greater than $100 million announced between January 1, 2005 and April 1, 2012. The following is a list of the transactions reviewed:

Announcement Date	Acquiror	Target	Aggregate Value to LTM Revenue
January 2012	Roche Holding AG	Illumina Inc.	6.4
August 2011	Alere Inc.	Axis-Shield PLC	3.8
July 2011	TPG Capital, L.P.	Immucor, Inc.	5.1
May 2011	Thermo Fisher Scientific Inc.	Phadia AB	6.7
April 2011	Qiagen NV	Cellestis Limited	7.7
March 2011	Quest Diagnostics Incorporated	Celera Corporation	2.7
February 2011	Danaher Corporation	Beckman Coulter, Inc.	1.9
March 2010	Cinven Group Ltd	Sebia SA	6.8
January 2010	Quidel Corporation	Diagnostic Hybrids Inc.	3.4
September 2009	Thermo Fisher Scientific Inc.	B.R.A.H.M.S. AG	4.4
February 2009	Beckman Coulter, Inc.	Olympus (Diagnostics)	1.6
January 2009	Gen-Probe Incorporated	Tepnel Life Sciences, PLC	4.0
June 2008	Invitrogen Corp.	Applied Biosystems, Inc.	3.0
June 2008	Hologic, Inc.	Third Wave Technologies, Inc.	16.0
July 2007	Siemens AG	Dade Behring Holdings, Inc.	3.9
June 2007	Roche Holding AG	Ventana Medical Systems, Inc.	12.2
June 2007	Qiagen NV	Digene Corp.	7.4
May 2007	Hologic, Inc.	Cytyc Corp.	9.6
May 2007	Inverness Medical Innovations, Inc.	Biosite Incorporated	5.3
February 2007	EQT	Dako Denmark A/S	4.3
January 2007	MDS Inc.	Molecular Devices Corporation	3.2
January 2007	General Electric Co.	Abbott (Diagnostics)	3.0
August 2006	Becton, Dickinson and Company	Tripath Imaging Inc.	3.7
June 2006	Siemens AG	Bayer Healthcare Diagnostics	3.0
April 2006	Siemens AG	Diagnostic Products Corporation	3.4
January 2005	Thermo Electron Corporation	Kendro Laboratory Products	2.3

Based on its analysis of the relevant metrics, Morgan Stanley selected the following representative financial multiples of the Thermo Fisher Scientific Inc. / Phadia AB transaction, the TPG Capital, L.P. / Immucor, Inc. transaction and the Roche Holding AG / Illumina, Inc. transaction:

•	the Aggregate Value to the last twelve months revenue; and

•	the Aggregate Value to the last twelve months EBITDA.

Morgan Stanley selected the transactions above as the three most recent transactions with a value in excess of $1.0 billion. Morgan Stanley noted that the transactions prior to those selected were not used since they produced a wide range of values that made an analysis less meaningful. Morgan Stanley then applied these multiples to the relevant Company financial statistic in order to calculate a reference range of implied equity value per share of the Company’s common stock. Morgan Stanley then compared that reference range to the per share merger consideration of $82.75. For purposes of the Company’s last twelve months revenue and last twelve months EBITDA, Morgan Stanley utilized historical financial information provided by the Company. The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Multiple	Implied Value per Share of Company Common Stock
Aggregate Value to Last Twelve Months Revenue	5.1x, 6.4x, 6.7x	$67, $82, $86
Aggregate Value to Last Twelve Months EBITDA	11.6x, 16.6x, 21.0x	$51, $70, $86

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company and the Company’s industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Precedent Premium Analysis.    Morgan Stanley reviewed the premiums paid in all cash acquisitions of U.S. public companies with market capitalizations between $1 billion and $10 billion between January 1, 2011 and April 26, 2012 over (i) the closing price of the target company’s stock on the trading day prior to the public announcement of the transaction and (ii) the closing price of the target company’s stock four weeks prior to the public announcement of the transaction. Morgan Stanley then applied the ranges for the 25th to 75th percentile to the relevant Company financial statistic in order to calculate a reference range of implied equity value per share of the Company’s common stock. Morgan Stanley then compared that reference range to the per share merger consideration of $82.75. The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Multiple	Implied Value per Share of Company Common Stock
Premium to 1 Day Prior Closing Share Price	17% – 47%	$80 – $101
Premium to 4 Weeks Average Closing Share Price	23% – 49%	$81 – $99

Discounted Cash Flow Analysis.    Morgan Stanley calculated a range of equity values per share for the Company based on a discounted cash flow analysis to value the Company as a standalone entity. Morgan Stanley utilized projections provided by Company management. Morgan Stanley calculated the net present value of unlevered free cash flows, defined as earnings before interest, depreciation and amortization less charges on capital and capital expenditures, for the Company for calendar years 2012 through 2015 and calculated terminal values based on a terminal exit multiple of 2016 EBITDA ranging from 8.0x to 11.0x. These values were discounted to present values as of October 31, 2012 at a discount rate of 7.25% based on the Company’s weighted average cost of capital calculation. In order to calculate an implied per share equity value reference range for the Company’s common stock, Morgan Stanley adjusted the total implied aggregate value ranges by the Company’s estimated total debt and cash and cash equivalents as of October 31, 2012 and divided the resulting implied total equity value ranges by the Company’s diluted shares outstanding. This analysis resulted in a range of implied values per share of Company common stock of $67 to $85.

General.    In connection with the review of the merger by the Company’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by holders of shares of Company common stock (other than Hologic, Merger Sub and their respective affiliates) pursuant to the merger agreement and in connection with the delivery of its opinion, dated April 29, 2012, to the Company’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of the Company might actually trade.

The consideration to be received by the holders of shares of Company common stock was determined through arm’s length negotiations between the Company’s board of directors or members thereof and Hologic and was approved by the Company’s board of directors. Morgan Stanley provided advice to the Company’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Company or its board of directors or any committee thereof, or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Company’s board of directors with respect to the merger consideration, or of whether the Company’s board of directors would have been willing to agree to different consideration.

The Company retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business and affairs of the Company. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley also is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services, among other things. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Hologic, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion in connection with the merger, and the Company has agreed to pay Morgan Stanley a fee of approximately $23.85 million, $2.0 million of which became payable upon the rendering of the financial opinion. Morgan Stanley will receive the remaining portion of its fee from the Company upon the closing of the merger. The Company has also agreed to reimburse Morgan Stanley for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory services for the Company, for which it did not receive any fees, and has not provided financial advisory services to Hologic. Morgan Stanley may also seek to provide financial advisory and financing services to Hologic in the future and expects to receive fees for the rendering of these services.

Prospective Financial Information

Gen-Probe does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, Gen-Probe provided to Hologic, in connection with its due diligence review, non-public standalone financial forecasts for the period from 2012 - 2016 that had been prepared by Gen-Probe’s management for internal planning purposes and that are subjective in many respects. These projections do not give effect to the merger. Gen-Probe has included below a summary of these financial forecasts, which we refer to as the projections. In compiling the projections, Gen-Probe management took into account historical performance, combined with estimates regarding revenues, gross profit, operating income, EBITDA, as defined below, non-GAAP net income and diluted EPS and total free cash flows. Gen-Probe also provided the projections to Morgan Stanley for its use in connection with the rendering of its fairness opinion to Gen-Probe’s board of directors and performing its related financial analysis. Gen-Probe believes that the projections reflect the current operating plan for Gen-Probe on a going-forward standalone basis. The summary of the projections is not being included in this proxy statement to influence a stockholder’s decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because the projections were provided to Hologic and Morgan Stanley.

The projections included in this proxy statement have been prepared by, and are the responsibility of, Gen-Probe’s management. The projections were not prepared with a view toward public disclosure or toward complying with Generally Accepted Accounting Principles in the United States, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Ernst & Young LLP, Gen-Probe’s independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to the projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Gen-Probe’s management. Since the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Gen-Probe’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Gen-Probe’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the projections may be affected by Gen-Probe’s ability to achieve strategic goals, objectives and targets over the applicable periods. The projections are susceptible to interpretations and periodic revision based on actual experience and business developments.

As a result, there can be no assurance that the projections will be realized, and actual results may be significantly higher or lower than projected. The inclusion of the projections in this proxy statement should not be regarded as an indication that Gen-Probe or any of its affiliates, advisors, officers, directors or representatives considered, or now consider, the projections to be predictive of actual future results, and the projections should not be relied upon as such. Neither Gen-Probe nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. Gen-Probe does not intend to make publicly available any update or other revision to the projections, except as otherwise required by applicable securities laws. Neither Gen-Probe nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of Gen-Probe or to any other person regarding the ultimate performance of Gen-Probe compared to the information contained in the projections or that the projections will be achieved. Gen-Probe has made no representation to Hologic, Merger Sub or their affiliates, in the merger agreement or otherwise, concerning the projections.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

The following table and other information below is a summary of the projections (dollars in millions, except as noted).

	Management Projections Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
Revenue	644	719	831	918	1,013
Gross Profit	446	505	596	663	733
Operating Income	173	211	268	304	346
Non-GAAP EBITDA (1)	209	248	307	345	390
Stock-Based Compensation	25	26	27	29	30
Adjusted EBITDA (2)	234	274	334	374	420
Non-GAAP Net Income	121	146	186	212	242
Non-GAAP Diluted Earnings Per Share ($)	2.56	3.03	3.76	4.18	4.66
Total Free Cash Flows	128	148	186	214	241

(1)	Non-GAAP EBITDA is defined as non-GAAP operating income plus depreciation and amortization (excluding amortization of investments).
(2)	Adjusted EBITDA is defined as non-GAAP EBITDA plus stock-based compensation.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Gen-Probe contained elsewhere in this proxy statement and Gen-Probe’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 76 of this proxy statement.

Interests of Gen-Probe’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, our stockholders should be aware that our executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that Gen-Probe stockholders adopt the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to Gen-Probe’s equity incentive plans and programs and the terms of the merger agreement, Gen-Probe equity awards held by our executive officers and directors that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment.

Gen-Probe Stock Options

At the effective time of the merger, each stock option representing the right to acquire shares of our common stock granted under our equity plans (other than 2012 options) outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a cash amount equal to the product of the total number of shares of common stock previously subject to such option multiplied by an amount equal to the excess, if any, of (a) $82.75 over (b) the exercise price per share previously subject to such option, in each case without interest and less any applicable withholding taxes. Options where the exercise price per share is equal to or greater than the $82.75 merger consideration will be cancelled for no value.

Each 2012 option outstanding and unexercised immediately prior to the effective time will be assumed by Hologic and will continue to have, and be subject to, the same terms and conditions applicable to such option immediately prior to the effective time, and each such option will be, or will become, exercisable for a number of shares of Hologic common stock equal to the product of (a) the number of shares of Gen-Probe common stock that would have been issuable upon exercise of such option and (b) an amount equal to the quotient obtained by dividing (x) $82.75 by (y) the average of the closing sales prices for a share of Hologic common stock on the NASDAQ for the five consecutive trading days ending on the trading day immediately prior to the effective time.

Gen-Probe Restricted Stock

With respect to each share of restricted stock outstanding immediately prior to the effective time, the vesting restrictions will lapse as of the effective time, and each such share of restricted stock will be cancelled and converted into the right to receive a cash amount equal to the product of the total number of shares of restricted stock outstanding immediately prior to the effective time multiplied by $82.75, without interest and less any applicable withholding taxes. Any cash payment relating to shares of restricted stock granted pursuant to a deferred issuance restricted stock award will be paid at the time that shares would otherwise have been delivered pursuant to the terms of such award. Cash payments relating to all other shares of restricted stock will be payable following the effective time in the same manner as all other merger consideration payable with respect to shares of our common stock.

Gen-Probe Performance Shares

Each performance share and each performance period thereunder that is outstanding immediately prior to the effective time will terminate immediately prior to the effective time, and 150% of the target number of performance shares subject to each such performance share award with respect to each such performance period thereunder will fully vest as of the effective time and will be converted into the right to receive a cash amount equal to the product of the number of vested performance shares (after giving effect to the accelerated vesting described above) subject to such award outstanding immediately prior to the effective time multiplied by $82.75, without interest and less any applicable withholding taxes.

Other Payments and Benefits

Annual Bonuses

Annual bonus awards under our 2012 Executive Bonus Plan, which we refer to as the Executive Bonus Plan, will be made in respect of the 2012 calendar year within 30 days of the effective time of the merger. Pursuant to the terms of the Executive Bonus Plan and the merger agreement, Carl Hull (Chairman and Chief Executive Officer) and Daniel L. Kacian, Ph.D., M.D. (Executive Vice President and Chief Scientist), as participants in the Executive Bonus Plan, will be entitled to a cash payment, payable by Hologic, equal to 100% of each such participant’s target bonus amount, or if greater, an amount based on actual year-to-date performance, pro-rated to the closing date and otherwise not subject to any negative adjustment under the terms of the Executive Bonus Plan.

Under the merger agreement, each participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Gen-Probe 2012 Employee Bonus Plan, which we refer to as the employee bonus plan, will be entitled to a cash payment, payable by the surviving corporation at the time such payments are regularly paid under the employee bonus plan, in an amount calculated pursuant to the terms of the employee bonus plan and determined in good faith by the surviving corporation. Such payment will be payable at the time of the regular payment of bonuses in accordance with the terms of the employee bonus plan.

In addition, each eligible participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the employee bonus plan and who is terminated by the surviving corporation after the effective time of the merger and prior to the regular payment of bonuses for 2012 under the employee bonus plan will be entitled to a cash payment payable by the surviving corporation. The amount of such cash payment will be calculated by multiplying the terminated employee’s base salary by (x) such employee’s target bonus percentage as set forth in the employee bonus plan, and (y) the “Company Performance Factor” (as defined in the employee bonus plan) for 2012 and further multiplying that result by a fraction, the numerator of which is the number of full months such employee was employed by Gen-Probe and the surviving corporation during the period from January 1, 2012 through December 31, 2012 and the denominator of which is twelve. However, no terminated employee will be eligible to receive a bonus under the employee bonus plan if the employee is either terminated for “cause” (as defined in Gen-Probe’s form of employee stock option agreement under the 2003 incentive award plan) or is terminated based upon a good faith determination by the surviving corporation at the time of termination that such employee’s performance has not been at an acceptable level.

Deferred Compensation Plan

Pursuant to the terms of our Deferred Compensation Plan, which we refer to as the DCP, consummation of the merger will result in participants becoming 100% vested in any contributions made by Gen-Probe to their respective accounts. Participants were already fully vested in all amounts that they contributed to the DCP. In connection with and for 12 months following the merger, the administrator has the right to terminate the DCP and, notwithstanding any elections made by the participants in the DCP, pay out respective account balances to participants in a lump sum, subject to the relevant provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Employment Agreements

We have employment agreements with each of Carl Hull (Chairman and Chief Executive Officer), the following other named executive officers: Herm Rosenman (Senior Vice President, Finance and Chief Financial Officer), Daniel L. Kacian, Ph.D., M.D. (Executive Vice President and Chief Scientist), R. William Bowen (Senior Vice President, General Counsel and Secretary) and Jorgine Ellerbrock (Senior Vice President, Operations), and the following executive officers: Diana De Walt (Senior Vice President, Human Resources), Brian Hansen (Senior Vice President, Global Sales and Service), Eric Tardif (Senior Vice President, Corporate Development & Marketing) and Christina C. Yang, Ph.D. (Senior Vice President, Regulatory Affairs and Quality).

Pursuant to his employment agreement, in the event that Mr. Hull’s employment is terminated by Gen-Probe for reasons other than “cause” or if Mr. Hull terminates his employment for “good reason” (as such terms are defined in his employment agreement) (a “Qualifying CEO Termination”) and such termination occurs within 18 months following a “change in control” (as defined in his employment agreement), Mr. Hull will receive the following, subject to his execution and nonrevocation of a general release of claims against Gen-Probe:

•	an amount equal to 36 months’ base salary (the “CEO Severance Payment”) payable as a lump sum;

•

a pro rata portion of an amount equal to the greater of (a) $475,000 or (b) the highest annual bonus paid to Mr. Hull during the three-year period prior to the year of termination of employment (such greater amount, the “CEO Bonus Agreement Amount”);

•	an amount equal to three times the CEO Bonus Agreement Amount;

•	continued health care coverage under the Company’s medical plan, without charge, generally for one year following the date of termination of employment;

•	continued payment by the Company of its portion of the premium for Mr. Hull’s life insurance coverage for a period of 24 months; and

•	six months of outplacement services.

In the event of a Qualifying CEO Termination within six months prior to a change in control, Mr. Hull will be entitled to receive the payments and benefits described above except that the CEO Severance Payment will be payable as 24 months of salary continuation and a lump sum payment equal to 12 months’ base salary.

In the event that any amounts or benefits to be paid or provided to Mr. Hull under his employment agreement or otherwise would be subject to the golden parachute excise tax imposed by Section 4999 of the Code, the payments and benefits to be made or provided will be reduced to the largest payment that would not trigger the excise tax, but only if such reduction would result in Mr. Hull retaining a greater amount, on an after-tax basis, than if no such reduction was made.

Pursuant to their respective employment agreements, in the event that any of our other named executive officers or executive officers is terminated by the Company for reasons other than “cause,” or if the executive terminates his or her employment for “good reason” (as such terms are defined in the respective employment agreements) (a “Qualifying Executive Termination”), and such termination occurs within 18 months following a “change in control” (as defined in the respective employment agreements), each individual will receive the following, subject to his or her execution and nonrevocation of a general release of claims against the Company:

•	an amount equal to 18 months’ base salary (the “Executive Severance Payment”), payable as a lump sum;

•

an amount equal to 1.5 times the greater of the individual’s (a) target bonus amount in the year of termination of employment or (b) highest discretionary bonus paid in the preceding three years (the “Executive Termination Bonus Payment”);

•	continued health care coverage under the Company’s medical plan, without charge, generally for one year following the date of termination of employment;

•	continued payment by the Company of its portion of the premium for the executive’s life insurance coverage for a period of 12 months; and

•	six months of outplacement services.

In the event of a Qualifying Executive Termination within six months prior to a change in control, the executive will be entitled to receive the payments and benefits described above except that the Executive Severance Payment will be payable as 12 months of salary continuation and a lump sum payment equal to six months’ base salary.

Summary Table

The table below summarizes the potential payments and value of benefits for each of our named executive officers in connection with the merger, as required by Item 402(t) of Regulation S-K, assuming that the merger was consummated on June 27, 2012, the last practicable date prior to the filing of this proxy statement, and that each named executive officer experienced a qualifying termination of employment in connection with the merger (as discussed in more detail above under “Employment Agreements”) on such date. In addition to the amounts payable for our named executive officers set forth below, four of Gen-Probe’s other executive officers would be entitled to payments and benefits for a qualifying termination event in connection with the merger totaling $11,459,267 as a group. Certain of the amounts payable may vary depending on the actual dates of the consummation of the merger and any qualifying terminations of employment.

Golden Parachute Compensation

Name	Cash (1)($)	Equity (2)($)	Perquisites/ Benefits (3)($)	Total ($)
Carl W. Hull	5,023,846	9,680,840	27,395	14,732,081
Herm Rosenman	881,550	2,364,391	23,178	3,269,119
Daniel L. Kacian, Ph.D., M.D.	1,052,273	3,015,810	18,409	4,086,492
R. William Bowen	913,299	2,788,460	27,305	3,729,064
Jorgine Ellerbrock	881,146	2,504,458	26,705	3,412,309

(1)	Cash. Represents the aggregate value of the following potential cash payments:

Name	Severance Payments (a)($)	Bonus-Related Payments under Employment Agreements (b)($)	Bonus-Related Payments under Merger Agreement (c)($)	Total ($)
Carl W. Hull	2,340,000	2,308,846	375,000	5,023,846
Herm Rosenman	583,379	233,351	64,820	881,550
Daniel L. Kacian, Ph.D., M.D.	688,568	275,427	88,278	1,052,273
R. William Bowen	604,389	241,756	67,154	913,299
Jorgine Ellerbrock	559,458	251,756	69,932	881,146

(a)

Represents potential severance payments to be made under each individual’s employment agreement. These arrangements are subject to a “double-trigger” mechanism because the amount of severance reported becomes payable upon a qualifying termination of employment occurring within six (6) months prior to or 18 months following a change in control. Such amounts would be payable in a lump sum by Hologic under the circumstances presented.

(b)

Represents potential bonus-related payments (i.e., the CEO Bonus Agreement Amount, the Executive Termination Bonus Payments and a potential additional bonus-related payment to be made to Mr. Hull under his employment agreement, calculated as three times the CEO Bonus Agreement Amount) to be made under each individual’s employment agreement. These arrangements are subject to a “double-trigger” mechanism because the amounts reported are payable upon a qualifying termination of employment occurring within six (6) months prior to or 18 months following a change in control. Such amounts would be payable in a lump sum by Hologic under the circumstances presented.

(c)

Represents potential bonus-related payments to be made pursuant to the terms of the merger agreement. Under the merger agreement and the terms of the Executive Bonus Plan, Mr. Hull and Dr. Kacian will be paid a bonus prorated to the date of the merger equal to the greater of 100% of target level performance for all performance goals under the Executive Bonus Plan or the actual prorated year-to-date performance. The amounts reported for Mr. Hull and Dr. Kacian assume that at the effective time of the merger, each individual is paid a prorated bonus based on 100% of target level performance for all performance goals under the Executive Bonus Plan pursuant to the foregoing calculation. The amounts reported for Mr. Hull and Dr. Kacian are subject to a “single-trigger” mechanism because the amounts are payable upon the consummation of the merger. With respect to all individuals other than Mr. Hull and Dr. Kacian, the amounts reported reflect a prorated bonus payable pursuant to the merger agreement assuming the Company has achieved a Company Performance Factor (as defined under the employee bonus plan) of 100% for the 2012 performance period. These arrangements are subject to a “double-trigger” mechanism because the amounts reported for these individuals become payable if each individual is terminated after the consummation of the merger and prior to the regular payment of bonuses under the employee bonus plan. All amounts reported would be payable in a lump sum by Hologic under the circumstances presented.

(2)

Equity.    Represents the aggregate payments to be made in respect of unvested equity incentive awards upon the consummation of the merger, as described in greater detail above under “Treatment of Outstanding Equity Awards.” All outstanding equity awards, other than the 2012 options, are subject to a “single-trigger” mechanism because the amounts are payable upon the consummation of the merger or, in the case of any cash payment relating to stock issued pursuant to a deferred issuance restricted stock award, at the time that shares would otherwise have been delivered pursuant to the terms of such award. The 2012 options are subject to a “double-trigger” mechanism because amounts are payable only upon a qualifying termination of employment occurring 18 months following a change in control. These amounts include the following values with respect to the outstanding unvested equity incentive awards that would become payable in connection with a change in control and under the circumstances presented:

Name	Stock Options ($)		Restricted Stock ($)	Performance Shares ($)	Total ($)
Carl W. Hull	5,190,784	*	766,182	3,723,874	9,680,840
Herm Rosenman	1,266,132	*	247,754	850,505	2,364,391
Daniel L. Kacian, Ph.D., M.D.	1,542,281	*	304,768	1,168,761	3,015,810
R. William Bowen	1,442,325	*	263,393	1,082,742	2,788,460
Jorgine Ellerbrock	1,287,247	*	243,202	974,009	2,504,458

*

Of the aggregate amounts reported, the following amounts represent value that would become payable pursuant to outstanding unvested stock options (a) in connection with the merger under a “single-trigger” mechanism: Mr. Hull ($3,702,484); Mr. Rosenman ($1,002,730); Dr. Kacian ($1,127,762);

Mr. Bowen ($1,078,476); and Ms. Ellerbrock ($950,458); and (b) in connection with the merger, provided that each individual experienced a qualifying termination of employment within 18 months after the merger: Mr. Hull ($1,488,300); Mr. Rosenman ($263,402); Dr. Kacian ($414,519); Mr. Bowen ($363,849); and Ms. Ellerbrock ($336,789).

(3)

Perquisites/Benefits.    Represents the aggregate value of continued medical coverage, continued life insurance benefits and the provision of outplacement services. These arrangements are subject to a “double-trigger” mechanism because the value of these benefits are realized upon a qualifying termination of employment, whether or not such qualifying termination event occurs in connection with a change in control. These amounts include the following values with respect to the benefits that may be provided:

Name	Continued Medical and Life Insurance Benefits ($)	Outplacement Services ($)	Total ($)
Carl W. Hull	19,395	8,000	27,395
Herm Rosenman	15,178	8,000	23,178
Daniel L. Kacian, Ph.D., M.D.	10,409	8,000	18,409
R. William Bowen	19,305	8,000	27,305
Jorgine Ellerbrock	18,705	8,000	26,705

Indemnification and Insurance

Hologic has agreed to cause the surviving corporation to provide for the continued indemnification (including advancement of expenses) of the current and former directors, officers and employees of Gen-Probe and its subsidiaries (including any person who becomes a director, officer or employee prior to the effective time of the merger), which we refer to collectively as the indemnified parties, following the effective time of the merger for acts and omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law, and to assume all obligations of Gen-Probe and its subsidiaries to the indemnified parties in respect of indemnification and exculpation from liabilities for acts and omissions occurring at or prior to the effective time of the merger as provided in the organizational and governing documents and any indemnification agreement of Gen-Probe and its subsidiaries. In addition, Hologic has agreed to cause the surviving corporation to maintain in effect for six years after the effective time of the merger provisions in its certificate of incorporation and bylaws with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the indemnified parties as those contained in the certificate of incorporation and bylaws of Gen-Probe as currently in effect, which provisions shall not be amended, repealed or modified in any manner that would adversely affect the rights of the indemnified parties thereunder, and to advance any expenses of any indemnified party in connection with the foregoing to the fullest extent permitted under applicable law.

For six years after the effective time of the merger, the surviving corporation will maintain, and Hologic will cause the surviving corporation to maintain, for the benefit of the indemnified parties, an insurance policy with respect to directors’ and officers’ liability insurance on terms and conditions no less favorable than those of Gen-Probe’s directors’ and officers’ liability insurance policy as in effect on April 29, 2012. However, neither Hologic nor the surviving corporation shall be required to pay an aggregate premium for such insurance policy in excess of 300% of the annual premium paid by Gen-Probe for the last full fiscal year for such insurance. The surviving corporation’s obligation to maintain such insurance policy may be satisfied by Hologic or, with the approval of Hologic, Gen-Probe by purchasing a prepaid six year “tail” policy that contains terms and conditions no less favorable than those of Gen-Probe’s directors’ and officers’ liability insurance policy as in effect on April 29, 2012.

New Employment Arrangements with Gen-Probe Executive Officers

As of the date of this proxy statement, none of Gen-Probe’s executive officers has entered into any amendments or modifications to his or her existing employment agreement with Gen-Probe in connection with the merger, nor has any such individual entered into any employment or other agreement with Hologic.

Following the public announcement of the merger, representatives of Mr. Hull and Hologic have engaged in discussions regarding the potential terms of a new employment agreement for Mr. Hull. The matters are subject to further negotiation and no definitive agreement has been reached. While other Gen-Probe executive officers may enter into new employment agreements with Hologic, these matters are subject to negotiation and no terms or conditions have been agreed to as of the date of this proxy statement.

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material United States federal income tax consequences of the merger to “U.S. holders” (as defined below) who hold our common stock as a “capital asset” (generally, property held for investment) under the Code and whose shares are converted into the right to receive cash in the merger. This summary is based upon United States federal income tax law in effect on the date hereof, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular stockholders in light of their individual circumstances, and does not address the tax consequences to stockholders subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), stockholders that hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, stockholders who are not U.S. holders, stockholders that have a functional currency other than the United States dollar, or persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. Each U.S. holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of our common stock that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder of shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding our common stock should consult their tax advisors regarding the tax consequences of the merger.

Further, the discussion does not address any tax consequences of the merger to holders of options to acquire shares of our common stock whose options are cancelled in exchange for cash pursuant to the merger. Option holders should consult with their tax advisors regarding the tax consequences of the merger.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.    The receipt of cash in exchange for shares of our common stock pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares (generally, shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of certain individual and other non-corporate U.S. holders recognized in taxable years beginning before January 1, 2013 are generally taxed at a maximum rate of 15%. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting.    A U.S. holder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such U.S. holder is entitled pursuant to the merger, unless the U.S. holder provides its taxpayer identification number and complies with certain certification procedures, or otherwise establishes an exemption. If the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the Internal Revenue Service, which we refer to as the IRS. Each U.S. holder should complete and sign the substitute IRS Form W-9 included as part of the letter of transmittal, which will be sent to our stockholders at a later date if the merger is consummated, and timely return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period has expired or been terminated. The initial waiting period under the HSR Act expires at 11:59 p.m. on the first business day after the 30th calendar day following the filing of the notification and report forms, unless the FTC terminates the waiting period prior to that time, or the DOJ or the FTC extends the waiting period by requesting additional information or documentation relevant to the merger. Gen-Probe and Hologic filed the notification and report forms under the HSR Act with the FTC and the DOJ on May 18, 2012, and the initial waiting period under the HSR Act expired at 11:59 p.m. on June 18, 2012. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the regulatory laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Gen-Probe or Hologic. At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under regulatory laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Gen-Probe or Hologic. Private parties may also seek to take legal action under regulatory laws under certain circumstances.

In addition, under the merger control law of Germany, the merger may not be completed until clearance is obtained from the FCO. An initial waiting period of one month follows submission of the merger filing with the FCO, and the FCO can extend the waiting period to four months and itself has the authority to prohibit the merger. Hologic and Gen-Probe submitted the required merger filing with the FCO on June 14, 2012.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Gen-Probe, based on a review of information provided by Hologic relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal, state and foreign regulatory laws. The term “regulatory laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition. For a more detailed discussion of the requirements regarding regulatory matters under the merger agreement, please see “The Merger Agreement — Agreements to Use Reasonable Best Efforts” beginning on page 60 of this proxy statement.

Financing Related to the Merger

In connection with the merger, Hologic has entered into a debt commitment letter, dated April 29, 2012, with GS Bank and GS Lending. Under the terms of the commitment letter, GS Bank and GS Lending have agreed to provide financing in an aggregate principal amount of up to $3.8 billion to Hologic to finance the merger, to refinance certain indebtedness, and for other general corporate purposes. Such financing is anticipated to comprise:

•	a $1 billion senior secured Tranche A term loan facility;

•	a $2 billion senior secured Tranche B term loan facility;

•	a senior secured revolving credit facility of up to $300,000,000; and

•	additional loans and/or unsecured notes of up to $500,000,000.

Per the terms of the commitment letter, GS Bank and GS Lending reserve the right to syndicate the facilities to other lenders. Also, the allocation of the up to $3.8 billion aggregate financing commitment among these facilities is subject to adjustment, including in response to prevailing market conditions. Funding is contingent on the satisfaction of certain conditions precedent that are set forth in the commitment letter, the execution and delivery of appropriate definitive loan documents relating to the facilities, and there not having occurred, since December 31, 2011, an acquired business material adverse effect (as defined in the commitment letter).

GS Bank’s and GS Lending’s commitments and agreement under the commitment letter terminate upon the first to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement (or public announcement by Hologic thereof), and (iii) October 29, 2012 or, subject to certain provisions of the commitment letter, a later date (but not later than January 29, 2013).

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

In the days following the announcement of Gen-Probe’s board of directors’ approval of the merger agreement, several purported stockholders of Gen-Probe filed lawsuits in connection with the proposed merger. Teamsters Local Union No. 727 Pension Fund v. Gen-Probe Inc., et al., Case No. 37-2012-00096793-CU-BT-CTL, which we refer to in this proxy statement as the California Action, was filed in the Superior Court of the State of California, San Diego County, against Gen-Probe, its directors, and Hologic. Timothy Coyne v. Gen-Probe Inc., et al., Case No. 7495 and Douglas R. Klein v. John W. Brown, et al., Case No. 7528, which we refer to in this proxy statement as the Delaware Actions, were filed in the Court of Chancery in the State of Delaware against Gen-Probe, its directors, Hologic, and Merger Sub. Each action was brought as a putative class action and alleges that Gen-Probe’s directors breached certain alleged fiduciary duties to Gen-Probe’s stockholders by approving the merger agreement and that Gen-Probe, Hologic and/or Merger Sub aided and abetted those breaches. The complaints request an injunction of the merger. The Delaware Actions also seek damages in the event the merger is completed.

On May 17, 2012, the Delaware Court of Chancery consolidated the Delaware Actions and certified a class of Gen-Probe stockholders, pursuant to a stipulation of the parties. The court also entered a scheduling order providing for the filing of an amended complaint, an answer to that complaint, the exchange of discovery, and for the parties to propose a briefing and hearing schedule on the plaintiffs’ anticipated motion for a preliminary injunction. On May 24, 2012, the plaintiffs filed an amended complaint, adding allegations that the disclosures in Gen-Probe’s preliminary proxy statement were inadequate. The defendants answered the complaint on June 4, 2012.

On May 21, 2012 and May 22, 2012, respectively, the defendants filed a motion to stay and a demurrer to the California Action. A hearing on those motions is scheduled for November 2, 2012. The defendants believe that these actions all are without merit.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Gen-Probe, Hologic or Merger Sub. Such information can be found elsewhere in this proxy statement and in the other public filings Gen-Probe makes with the SEC, which are available without charge at www.sec.gov. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Hologic, Merger Sub, Gen-Probe or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty have been included in or incorporated by reference into this proxy statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Gen-Probe, Hologic or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Gen-Probe upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Gen-Probe will continue to exist following the merger as a wholly-owned subsidiary of Hologic. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation, the officers of Merger Sub will be the initial officers of the surviving corporation, and the certificate of incorporation and bylaws of the surviving corporation will be in the form attached as Exhibit A and Exhibit B, respectively, to the merger agreement, until amended in accordance with their terms or as provided by applicable law. All directors or officers of the surviving corporation will hold their positions until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as agreed by the parties to the merger agreement in writing and specified in the certificate of merger. We expect to complete the merger as soon as practicable after our stockholders adopt the merger agreement and all other conditions to closing have been satisfied or waived.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or, to the extent permitted by law, waiver of the conditions to the closing of the merger (excluding conditions that, by their terms, cannot be satisfied until the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions at such time). However, if the proceeds of Hologic’s debt financing are not available in full pursuant to the debt commitment letter (or, if financing agreements have been entered into, pursuant to such financing agreements) on the date that would otherwise be the closing date, Hologic is not required to effect the closing of the merger until such date on which the proceeds of the debt financing are available in full. The conditions to the closing of the merger are described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 62 of this proxy statement.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $82.75 in cash, without interest and less any applicable withholding taxes, except for the following shares:

•	shares owned by Gen-Probe as treasury stock or by any of Gen-Probe’s subsidiaries, which shares will be cancelled without consideration;

•	shares owned by Hologic, Merger Sub or any of their subsidiaries, which shares will be cancelled without consideration; and

•

shares owned by stockholders who did not vote in favor of the merger and who are entitled to demand, and have properly demanded, appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Section 262 of the DGCL as described in further detail under “Dissenters’ Rights of Appraisal” beginning on page 72 of this proxy statement.

Subject to the above exceptions, after the effective time of the merger, each holder of any shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Payment for the Shares of Common Stock

Hologic will designate a paying agent reasonably acceptable to us to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock, holders of stock options (other than 2012 options), holders of shares of restricted stock and holders of performance shares. At or prior to the effective time of the merger, Hologic will deposit with such paying agent cash in immediately available funds in an amount sufficient to pay the merger consideration payable to our stockholders and to make all payments required in respect of our stock options (other than 2012 options), shares of restricted stock and performance shares, which payments are described in greater detail in the section of this proxy statement entitled “The Merger Agreement — Treatment of Stock Options, Restricted Stock and Performance Shares” beginning on page 51 of this proxy statement.

As promptly as practicable after the effective time of the merger (but in no event later than three business days after the effective time of the merger), the surviving corporation will send, or cause the paying agent to send, you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration. The paying agent will pay you the merger consideration to which you are entitled after you have provided to the paying agent your signed letter of transmittal and the paying agent has received (i) in the case of shares of our common stock represented by a certificate, any such certificate and (ii) in the case of shares of our common stock held in book-entry form, an agent’s message, and any other items specified by the letter of transmittal. Interest will not accrue or be paid in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Following the effective time of the merger, there will be no further transfer of shares of our common stock other than to settle transfers that occurred prior to the effective time of the merger.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and to post a bond in such reasonable amount as the surviving corporation or the paying agent may direct as indemnity against any claim that may be made with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

If any cash deposited with the paying agent is not claimed within six months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Subject to any applicable abandoned property, escheat or other similar property laws, after that point, holders of our common stock who have not received payment will be entitled to look only to the surviving corporation with respect to payment of the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificate to the paying agent without a letter of transmittal.

Treatment of Stock Options, Restricted Stock and Performance Shares

Gen-Probe Stock Options.    At the effective time of the merger, each stock option (other than 2012 options) outstanding and unexercised immediately prior to the effective time will be cancelled and converted into the right to receive a cash amount equal to the product of the total number of shares of common stock previously subject to such option multiplied by an amount equal to the excess, if any, of (a) $82.75 over (b) the exercise price per share previously subject to such option, without interest and less any applicable withholding taxes. Options where the exercise price per share is equal to or greater than the $82.75 merger consideration will be cancelled for no value.

Each 2012 option outstanding and unexercised immediately prior to the effective time will be assumed by Hologic and will continue to have, and be subject to, the same terms and conditions applicable to such option immediately prior to the effective time, and each such option will be, or will become, exercisable for a number of shares of Hologic common stock equal to the product of (a) the number of shares of Gen-Probe common stock that would have been issuable upon exercise of such option and (b) an amount equal to the quotient obtained by dividing (x) $82.75 by (y) the average of the closing sales prices for a share of Hologic common stock on NASDAQ for the five consecutive trading days ending on the trading day immediately prior to the effective time.

Gen-Probe Restricted Stock.    With respect to each share of restricted stock outstanding immediately prior to the effective time, the vesting restrictions will lapse as of the effective time, and each such share of restricted stock will be cancelled and converted into the right to receive a cash amount equal to the product of the total number of shares of restricted stock outstanding immediately prior to the effective time multiplied by $82.75, without interest and less any applicable withholding taxes. Any cash payment relating to shares of restricted stock granted pursuant to a deferred issuance restricted stock award will be paid at the time that shares would otherwise have been delivered pursuant to the terms of such award. Cash payments relating to all other shares of restricted stock will be payable following the effective time in the same manner as all other merger consideration payable with respect to shares of our common stock.

Gen-Probe Performance Shares.    Each performance share and each performance period thereunder that is outstanding immediately prior to the effective time will terminate immediately prior to the effective time, and 150% of the target number of performance shares subject to each such performance share award with respect to each such performance period thereunder will fully vest as of the effective time and will be converted into the right to receive a cash amount equal to the product of the number of vested performance shares (after giving effect to the accelerated vesting described above) subject to such award outstanding immediately prior to the effective time multiplied by $82.75, without interest and less any applicable withholding taxes.

The effect of the merger upon our other employee benefit plans is more fully described under “Employee Benefits” beginning on page 61 of this proxy statement.

Treatment of Employee Stock Purchase Plan

Our ESPP authorizes the issuance of up to 2,000,000 shares of Gen-Probe common stock and is for the benefit of qualifying employees as designated by our board of directors. With respect to the ESPP, under the merger agreement:

•	the current offering period under the ESPP will end on the earlier of June 30, 2012 or the day immediately preceding the effective time of the merger;

•	no new offering period under the ESPP may commence on or following the day immediately preceding the effective time of the merger; and

•	the ESPP will terminate in accordance with its terms as of the effective time of the merger.

In addition, no person who was not participating in the ESPP prior to April 29, 2012 will be able to begin participating in the ESPP, and no new offering period may commence under the ESPP after April 29, 2012.

Treatment of Executive Bonus Plan

Under the merger agreement, annual bonus awards under our Executive Bonus Plan will be made in respect of the 2012 calendar year within 30 days of the effective time of the merger. Pursuant to the terms of the Executive Bonus Plan and the merger agreement, Carl W. Hull (Chairman and Chief Executive Officer), and Daniel L. Kacian, Ph.D., M.D. (Executive Vice President and Chief Scientist), as participants in the Executive Bonus Plan, will be entitled to a cash payment, payable by the surviving corporation, equal to 100% of each such participant’s target bonus amount, or, if greater, an amount based on actual year-to-date performance, pro-rated to the closing date and otherwise not subject to any negative adjustment under the terms of the Executive Bonus Plan.

Treatment of Employee Bonus Plan

Under the merger agreement, each participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the employee bonus plan will be entitled to a cash payment, payable by the surviving corporation at the time such payments are regularly paid under the employee bonus plan, in an amount calculated pursuant to the terms of the employee bonus plan and determined in good faith by the surviving corporation.

In addition, each eligible participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the employee bonus plan and who is terminated by the surviving corporation after the effective time of the merger and prior to the regular payment of bonuses for 2012 under the employee bonus plan will be entitled to a cash payment payable by the surviving corporation. The amount of such cash payment will be calculated by multiplying the terminated employee’s base salary by (x) such employee’s target bonus percentage as set forth in the employee bonus plan, and (y) the “Company Performance Factor” (as defined in the employee bonus plan) for 2012 and further multiplying that result by a fraction, the numerator of which is the number of full months such employee was employed by Gen-Probe and the surviving corporation during the period from January 1, 2012 through December 31, 2012 and the denominator of which is twelve. However, no terminated employee will be eligible to receive a bonus under the employee bonus plan if the employee is either terminated for “cause” (as defined in Gen-Probe’s form of employee stock option agreement under the 2003 incentive award plan) or is terminated based upon a good faith determination by the surviving corporation at the time of termination that such employee’s performance has not been at an acceptable level.

Representations and Warranties

In the merger agreement, Gen-Probe has made representations and warranties to Hologic relating to, among other things:

•	its and its subsidiaries’ corporate organization, good standing and qualification;

•	its capitalization;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with law, Gen-Probe’s organizational documents and certain contracts to which Gen-Probe is a party;

•	actions taken by Gen-Probe’s board of directors;

•	required regulatory filings, consents and approvals of governmental entities;

•	documents filed with or furnished to the SEC and the accuracy of the information contained in those documents, including with respect to Gen-Probe’s financial statements and internal controls;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes;

•	employee benefit and labor matters;

•	the absence of certain legal proceedings;

•	compliance with laws and compliance with, and adequacy of, governmental licenses and permits;

•

compliance with regulatory laws, such as the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder), which we refer to as the FDCA, that govern Gen-Probe and its products;

•	tax matters;

•	intellectual property matters;

•	real property matters;

•	the accuracy of the information supplied by Gen-Probe for inclusion in this proxy statement;

•	the inapplicability of takeover statutes with respect to the merger;

•	material contracts (including the enforceability thereof and compliance therewith);

•	the stockholder vote required to adopt the merger agreement;

•	insurance matters;

•	the absence of brokers’ and finders’ fees except as otherwise disclosed;

•	the fairness opinion delivered by Morgan Stanley;

•	the absence of certain specified payments, including, but not limited to, unlawful contributions to political activities and foreign or domestic government officials or employees;

•	environmental matters;

•	transactions with affiliates; and

•	relationships with Gen-Probe’s significant suppliers.

Many of Gen-Probe’s representations and warranties are qualified by a “Material Adverse Effect on the Company” standard. For purposes of the merger agreement, “Material Adverse Effect on the Company” is defined to mean:

•

Any event, state of facts, circumstance, development, change, effect or occurrence that is or could reasonably be expected to be materially adverse (a) to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) to the ability of the Company to timely perform any of its obligations under the merger agreement.

•

A Material Adverse Effect on the Company shall not include for purposes of clause (a) or (b) above any event, state of facts, circumstance, development, change, effect or occurrence resulting from any of the following:

•

changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general (except to the extent such changes could reasonably be expected to have a materially disproportionate negative impact on the Company and its subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries);

•

general changes or developments in the business in which the Company and its subsidiaries operate, including any changes in applicable law affecting such business, including generally applicable rules, regulations and administrative policies of the United States Food and Drug Administration, which we refer to as the FDA, or published interpretations thereof (except to the extent such changes or developments could reasonably be expected to have a materially disproportionate negative impact on the Company and its subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries);

•

the negotiation, execution, announcement, existence or performance of the merger agreement or the transactions contemplated thereby, including (x) any fees or expenses incurred in connection therewith, and (y) the impact of the foregoing on relationships with customers, suppliers, employees, and regulators;

•	the identity of Hologic or any of its affiliates as the acquiror of the Company;

•

compliance with the terms of, or the taking of any action expressly required to be taken by the Company pursuant to the merger agreement or expressly consented to by Hologic after the date of the merger agreement;

•

any acts of terrorism or war or any natural disaster or weather-related event (except to the extent such acts or events could reasonably be expected to have a materially disproportionate negative impact on the Company and its subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries);

•	changes in generally accepted accounting principles or the interpretation thereof;

•

changes in the price or trading volume of the Company’s common stock (provided that this clause will not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to a “Material Adverse Effect on the Company”);

•

any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a “Material Adverse Effect on the Company”);

•

any action, suit, investigation or proceeding made, brought or threatened by any holder of Company securities, on the holder’s own behalf or on behalf of the Company on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Company’s officers or directors), arising out of or related to any of the transactions contemplated by the merger agreement, including the merger; or

•

any determination by, or the delay of a determination by, the FDA or any panel or advisory body empowered or appointed thereby, after the date of the merger agreement, with respect to the approval or non-approval of new products subject to the FDCA or similar applicable laws in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by Gen-Probe or any of its subsidiaries, which products we refer to as medical products, or new uses of existing medical products, in each case of the Company or its subsidiaries, as of the date of the merger agreement.

In the merger agreement, Hologic and Merger Sub each made representations and warranties relating to:

•	their corporate organization and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with law, their organizational documents and contracts to which they are a party;

•	required regulatory filings, consents and approvals of governmental entities;

•	the ownership and operation of Merger Sub;

•	the accuracy of the information supplied by Hologic for inclusion in this proxy statement;

•	the availability of funds necessary to pay the aggregate merger consideration;

•	their ownership of our common stock;

•	access to Gen-Probe’s information and non-reliance on Company projections, estimates or budgets or other information supplied to Hologic and Merger Sub;

•	the absence of certain legal proceedings;

•	the absence of certain agreements with Gen-Probe stockholders; and

•	brokers’ and finders’ fees.

Some of Hologic’s and Merger Sub’s representations and warranties are qualified by a “Material Adverse Effect on Parent” standard. For purposes of the merger agreement, “Material Adverse Effect on Parent” is defined to mean any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the ability of Hologic or Merger Sub to timely perform its obligations under the merger agreement.

Conduct of Business Prior to Closing

Gen-Probe has agreed in the merger agreement that, until the earlier of the effective time of the merger and the termination of the merger agreement, except as set forth in the disclosure schedule that Gen-Probe delivered to Hologic in connection with the execution of the merger agreement or as otherwise contemplated, permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Hologic (such consent not to be unreasonably withheld, conditioned or delayed), it shall and shall cause its subsidiaries to:

•	conduct their respective businesses in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

•

use its reasonable best efforts to preserve substantially intact its present business organization, and capital structure, and keep available the services of its present directors, executive officers and key employees;

•

use its reasonable best efforts to maintain in effect all existing material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations necessary for the conduct of its businesses; and

•	use its reasonable best efforts to seek to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

Gen-Probe has also agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, except as set forth in the disclosure schedule that Gen-Probe delivered to Hologic in connection with the execution of the merger agreement or as otherwise contemplated, permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Hologic (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to, subject to certain exceptions:

•	amend their charter documents (except, in the case of subsidiaries, for ordinary course changes, and except for intercompany mergers or consolidations);

•

acquire assets, securities, properties, interests or businesses, except (A) in the ordinary course consistent with past practices, (B) ordinary course capital expenditures, (C) for transactions (not including acquisitions of inventory and supplies in the ordinary course) which do not exceed $10 million in the aggregate, and (D) intercompany transactions;

•

sell, lease, or transfer, or create any lien on (other than certain permitted liens which would not materially interfere with the use of property or assets owned by Gen-Probe or its subsidiaries), any assets, properties, interests or businesses, except (A) in the ordinary course consistent with past practice, (B) for sales of assets, properties, interests or businesses (not including inventory in the ordinary course) which do not exceed $10 million in the aggregate, (C) intercompany transactions, (D) pursuant to any material contract, and (E) as may be required by applicable law to facilitate the merger;

•

redeem, repurchase, prepay, defease, cancel or incur indebtedness for borrowed money, or guarantee the obligations of others, other than (A) intercompany indebtedness, (B) indebtedness which does not exceed $5 million in the aggregate, (C) the incurrence of indebtedness under Gen-Probe’s existing credit facilities not in excess of $250 million at any time outstanding, or (D) to replace, renew, extend, refinance or refund indebtedness under Gen-Probe’s existing credit facilities in an amount not to exceed $250 million upon terms no less favorable, in the aggregate, to Gen-Probe and which does not require the payment of any penalty fee or other specified charge in connection with the repayment of such indebtedness as of the effective time of the merger;

•	offer, place or arrange any issuance of debt securities or commercial bank or other credit facilities;

•	make any loans, capital contributions or investments in excess of $10 million in the aggregate, except pursuant to intercompany transactions or as required by existing material contracts;

•	enter into or amend any contracts with executive officers, directors or beneficial owners of more than 1% of the shares of Gen-Probe’s common stock or voting power in respect thereof;

•

(A) renew, extend, amend or terminate any material contract, other than pursuant to its terms, except in the ordinary course of business consistent with past practice, (B) enter into any new agreement that would have been considered a material contract at the time the merger agreement was signed, except in the ordinary course of business consistent with past practice, (C) waive any term or material default, or settle any material claim, under any material contract, or (D) enter into any contract with a change of control provision that would require payment to a third party in connection with the merger;

•	split, combine, subdivide, reclassify or amend the terms of any Gen-Probe security;

•

declare or establish a record date for, or set aside or pay any dividend or other distribution in respect of Gen-Probe securities, other than distributions by a Gen-Probe subsidiary to its parent in the ordinary course of business;

•	enter into any voting agreement with respect to Gen-Probe securities;

•

take any action to acquire, issue or offer any Gen-Probe securities, other than (A) acquisitions pursuant to the exercise of options, (B) issuances pursuant to performance shares or the exercise of options, (C) withholdings to satisfy tax obligations with respect to options or restricted stock, (D) acquisitions by Gen-Probe of options or restricted stock in connection with the forfeiture of such awards, (E) issuances pursuant to the terms of the ESPP, (F) grants of 2012 options in connection with newly hired employees and promotions of existing employees in the ordinary course of business consistent with past practice, and (G) acquisitions by or issuances under Company benefit plans in the ordinary course and consistent, in all material respects, with past practice;

•

settle (except with respect to tax matters) any action with respect to existing claims or litigation, other than settlements of such actions that (A) do not exceed (net of insurance proceeds) certain specified amounts, or (B) do not impose any material restrictions on the business or operations of the Company and its subsidiaries taken as a whole;

•

change any material income tax election or settle or compromise any material income tax liability for an amount that is materially in excess of the reserve for such liability, file any amended tax return with respect to any material tax, enter into any closing arrangement with respect to any material tax or surrender any right to claim a material tax refund, except (A) in the ordinary course consistent with past practice, (B) to the extent required by law, or (C) in the case of intercompany mergers or consolidations;

•	make any material change to financial or tax accounting methods, except as required by GAAP, regulatory standards, law or governmental authorities or as disclosed in our filings with the SEC;

•

adopt or enter into a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries, except for certain intercompany transactions and with respect to immaterial shell subsidiaries;

•

(A) make or materially change, or accelerate the vesting of, compensation or benefits payable to officers, directors, employees, agents or consultants (except in connection with newly hired employees), or (B) enter into or make any loans to officers, directors, employees, affiliates, agents or consultants, or make any changes in existing borrowing or lending arrangements, in each case, other than as required by applicable law or the terms of any Company benefit plan or existing agreement, or in the ordinary course of business;

•

pay or accrue any specified compensation or employee benefits to any officer, director or employee, except for accruals in accordance with GAAP and as required by applicable law or the terms of existing Company benefit plans;

•

materially reduce the Company’s labor force or undertake other efforts concerning the termination of employment of Company employees, except as publicly announced prior to the date the merger agreement was signed, and except for routine employee terminations or terminations that would not trigger notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law;

•

enter into any new agreements or arrangements that would limit or restrict, in any material respect, the Company from engaging or competing in any material line of business, except for extensions or modifications under existing agreements which do not materially increase existing limitations;

•	revalue, in any material respect, any material assets, other than in the ordinary course of business consistent with past practice or as required by GAAP;

•

convene any regular or special stockholders meeting (or adjourn or postpone any such a meeting) other than the special meeting contemplated by the merger agreement and the Company’s regular 2012 annual stockholders meeting, or as required by law;

•	enter into any new lines of business;

•	fail to use reasonable best efforts to maintain insurance coverage that is substantially similar to the coverage in effect at the date the merger agreement was signed;

•

amend or modify, in any material respect, or terminate, any material lease, or enter into any new lease (except in the ordinary course of business consistent with past practice), or enter into any contracts for the purchase or sale of real property with a purchase or sale price in excess of $5 million individually or $15 million in the aggregate;

•	amend or modify the engagement letter with Gen-Probe’s financial advisor in a way that materially increases the fee or commission payable by Gen-Probe thereunder;

•

take any action that would, or could reasonably be expected to, (A) prevent, or materially delay, the merger from being consummated, or (B) violate the merger agreement, in each case, except as expressly permitted under the merger agreement; or

•	make any commitment to take any of the foregoing prohibited actions.

Proxy Statement and Stockholders Meeting

As promptly as practicable after the SEC or its staff advises that it has no further comments on this proxy statement, we are required to duly call and hold a special meeting of our stockholders for the purpose of obtaining their adoption of the merger agreement. Subject to the right of our board of directors to effect a recommendation withdrawal (described in the section of this proxy statement entitled “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59), we are obligated to include in this proxy statement the recommendation of our board of directors that our stockholders vote in favor of the proposal to adopt the merger agreement, and we must use our reasonable best efforts to obtain stockholder approval of the proposal to adopt the merger agreement. Notwithstanding any recommendation withdrawal, we are obligated to convene the special meeting of our stockholders for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement, unless the merger agreement has previously been terminated in accordance with its terms.

After careful consideration and following the unanimous recommendation of a strategic transaction committee of the board of directors, our board of directors unanimously (i) determined that it is in the best interests of Gen-Probe and its stockholders for Gen-Probe to enter into the merger agreement, (ii) declared it advisable for Gen-Probe to enter into the merger agreement, (iii) approved the execution, delivery and performance by Gen-Probe of its obligations under the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iv) resolved to recommend that the stockholders of Gen-Probe adopt the merger agreement, and directed that such matter be submitted for consideration of the stockholders of Gen-Probe at the special meeting. Our board of directors unanimously recommends that Gen-Probe’s stockholders vote “FOR” the adoption of the merger agreement.

No Solicitation of Other Offers

In connection with the merger agreement, we have agreed not to, and to cause our subsidiaries and our and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, affiliates and other representatives not to:

•

initiate, solicit or knowingly encourage or facilitate, or take any other action designed to facilitate the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to any “company acquisition proposal” (as defined below under the heading “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59 of this proxy statement);

•	engage in discussions or negotiations with, or furnish any non-public information relating to the Company to, any person relating to a company acquisition proposal;

•

take any action to make any state anti-takeover statute or regulation, or any similar provision in Gen-Probe’s charter documents, inapplicable to any transaction contemplated by a company acquisition proposal;

•	approve, recommend or enter into any arrangement with respect to a company acquisition proposal; or

•	withhold, withdraw, qualify or modify in a manner that is adverse to Hologic, the board of directors’ recommendation with respect to the merger agreement and the merger.

Notwithstanding the restrictions described above, prior to the time that our stockholders adopt the merger agreement, if we receive a bona fide written, unsolicited company acquisition proposal that our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or would reasonably be expected to lead to, a superior proposal, we may:

•

furnish pursuant to a confidentiality agreement permitted by the merger agreement non-public information with respect to Gen-Probe and its subsidiaries to the party making the company acquisition proposal, provided that any such information must be provided to Hologic as promptly as reasonably practicable (but in no event later than 24 hours) after it is provided to such party to the extent not previously made available to Hologic; and

•	participate in negotiations and discussions with the party making the company acquisition proposal with respect to such company acquisition proposal.

However, we may not take the actions described in the foregoing two bullet points (A) unless and until our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties to Gen-Probe’s stockholders under applicable law, and (B) unless we have delivered to Hologic, at least one business day prior to taking such action, a written notice advising Hologic that we intend to take such action.

In the cases described above, we are required to notify Hologic promptly (but in no event later than 36 hours) after receipt by us or by any of our representatives of any company acquisition proposal or any request for non-public information or for access to our business, assets, books or records in connection with a company acquisition proposal. We are also required to keep Hologic reasonably informed, on a current basis, of the status and details of any such company acquisition proposal, indication or request and promptly (but in no event later than 24 hours) provide Hologic with copies of all written correspondence or communications sent or provided to or by us and our representatives in connection with any company acquisition proposal.

Gen-Probe may waive the terms of a standstill agreement in effect as of the date of the merger agreement if the terms of such standstill agreement require Gen-Probe to invite the counterparty to submit a company acquisition proposal, and if the other party to such standstill agreement expressly requests such waiver. In such case, Gen-Probe shall grant such a waiver solely to the extent necessary to enable such other party to submit a bona fide written, unsolicited company acquisition proposal in accordance with the terms of the merger agreement, and otherwise to enable Gen-Probe to take any other actions and only such actions expressly permitted to be taken by Gen-Probe pursuant to the terms of the merger agreement following the submission by such other party of a bona fide written, unsolicited company acquisition proposal as if such standstill agreement was not in effect. Gen-Probe has also agreed that it will be responsible for any breach of the restrictions described in this section by any of its or its subsidiaries’ representatives.

In addition to the rights described above, we may terminate the merger agreement and enter into a definitive agreement providing for the implementation of a superior proposal under certain circumstances. See “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” below.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement, and the merger agreement provides that we and our board of directors may not withhold, withdraw, qualify or modify in a manner that is adverse to Hologic, the board of director’s recommendation with respect to the merger agreement and the merger.

However, prior to the adoption of the merger agreement by our stockholders, our board of directors may effect a recommendation withdrawal in response to a superior proposal or an intervening event, provided that our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to do so would be inconsistent with its fiduciary duties to Gen-Probe’s stockholders under applicable law.

If our board of directors intends to effect a recommendation withdrawal in response to either a superior proposal or an intervening event, it must provide Hologic with four business days’ notice of our board of directors’ intent to effect a recommendation withdrawal and specify the reasons therefor in reasonable detail and engage in good faith negotiations with Hologic during such four business day period to amend the merger agreement in a manner that obviates the need for a recommendation withdrawal. In addition, if our board of directors intends to effect a recommendation withdrawal in response to a superior proposal, it must engage in good faith negotiations with Hologic during such four business day period to make such adjustments to the merger agreement and the financing commitments so that such superior proposal no longer constitutes a superior proposal. Any proposed amendment to the financial terms of a superior proposal or any other material terms thereof will entitle Hologic to an additional four business day period to propose changes to the merger agreement.

The merger agreement defines a “company acquisition proposal” as any proposal or offer from any person or group (other than Hologic, Merger Sub and their respective affiliates) relating to, in a single transaction or a series of related transactions: (A) any direct or indirect acquisition or purchase of assets that constitutes fifteen percent (15%) or more of the net revenues, net income or assets of Gen-Probe and its subsidiaries, taken as a whole; (B) any direct or indirect acquisition of fifteen percent (15%) or more of any class or series of Gen-Probe securities; (C) any tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning fifteen percent (15%) or more of any class or series of capital stock of Gen-Probe; or (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Gen-Probe (or any subsidiary of Gen-Probe whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of Gen-Probe and its subsidiaries taken as a whole).

The merger agreement defines a “superior proposal” as any written, bona fide, unsolicited company acquisition proposal on terms which our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to our stockholders from a financial point of view than the merger, taking into account all of the terms and conditions of such proposal (including the likelihood of consummation of the proposal) and the merger agreement (including any changes to the terms of the merger agreement proposed by Hologic to Gen-Probe in response to such proposal or otherwise). For the purposes of the definition of “superior proposal,” the references to “15% or more” in the definition of “company acquisition proposal” are deemed to be references to “a majority.”

The merger agreement defines an “intervening event” as a material development or change in circumstances occurring or arising after April 29, 2012 that was neither known to our board of directors nor reasonably foreseeable as of or prior to April 29, 2012. However, none of the following will constitute an “intervening event”: (A) any action taken by either Gen-Probe or Hologic pursuant to and in compliance with the affirmative covenants of such parties to use their reasonable best efforts to consummate the merger, as described in more detail under the heading “Agreements to Use Reasonable Efforts” below, and the consequence of any such action; (B) the receipt, existence of or terms of a company acquisition proposal or any inquiry relating thereto or the consequences thereof; or (C) a change in the market price of our common stock.

If our board of directors decides to effect a recommendation withdrawal, Hologic may terminate the merger agreement and we must pay the applicable termination fee as described in further detail in “The Merger Agreement — Termination Fees” beginning on page 65 of this proxy statement.

In addition, if our board of directors decides to terminate the merger agreement with Hologic to enter into a definitive agreement providing for the implementation of a superior proposal, and we enter into such definitive agreement concurrently with such termination, we must pay the applicable termination fee as described in further detail in “The Merger Agreement — Termination Fees” beginning on page 65 of this proxy statement.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, each of Gen-Probe, Hologic and Merger Sub has agreed to use their respective reasonable best efforts to:

•	satisfy the conditions to the closing of the merger and consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable;

•

obtain all consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any governmental authority or third party necessary in connection with the consummation of the transactions contemplated by the merger agreement, make all necessary registrations, declarations and filings with, and notices to, any governmental authorities and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by any governmental authority; and

•	execute and deliver any additional instruments reasonably necessary to consummate the merger.

In furtherance of the foregoing, each of Gen-Probe, Hologic and Merger Sub has agreed to:

•	make an appropriate filing under the HSR Act within ten business days of the date of the merger agreement;

•	supply as promptly as reasonably practicable any additional information and documentation that may be requested pursuant to the HSR Act; and

•

use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable.

Each of Gen-Probe, Hologic and Merger Sub will cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry. In addition, each party has agreed to keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other governmental authority and to provide the other party the opportunity to attend or participate in any meetings or discussions with such governmental authority.

Pursuant to the terms of the merger agreement, Hologic’s obligation to use its reasonable best efforts to obtain all consents, approvals, orders, or waivers by any governmental authority or third party necessary to consummate the merger may require Hologic to:

•

sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, any assets, licenses, operations, rights, product lines, businesses or interest of Hologic or its subsidiaries; or

•

take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Hologic, Gen-Probe or the surviving corporation (or any of their respective subsidiaries or other affiliates).

However, Hologic will only be required to take such actions with respect to assets, licenses, operations, rights, product lines, businesses or interests therein of Hologic (or any of its subsidiaries or other affiliates) which, in the aggregate, generated less than $58.0 million of the combined consolidated revenues of Hologic and its subsidiaries during Hologic’s fiscal year ended September 24, 2011.

Hologic, after prior consultation with Gen-Probe and after considering Gen-Probe’s views, to the extent practicable, will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and will take the lead in all meetings and communications with any governmental authority in connection with obtaining any necessary antitrust or competition clearances.

Indemnification and Insurance

Hologic has agreed to cause the surviving corporation to provide for the continued indemnification (including advancement of expenses) of the current and former directors, officers and employees of Gen-Probe and its subsidiaries (including any person who becomes a director, officer or employee prior to the effective time of the merger), which we refer to collectively as the indemnified parties, following the effective time of the merger for acts and omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law, and to assume all obligations of Gen-Probe and its subsidiaries to the indemnified parties in respect of indemnification and exculpation from liabilities for acts and omissions occurring at or prior to the effective time of the merger as provided in the organizational and governing documents and any indemnification agreement of Gen-Probe and its subsidiaries. In addition, Hologic has agreed to cause the surviving corporation to maintain in effect for six years after the effective time provisions in its certificate of incorporation and bylaws with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the indemnified parties as those contained in the certificate of incorporation and bylaws of Gen-Probe as currently in effect, which provisions shall not be amended, repealed or modified in any manner that would adversely affect the rights of the indemnified parties thereunder, and to advance any expenses of any indemnified party in connection with the foregoing to the fullest extent permitted under applicable law.

For six years after the effective time of the merger, the surviving corporation will maintain, and Hologic will cause the surviving corporation to maintain, for the benefit of the indemnified parties, an insurance policy with respect to directors’ and officers’ liability insurance on terms and conditions no less favorable than those of Gen-Probe’s directors’ and officers’ liability insurance policy as in effect on April 29, 2012. However, neither Hologic nor the surviving corporation shall be required to pay an aggregate premium for such insurance policy in excess of 300% of the annual premium paid by Gen-Probe for the last full fiscal year for such insurance. The surviving corporation’s obligation to maintain such insurance policy may be satisfied by Hologic or, with the approval of Hologic, Gen-Probe by purchasing a prepaid six year “tail” policy that contains terms and conditions no less favorable than those of Gen-Probe’s directors’ and officers’ liability insurance policy as in effect on April 29, 2012.

Fees and Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except as described below under the caption “The Merger Agreement — Termination Fees” beginning on page 65 of this proxy statement.

Employee Benefits

For a period of one year following the effective time of the merger, Hologic has agreed to provide the Company’s employees with (a) annual base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than the annual base salary or hourly wage rates provided to Gen-Probe’s employees immediately before the effective time of the merger; and (b) other compensation and employee benefits (other than incentive compensation, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on Gen-Probe or the surviving corporation) that are no less favorable, in the aggregate, than those provided to similarly situated employees of Hologic.

In addition, the surviving corporation will use its reasonable best efforts to ensure that employee benefits accrued under Gen-Probe’s benefits plans will carry over and be credited to employees under the employee benefits plans of Hologic and its affiliates, and Gen-Probe employees will be immediately eligible to participate in any post-closing benefit plans.

Further, for a period of at least two years following the effective time of the merger, Hologic will pay to any Gen-Probe employee who is terminated during such two year period severance benefits that are no less favorable than the greater of (i) the severance benefits provided to such employee under the terms of his or her individual employment agreement in effect on April 29, 2012 or under any Gen-Probe severance plan, program, policy or guideline in which such individual is eligible to participate, and (ii) those severance benefits provided to similarly situated employees of Hologic and its affiliates.

Other Covenants

The merger agreement contains additional agreements between Gen-Probe and Hologic relating to, among other things:

•	press releases and other public announcements relating to the merger and the transactions contemplated by the merger agreement;

•

Hologic’s access to our offices, properties, books and records and other information between the date of the merger agreement and the closing of the merger (subject to applicable legal obligations and restrictions);

•	Hologic’s obligation to keep information we provide to Hologic confidential;

•

ensuring that no takeover laws are or become applicable to the transactions contemplated by the merger agreement and, if and to the extent such laws would become applicable, to consummate the transactions contemplated by the merger agreement as promptly as practicable or otherwise minimize the effects thereof;

•	the notification of certain developments; and

•

Hologic’s and Merger Sub’s obligation to use their reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter from GS Bank and GS Lending, as further described under the heading “Financing Related to the Merger,” to satisfy on a timely basis all of the conditions to obtaining the debt financing, and, in the event the debt financing becomes unavailable, their obligations to use their reasonable best efforts to obtain alternative debt financing necessary to consummate the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations.    Each party’s obligation to complete the merger is subject to the satisfaction (or written waiver, if permissible under applicable law) of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction shall be in effect which prohibits, restrains or renders illegal the consummation of the merger;

•

all applicable waiting periods (and any extensions thereof) under the HSR Act and under any similar foreign statutes and regulations applicable to the merger must have expired or terminated and applicable approvals must have been obtained (except where the failure to expire, terminate or be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Gen-Probe and Hologic, taken as a whole, or would not reasonably be expected to result in criminal liability); and

•

all other consents, approvals and actions of, filings with or notices to any governmental authority required of Gen-Probe, Hologic or any of their respective subsidiaries to consummate the merger or the other transactions contemplated by the merger agreement must have been obtained, except those that would not reasonably be expected to materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement pursuant to the merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into the merger agreement in the face of such materially and adversely diminished benefits.

Conditions to Hologic’s and Merger Sub’s Obligations.    The obligations of Hologic and Merger Sub to complete the merger are subject to the satisfaction (or written waiver, if permissible under applicable law) of the following further conditions:

•	Gen-Probe must have performed in all material respects all of its obligations under the merger agreement required to be performed by it prior to the effective time of the merger;

•

the representations and warranties made by Gen-Probe regarding certain matters relating to Gen-Probe’s corporate authority to enter into the merger agreement, certain board approvals relating to the merger, Gen-Probe’s capitalization and the inapplicability of certain takeover statutes must be true in all material respects as if made at and as of the effective time of the merger (except to the extent made as of a specific date);

•

each of the representations and warranties made by Gen-Probe set forth in the merger agreement, other than those listed above, disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect on the Company” (as defined in the merger agreement, as described in “The Merger Agreement — Representations and Warranties” beginning on page 52 of this proxy statement), must be true as if made at and as of the effective time of the merger (except to the extent made as of a specific date), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

•	no Material Adverse Effect on the Company must have occurred since the date of the merger agreement and be continuing;

•	appraisal rights shall not have been exercised with respect to more than ten percent (10%) of all of the issued and outstanding shares of our common stock; and

•

Gen-Probe must deliver to Hologic at closing a certificate with respect to the satisfaction of the foregoing conditions relating to its representations, warranties and covenants and the absence of any Material Adverse Effect on the Company.

Conditions to Gen-Probe’s Obligations.    The obligation of Gen-Probe to complete the merger is subject to the satisfaction (or written waiver, if permissible under applicable law) of the following further conditions:

•	each of Hologic and Merger Sub must have performed in all material respects all of its obligations under the merger agreement required to be performed by it prior to the effective time of the merger;

•

the representations and warranties made by Hologic and Merger Sub regarding certain matters relating to their corporate authority to enter into the merger agreement, certain board approvals relating to the merger, and the adoption of the merger agreement by Hologic in its capacity as the sole stockholder of Merger Sub, disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect on Parent” (as defined in the merger agreement, as described in “The Merger Agreement — Representations and Warranties” beginning on page 52 of this proxy statement) must be true in all material respects as if made at and as of the effective time of the merger (except to the extent made as of a specific date);

•

each of the representations and warranties made by Hologic and Merger Sub set forth in the merger agreement, other than those listed above, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect on Parent, must be true as if made at and as of the effective time of the merger (except to the extent made as of a specific date), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

•	Hologic must deliver to Gen-Probe at closing a certificate with respect to the satisfaction of the foregoing conditions relating to its and Merger Sub’s representations, warranties and covenants.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval of the merger has been obtained:

•	by mutual written consent of Gen-Probe and Hologic;

•	by either Gen-Probe or Hologic if:

•

the merger is not consummated on or before October 29, 2012, which we refer to as the outside date, except that (a) Gen-Probe or Hologic may extend the outside date to January 29, 2013 if all conditions to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), except the condition relating to the expiration or early termination of the applicable waiting periods under, and the obtaining of all applicable approvals required by, the HSR Act and any similar foreign statutes and regulations applicable to the merger, and (b) if, as of October 1, 2012, the conditions relating to the approval of the merger by Gen-Probe’s stockholders or the condition relating to the expiration or early termination of the applicable waiting periods under, and the obtaining of all applicable approvals required by, the HSR Act and any similar foreign statutes and regulations applicable to the merger have not been satisfied and, thereafter, both of such conditions are satisfied on or prior to October 29, 2012, Gen-Probe or Hologic may extend the outside date to the twentieth business day following the date upon which the last of such conditions was satisfied in order for Hologic to complete the financing required to consummate the merger (but in no event later than November 30, 2012);

•	there is a final and nonappealable law, or any governmental authority issues any order or takes any other action, that makes consummation of the merger illegal or otherwise prohibited;

•	the Gen-Probe stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by Gen-Probe, if:

•

Hologic or Merger Sub have breached any of their representations, warranties, covenants or agreements under the merger agreement (other than the failure of Hologic to consummate the merger as a result of a failure to obtain the financing necessary to complete the merger), which breach is incapable of being cured by the outside date, or if curable, is not cured by the earlier of (i) ten business days following written notice to Hologic by Gen-Probe of such breach and (ii) the outside date; or

•

Gen-Probe’s board of directors has determined to enter into a definitive agreement providing for the implementation of a superior proposal and Gen-Probe enters into such definitive agreement and pays a termination fee of $128,000,000 to Hologic concurrently with such termination;

•	by Hologic, if:

•

Gen-Probe has breached any of its representations, warranties, covenants or agreements under the merger agreement (other than the covenant to hold the stockholders’ meeting or the covenants relating to restrictions on solicitation of company acquisition proposals), which breach is incapable of being cured by the outside date, or if curable, is not cured by the earlier of (i) ten business days following written notice to Gen-Probe by Hologic of such breach and (ii) the outside date;

•

Gen-Probe, any of its subsidiaries or any of their respective representatives has in any material respect breached its obligation to hold the stockholders’ meeting or the covenants relating to restrictions on solicitation of company acquisition proposals; or

•

Gen-Probe’s board of directors effects a recommendation withdrawal or, in the case of a company acquisition proposal made by way of a tender or exchange offer, fails to recommend that the Gen-Probe stockholders reject such tender or exchange offer within ten business days, or Gen-Probe’s board of directors fails to include its recommendation that our stockholders adopt the merger agreement in this proxy statement.

Termination Fees

If the merger agreement is terminated by Gen-Probe or by Hologic under the conditions described in further detail below, a termination fee in the amount of $128,000,000 may be payable by Gen-Probe to Hologic. Gen-Probe must pay the termination fee to Hologic if:

•

Gen-Probe or Hologic terminates the merger agreement because the merger has not been consummated by the outside date (other than due to Hologic’s failure to obtain the financing necessary to complete the merger) and (i) a bona fide written company acquisition proposal has been publicly announced after April 29, 2012 and not withdrawn or abandoned prior to such termination, and (ii) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, a company acquisition proposal, provided that, for these purposes, references to “15% or more” in the definition of “company acquisition proposal” are deemed references to “30% or more;”

•

Gen-Probe or Hologic terminates the merger agreement because Gen-Probe’s stockholders fail to adopt the merger agreement, and (i) a bona fide written company acquisition proposal has been publicly announced after April 29, 2012 and not withdrawn or abandoned prior to such termination, and (ii) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, a company acquisition proposal, provided that, for these purposes, references to “15% or more” in the definition of “company acquisition proposal” are deemed references to “30% or more;”

•

Gen-Probe terminates the merger agreement because Gen-Probe’s board of directors has determined to enter into a definitive agreement providing for the implementation of a superior proposal and Gen-Probe enters into such definitive agreement concurrently with such termination;

•

Hologic terminates the merger agreement because Gen-Probe willfully and materially breached its covenant to hold the stockholders’ meeting or its covenants relating to restrictions on solicitation of company acquisition proposals;

•

Hologic terminates the merger agreement because (i) Gen-Probe has either breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or materially (but not willfully) breached its obligation to hold the stockholders’ meeting or its covenants relating to restrictions on solicitation of company acquisition proposals, and (ii)(A) a bona fide written company acquisition proposal has been publicly announced after April 29, 2012 and not withdrawn or abandoned prior to such termination, and (B) within 12 months of such termination, Gen-Probe enters into a definitive agreement with respect to, or consummates a transaction contemplated by, a company acquisition proposal, provided that, for these purposes, references to “15% or more” in the definition of “company acquisition proposal” are deemed references to “30% or more;” or

•

Hologic terminates the merger agreement because (i) Gen-Probe’s board of directors effects a recommendation withdrawal or, in the case of a company acquisition proposal made by way of a tender or exchange offer, fails to recommend that the Gen-Probe stockholders reject such tender or exchange offer within ten business days, or (ii) Gen-Probe’s board of directors fails to include its recommendation that our stockholders adopt the merger agreement in this proxy statement.

The merger agreement provides that in no event will Gen-Probe be required to pay the termination fee on more than one occasion and that the termination fee will be reduced by the amount of any expenses of Hologic previously reimbursed by Gen-Probe as described below.

If the merger agreement is terminated by Gen-Probe or by Hologic under the conditions described in further detail below, a financing failure fee in the amount of $200,000,000 may be payable by Hologic to Gen-Probe. Hologic must pay the financing failure fee to Gen-Probe if:

•

Gen-Probe or Hologic terminate the merger agreement because the merger has not been consummated by the outside date (as it may be extended in accordance with the terms of the merger agreement), and (i) all conditions to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), and (ii) the merger has not been consummated on or prior to the outside date (as it may be extended in accordance with the terms of the merger agreement) because the proceeds of Hologic’s debt financing are not available in full pursuant to the debt commitment letter (or, if financing agreements have been entered into, pursuant to such financing agreements) on the date that would otherwise be the closing date.

In addition, Gen-Probe is required to reimburse Hologic for its reasonable and documented out-of-pocket transaction-related expenses up to $20,000,000 if:

•

Gen-Probe or Hologic terminate the merger agreement because Gen-Probe’s stockholders fail to adopt the merger agreement and, prior to such termination, Gen-Probe’s board of directors has effected a recommendation withdrawal; or

•

Hologic terminates the merger agreement because Gen-Probe has either breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or materially (but not willfully) breached its obligation to hold the stockholders’ meeting or its covenants relating to restrictions on solicitation of company acquisition proposals.

In addition, Hologic is required to reimburse Gen-Probe for its reasonable and documented out-of-pocket transaction-related expenses up to $10,000,000 if:

•

Gen-Probe terminates the merger agreement because Hologic or Merger Sub have breached any of their representations, warranties, covenants or agreements under the merger agreement (other than the failure of Hologic to consummate the merger as a result of a failure to obtain the financing necessary to complete the merger).

Specific Performance

If Hologic, Merger Sub or Gen-Probe fail to perform any of their respective obligations under the merger agreement, the party seeking to enforce the merger agreement is entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. However, Gen-Probe is not entitled to specific performance of Hologic’s obligation to consummate the transactions contemplated by the merger agreement unless all of the conditions to the merger have been satisfied or waived and the proceeds of Hologic’s debt financing are available in full. In the event of a failure to perform solely because the proceeds of Hologic’s debt financing are not available in full, the payment of the financing failure fee is Gen-Probe’s sole and exclusive remedy.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time before the consummation of the merger. All amendments to the merger agreement must be in writing and signed by Gen-Probe, Hologic and Merger Sub. However, no amendment may be made to certain sections of the merger agreement that adversely affects the rights of any of Hologic’s financing sources without the prior written consent of such financing sources.

At any time before the consummation of the merger, each of the parties may, to the extent permitted by applicable law, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

However, after adoption of the merger agreement by Gen-Probe’s stockholders, no amendment or waiver may be made which by law or the rules of any stock exchange requires further approval by Gen-Probe’s stockholders, unless Gen-Probe obtains that further approval. Under Delaware law, after the merger agreement has been adopted by the Gen-Probe stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to Gen-Probe’s stockholders without re-submitting the revisions to Gen-Probe’s stockholders for their approval.

ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is insufficient to adopt the merger agreement at the time of the special meeting, then we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holder to adjourn the special meeting for the purpose of soliciting additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to obtain sufficient votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting. The merger agreement provides that the special meeting cannot be adjourned or postponed for more than thirty calendar days without the prior written consent of Hologic.

Vote Required for Approval and Board Recommendation

Approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the special meeting on this proposal, assuming a quorum is present. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the proposal to adjourn the special meeting. Broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

Our board of directors believes that, if the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is not a sufficient number of shares to approve the proposal to adopt the merger agreement, it is in the best interests of Gen-Probe and its stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the proposal to adopt the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

ADVISORY VOTE ON GOLDEN PARACHUTES

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “Interests of Gen-Probe’s Directors and Executive Officers in the Merger — Summary Table” beginning on page 41 of this proxy statement.

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” on page 41 of this proxy statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Gen-Probe’s overall compensation program for its named executive officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. In addition, the employment agreement for our CEO described in this proxy statement was amended in May 2009 and did not include any tax gross-up payments should our CEO be subject to excise taxes on “parachute payments” that previously existed in our former CEO’s employment agreement.

Accordingly we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Gen-Probe approve, solely on an advisory basis, the golden parachute compensation which may be paid to Gen-Probe’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of Gen-Probe’s Directors and Executive Officers in the Merger — Summary Table” in Gen-Probe’s proxy statement for the special meeting.”

The vote on this non-binding proposal regarding certain merger-related executive compensation arrangements is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting. Accordingly, you may vote “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting and vote “AGAINST” or “ABSTAIN” for this non-binding proposal regarding certain merger-related executive compensation arrangements (and vice versa).

Stockholders should note that this non-binding proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on Gen-Probe, our board of directors or Hologic. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires an affirmative vote of a majority of the votes present that are entitled to vote at the special meeting, assuming a quorum is present. For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. Broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

Our board of directors unanimously recommends that you vote “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on NASDAQ under the symbol “GPRO”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ composite tape. To date, we have not paid any cash dividends on our common stock, and do not anticipate any being paid in the foreseeable future.

	Common Stock
	High		Low
Year Ended December 31, 2009
First Quarter		$47.11		$37.50
Second Quarter		$49.29		$40.66
Third Quarter		$43.63		$35.70
Fourth Quarter		$45.24		$40.50
Year Ended December 31, 2010
First Quarter		$50.21		$42.19
Second Quarter		$51.33		$42.60
Third Quarter		$49.52		$42.00
Fourth Quarter		$59.75		$46.95
Year Ended December 31, 2011
First Quarter		$66.60		$57.91
Second Quarter		$86.96		$64.65
Third Quarter		$69.99		$53.92
Fourth Quarter		$64.22		$54.24
Year Ending December 31, 2012
First Quarter		$70.42		$57.45
Second Quarter (through , 2012)	$		$

The closing sale price of our common stock on NASDAQ on April 27, 2012, the last trading day prior to the announcement of the merger, was $68.72. On                     , 2012, the last trading day before the date of this proxy statement, our common stock closed at $        per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information concerning beneficial ownership of our common stock for: (a) each director of Gen-Probe; (b) each of Gen-Probe’s currently employed named executive officers; (c) all directors and executive officers of Gen-Probe as a group; and (d) all those known by Gen-Probe to be beneficial owners of more than five percent of our common stock.

Stock Ownership by Directors and Executive Officers

The following table shows the number of shares of Gen-Probe’s common stock that are beneficially owned by each director, by each of Gen-Probe’s currently employed named executive officers for whom disclosure is required, and by all directors and executive officers as a group as of June 27, 2012. As of June 27, 2012, there were 45,843,354 shares of Gen-Probe common stock outstanding (excluding treasury shares and including restricted stock). The number of shares shown for each individual does not exceed 1% of the common stock outstanding. The number of shares shown for all directors and executive officers as a group represents 3.71% of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes. Except as otherwise noted, the business address of each person listed in the table is c/o Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

	Beneficial Ownership(1)
Name	Number of Shares Owned (#)(2)		Right to Acquire (#)(3)		Total (#)	Percent of Total (%)
Carl W. Hull	46,967		250,521		298,633	*
Herm Rosenman	25,934		188,289		214,223	*
Daniel L. Kacian, Ph.D. M.D.	77,693		198,942		276,635	*
R. William Bowen	15,020		77,495		92,515	*
Jorgine Ellerbrock	4,709		59,661		64,370	*
John W. Brown	13,623		70,000		83,623	*
Armin M. Kessler	12,181		70,000		82,181	*
John C. Martin, Ph.D.	5,844		50,000		55,844	*
Phillip M. Schneider	10,995		60,000		70,995	*
Lucy Shapiro, Ph.D.	1,126		42,500		43,626	*
Abraham D. Sofaer	30,694	(4)	70,000		100,694	*
Patrick J. Sullivan	438		16,700		17,138	*
All executive officers and directors as a group (16 individuals)	285,508	(5)	1,470,026	(6)	1,755,534	3.71%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)

This table is based on information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 45,843,354 shares of our common stock outstanding on June 27, 2012, adjusted as required by rules promulgated by the SEC.

(2)

The amounts reported for our named executive officers include the following number of shares of restricted stock that are still subject to restriction as of 60 days after June 27, 2012: Mr. Hull (2,175); Mr. Rosenman (952); Dr. Kacian (1,137); Mr. Bowen (1,066); and Ms. Ellerbrock (989). The amount reported for Mr. Hull also includes 3,750 shares underlying deferred issuance restricted stock awards that are still subject to restriction as of 60 days after June 27, 2012.

(3)	Represents the number of shares issuable upon the exercise of stock options exercisable as of June 27, 2012 or within 60 days thereafter.

(4)

The amount reported includes 1,000 shares of common stock held by the Trust FBO Michael J. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Helen R. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Joseph S. Sofaer, of which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Aaron R. Sofaer, of which Mr. Sofaer is a trustee; and 1,000 shares of common stock held by the Trust FBO Raphael J. Sofaer, of which Mr. Sofaer is a trustee.

(5)

The amount reported includes an aggregate of 40,284 shares (including restricted shares) which other executive officers of the Company own as of June 27, 2012, as follows: Ms. De Walt (16,349); Mr. Hansen (8,584); Mr. Tardif (3,362, 200 of which are owned by Mr. Tardif’s spouse); and Dr. Yang (11,989).

(6)

The amount reported includes an aggregate of 315,918 shares issuable to other executive officers of the Company pursuant to outstanding stock options exercisable as of June 27, 2012 or which become exercisable within 60 days thereafter, as follows: Ms. De Walt (146,838); Mr. Hansen (55,696); Mr. Tardif (25,720); and Dr. Yang (87,664).

Principal Holders of Stock

The following table sets forth information regarding all those known by Gen-Probe to be beneficial owners of more than five percent of the outstanding shares of our common stock as of the dates indicated in the footnotes below.

	Beneficial Ownership(1)
Name	Number of Shares Owned (#)	Right to Acquire (#)(2)	Total (#)	Percent of Total (%)
Wellington Management Company, LLP(3)	4,437,924	––	4,437,924	9.68%
BlackRock, Inc.(4)	3,429,500	––	3,429,500	7.48%

(1)

This table is based on information supplied by principal stockholders via Schedules 13G (as indicated) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 45,843,354 shares of our common stock outstanding on June 27, 2012.

(2)	Represents the number of shares issuable upon the exercise of stock options exercisable as of June 27, 2012 or within 60 days thereafter.

(3)

The business address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 14, 2012.

(4)

The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 13, 2012.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Gen-Probe’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Gen-Probe will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Gen-Probe’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

Gen-Probe’s stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review Annex C carefully and in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to Gen-Probe a written demand for appraisal of your shares before the vote with respect to the merger is taken.    This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must either vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.    A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting.

•	You must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform Gen-Probe of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s).

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder’s name.    In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

•

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Gen-Probe. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

•	If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary.

•	If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

•

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

•

A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly follow the steps summarized below and perfect appraisal rights in a timely manner.

Within 10 days after the effective time of the merger, Gen-Probe’s successor, the surviving corporation, will provide notice of the date the merger has become effective to each former Gen-Probe stockholder who has properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After providing notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive that value upon the surrender of their shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and, to be effective, must be made within 120 days after the effective time.

In view of the complexity of Section 262, Gen-Probe’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Gen-Probe has adopted a method of delivery for its proxy materials called “householding.” Under this method, Gen-Probe delivers only one copy of the proxy materials to one or more stockholders who share the same last name and address, unless such stockholders have notified Gen-Probe that they wish to continue to receive multiple copies. Gen-Probe adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for this proxy statement and will remain in effect for all future stockholder meetings, if applicable. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Gen-Probe in writing or by calling the Company’s Investor Relations department at (858) 410-8000.

If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of Gen-Probe’s proxy materials at the same address, additional copies will be provided promptly to you upon request. You may request multiple copies by notifying Gen-Probe in writing that you wish to opt out of the householding program at Gen-Probe Incorporated, Attention: Investor Relations, 10210 Genetic Center Drive, San Diego, California 92121. If you own Gen-Probe common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain free copies of the documents Gen-Probe files with the SEC by going to the “Investors” section of our website at www.gen-probe.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Reports, proxy statements or other information concerning Gen-Probe may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 23, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on May 8, 2012; and

•	Current Reports on Form 8-K filed with the SEC on February 10, 2012, February 14, 2012, February 15, 2012, April 30, 2012, April 30, 2012, May 1, 2012, May 2, 2012, May 2, 2012 and May 23, 2012.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Gen-Probe’s Investor Relations department, 10210 Genetic Center Drive, San Diego, California 92121, telephone: (858) 410-8653, on Gen-Probe’s website at www.gen-probe.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GEN-PROBE INCORPORATED

HOLOGIC, INC.

and

GOLD ACQUISITION CORP.

Dated as of April 29, 2012

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 29th day of April, 2012, by and among Gen-Probe Incorporated, a Delaware corporation (the “Company”), Hologic, Inc., a Delaware corporation (“Parent”), and Gold Acquisition Corp., a Delaware corporation, and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Board of Directors of the Company has unanimously determined to recommend to the Company Stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.    For purposes of this Agreement, the following terms have the respective meanings set forth below:

“2000 Plan” means the Company’s 2000 Equity Participation Plan, as amended and restated.

“2002 Plan” means the Company’s 2002 New Hire Stock Option Plan, as amended and restated.

“2003 Plan” means the Company’s 2003 Incentive Award Plan, as amended and restated.

“2012 Option” means each Company Option granted during the 2012 calendar year.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.5(h)(i).

“Affected Employees” has the meaning set forth in Section 7.9(a).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Audit” has the meaning set forth in Section 4.12(n).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Board of Directors” means the board of directors of the Company.

“Bonus Plans” means the Employee Bonus Plan and the Executive Bonus Plan.

“Book-Entry Shares” has the meaning set forth in Section 3.1(c).

“Business Day” means any day other than the days on which banks in Boston, Massachusetts or Los Angeles, California are required or authorized to close.

“Certificate” has the meaning set forth in Section 3.1(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.5(h)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.8(a).

“Company Charter Documents” has the meaning set forth in Section 4.1.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Plans” means the 2000 Plan, the 2002 Plan and the 2003 Plan.

“Company Expenses” means all of the reasonable documented out-of-pocket fees and expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates and Representatives) incurred by the Company or any of its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated hereby; provided that in no event shall “Company Expenses” exceed $10.0 million, in the aggregate.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.13(a).

“Company Lease” means any lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Contract” has the meaning set forth in Section 4.18(b).

“Company Option” means each outstanding option to purchase Shares granted pursuant to any of the Company Equity Plans or otherwise.

“Company Performance Share” means the right to acquire any Share that is subject to performance-based conditions granted pursuant to any of the Company Equity Plans or otherwise.

“Company Permits” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Restricted Stock” means (a) any Share that is subject to restrictions on transfer and/or forfeiture granted pursuant to any of the Company Equity Plans or otherwise and (b) any deferred issuance restricted stock award. Company Restricted Stock shall not include any Company Performance Shares, other than Shares issued pursuant to Company Performance Shares which are subject to a time-based vesting schedule but are no longer subject to a performance-based vesting schedule.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Securities” means (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries; (iii) Company Options or other rights or options to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its

Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights.

“Company Stockholders” means, as of any time or date, collectively all Persons holding Shares of the Company’s capital stock as of such time or date, and any Person holding shares as of such time or date shall be a “Company Stockholder” as of such time or date.

“Confidentiality Agreement” means the letter agreement, dated April 6, 2012, by and between the Company and Parent.

“Consent” has the meaning set forth in Section 4.4.

“D&O Insurance” has the meaning set forth in Section 7.6(b).

“Debt Commitment” has the meaning set forth in Section 5.6.

“Debt Commitment Letter” has the meaning set forth in Section 5.6.

“Debt Financing” has the meaning set forth in Section 5.6.

“Delaware Law” means the DGCL and any other applicable law of the State of Delaware.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“DOJ” has the meaning set forth in Section 7.2(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employee Bonus Plan” means the Company’s 2012 Employee Bonus Plan.

“Environmental Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, or final and enforceable license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity governing (x) the protection, preservation or restoration of the environment, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” means any entity that, together with the Company would be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s Employee Stock Purchase Plan, as amended and restated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Bonus Plan” means the Company’s 2012 Executive Bonus Plan.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

“Federal Trade Commission Act” means the Federal Trade Commission Act, as amended.

“Fee Letter” has the meaning set forth in Section 5.6.

“Final Purchase Date” has the meaning set forth in Section 3.3(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing Agreements” has the meaning set forth in Section 7.13(a).

“Financing Failure” means either (i) the Debt Financing is not available or (ii) Parent has not received aggregate proceeds from the Debt Financing or any alternative debt financing required to be sought by Parent pursuant to Section 7.13, in an amount equal to or greater than the amount of the Debt Financing contemplated by the Debt Commitment Letter.

“Financing Failure Fee” means $200.0 million in cash.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including GS, and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FIRPTA Certificate” has the meaning set forth in Section 7.15.

“FTC” has the meaning set forth in Section 7.2(c).

“Fundamental Representations” means collectively, each of the representations and warranties of the Company set forth in Section 4.3(a) and (b) (Authorization; No Conflict), Section 4.2 (Capitalization; Subsidiaries) and Section 4.17 (Takeover Statutes).

“GAAP” has the meaning set forth in Section 4.5(a).

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court of competent jurisdiction, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether national, federal, provincial, state, regional, local or municipal.

“GS” has the meaning set forth in Section 5.6.

“Hazardous Substances” means any substance currently regulated as hazardous, toxic, or radioactive under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents, patent applications and patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) registered and unregistered trademarks, trademark applications, service marks, trade dress, logos and other source identifiers, (iii) Internet domain names, (iv) copyrights (and registrations and applications therefor), including copyrights in computer software, and mask works and (v) trade secrets and other proprietary and confidential information, data, databases and know-how (whether or not patentable).

“Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its Subsidiaries.

“Intervening Event” has the meaning set forth in Section 7.5(h)(iii).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” means the actual knowledge, after reasonable due inquiry, of the Persons set forth in Section 1.1 of the Company Disclosure Schedule.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that is or could reasonably be expected to be materially adverse (i) to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) to the ability of the Company to timely, perform any of its obligations under this Agreement, other than in the case of clause (i) or (ii) above, any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Company and its Subsidiaries operate, including any changes in applicable Law affecting such business, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, (C) the negotiation, execution, announcement, existence or performance of this Agreement or the transactions contemplated hereby, including (x) any fees or expenses incurred in connection therewith, and (y) the impact of the foregoing on relationships with customers, suppliers, employees, and regulators, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action expressly required to be taken by the Company pursuant to this Agreement or expressly consented to by Parent after the date hereof, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the Common Stock (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to a Material Adverse Effect on the Company), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Material Adverse Effect on the Company), (J) any action, suit, investigation or proceeding made, brought or threatened by any holder of Company Securities, on the holder’s own behalf or on behalf of the Company on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Company’s officers or directors), arising out of or related to any of the transactions contemplated hereby, including the Merger, or (K) any determination by, or the delay of a determination by, the FDA or any panel or advisory body empowered or appointed thereby, after the date of this Agreement, with respect to the approval or non-approval of new Medical Products, or new uses of existing Medical Products, in each case of the Company or its Subsidiaries, as of the date of this Agreement, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein could reasonably be expected to have a materially disproportionate negative impact on the Company and its Subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries.

“Material Adverse Effect on Parent” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the ability of Parent or Merger Sub to timely perform its obligations under this Agreement.

“Medical Product” has the meaning set forth in Section 4.11(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Shares” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Morgan Stanley” has the meaning set forth in Section 4.21.

“NASDAQ” means the Nasdaq Global Select Market.

“Off-Balance Sheet Arrangement” has the meaning set forth in Section 4.5(f).

“Option Exchange Ratio” means an amount equal to the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Stock Price.

“Option Payment” has the meaning set forth in Section 3.3(a)(i).

“Outside Date” means October 29, 2012 as the same may be extended pursuant to the terms of Section 9.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Parent Expenses” means all of the reasonable documented out-of-pocket fees and expenses (including all commitment fees, extension fees, underwriting fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the Debt Commitment Letter, the Financing Agreements, the Debt Financing, any alternative financing or any of the Financing Arrangements and fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources, experts and consultants to Parent and its Affiliates and Representatives) incurred by Parent or any of its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated hereby; provided, that in no event shall “Parent Expenses” exceed $20.0 million in the aggregate.

“Parent Representatives” has the meaning set forth in Section 7.12.

“Parent Stock Price” means the average of the closing sales prices for a share of Parent Common Stock on NASDAQ for the five (5) consecutive trading days ending on the trading day immediately prior to the Effective Time.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Performance Share Payment” has the meaning set forth in Section 3.3(b).

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate Proceedings and for which adequate accruals or reserves have been provided on the Financial Statements or otherwise set forth on Section 4.12(b) of the Company Disclosure Schedule; (ii) Liens with respect to any of the Company’s existing credit facilities as in effect on the date hereof; (iii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are incurred in the ordinary course of business for amounts which are not delinquent and, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or are being contested in good faith and by appropriate Proceedings; (iv) leases, subleases and non-exclusive licenses in the ordinary course of business; (v) Liens imposed by applicable Laws (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by Section 303(k) of ERISA); (vi) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (viii) easements, covenants, conditions, restrictions and rights of way and other similar restrictions (in any case either unrecorded and of record), and zoning, building, title defects and other similar restrictions related to the use of real property, in each case that do not adversely affect in any material respect the current use of the real property by the Company in the operation of its business; and (ix) non-exclusive licenses relating to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Price Per Share” means $82.75.

“Proceeding” means a legal, administrative, arbitral or other material proceeding, claim, action or formal or informal governmental or regulatory investigation or inquiry.

“Proxy Statement” has the meaning set forth in Section 7.1(a).

“Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.5(a).

“Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” has the meaning set forth in Section 7.5(a).

“Required Amounts” has the meaning set forth in Section 5.6.

“Restraint” means any temporary restraining order, preliminary or permanent injunction, Law or other judgment issued by any court of competent jurisdiction.

“Restricted Stock Payment” has the meaning set forth in Section 3.3(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of Common Stock.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Social Security Act” has the meaning set forth in Section 4.11(f).

“Stockholder Approval” has the meaning set forth in Section 4.19.

“Stockholders’ Meeting” has the meaning set forth in Section 7.1(c).

“Subsidiary,” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having either (i) voting power to elect a majority of the board of directors or other persons performing similar functions, or (ii) beneficial ownership of more than fifty percent (50%) of the equity interests of the second Person.

“Superior Proposal” has the meaning set forth in Section 7.5(h)(iv).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plan” has the meaning set forth in Section 7.9(b).

“Takeover Statutes” has the meaning set forth in Section 4.17.

“Tax” has the meaning set forth in Section 4.12(n).

“Taxing Authority” has the meaning set forth in Section 4.12(n).

“Tax Return” has the meaning set forth in Section 4.12(n).

“Tax Sharing Agreement” has the meaning set forth in Section 4.12(n).

“Termination Fee” means $128.0 million in cash.

“Third Party” has the meaning set forth in Section 7.5(a).

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.2 Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any contract, instrument or Law defined or referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person’s permitted successors and assigns.

ARTICLE II

THE MERGER

Section 2.1 The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

Section 2.2 Closing.    Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at 11:00 a.m. (Eastern Time) on the third Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), unless this Agreement shall have been theretofore terminated pursuant to its terms; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, if the proceeds of the Debt Financing are not then available in full pursuant to the Debt Commitment Letter (or if Financing Agreements have been entered into, pursuant to such Financing Agreements) on the date that would otherwise be the Closing Date, and provided that Parent has complied in all material respects with its obligations under Section 7.13, Parent shall not be required to effect the Closing until such date on which the proceeds of the Debt Financing are available in full pursuant to the Debt Commitment Letter (or if Financing Agreements have been entered into, pursuant to such Financing Agreements) (subject to the satisfaction or waiver of the conditions set forth in Article VIII as of such date). The date and time of the Closing is referred to in this Agreement as the “Closing Date.” The Closing shall be held at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by Parent and the Company.

Section 2.3 Effective Time.    Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger will become effective on such date and at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5 Organizational Documents.    At the Effective Time, (a) the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit I attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance herewith and applicable Law, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth on Exhibit II attached hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.

Section 2.6 Directors and Officers of Surviving Corporation.    The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Conversion of Shares.    At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of the Shares:

(a)  Each Share then owned by the Company or any direct or indirect Subsidiary of the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b)  Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c)  Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled pursuant to Section 3.1(a) and Dissenting Shares, automatically shall be canceled and converted into the right to receive cash in an amount equal to the Price Per Share, without interest thereon (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) or book-entry shares (“Book-Entry Shares”) in the manner provided in Section 3.2. Such Shares, other than those canceled pursuant to Section 3.1(a), sometimes are referred to herein as the “Merger Shares.”

(d)  If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Merger Share shall be correspondingly adjusted.

Section 3.2 Payment of Cash for Merger Shares.

(a)  Prior to the Closing Date, Parent shall (i) designate a bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent, to serve as the Paying Agent for the

Merger Consideration. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent will deposit with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time, the Option Payment in respect of all Company Options (other than 2012 Options) outstanding immediately prior to the Effective Time, the Restricted Stock Payment in respect of each share of Company Restricted Stock outstanding immediately prior to the Effective Time and the Performance Share Payment in respect of each Company Performance Share outstanding immediately prior to the Effective Time. Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Company Options (other than 2012 Options), shares of Company Restricted Stock and Company Performance Shares, in each case, outstanding immediately prior to the Effective Time, and shall not be used for any other purposes; provided, however, that Parent may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc.; provided further, however, that no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III. Any interest and other income produced by such investments shall be for the account of the Surviving Corporation.

(b)  As promptly as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss, and if requested by Parent appropriate indemnity, in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss, and if requested by Parent appropriate indemnity, in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss, and if requested by Parent appropriate indemnity, in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Book-Entry Shares shall, without being required to deliver a Certificate or a completed and executed letter of transmittal to the Paying Agent, be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (A) the aggregate number of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.1 by (B) the Merger Consideration, less any applicable withholding Taxes, and such Book-Entry Shares shall forthwith be canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof together with any required indemnity) and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of Certificates and Book-Entry Shares on the Merger Consideration payable upon surrender of such Certificates or upon transfer of such Book-Entry Shares pursuant to this Section 3.2(b). Until surrendered or transferred as contemplated by this Section 3.2(b), each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(c)  If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer or Book-Entry Share or Book-Entry Shares so transferred shall be properly transferred and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d)  After the Effective Time, there shall be no further transfers on the stock transfer books or ledgers of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e)  If any cash deposited with the Paying Agent remains unclaimed six (6) months after the Effective Time, such cash and any interest accrued thereon shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share.

(g)  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h)  In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i)  Each of Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law. To the extent any amounts are so deducted or withheld by Parent, the Surviving Corporation or the Paying Agent, such deducted or withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3 Treatment of Company Options, Company Restricted Stock Awards and Performance Awards.

(a)  Treatment of Company Options.

(i)  As of the Effective Time, each Company Option, other than 2012 Options, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled by virtue of the Merger and without any action on the part of any holder of any Company Option and converted at the Effective Time into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto, payable by the Surviving Corporation, equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option, less any required withholding Taxes (the “Option Payment”). As of the Effective Time, all Company Options, other than 2012 Options, shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option (other than 2012 Options) shall cease to have any rights with respect thereto, except the right to receive the Option Payment.

(ii) As of the Effective Time, each 2012 Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions, including vesting, applicable to each such 2012 Option immediately prior to the Effective Time. Each assumed 2012 Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share of Parent Common Stock) of (i) the number of Shares that would have been issuable upon exercise of such 2012 Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio. The per share exercise price of each such 2012 Option shall equal the quotient (which shall be rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per Share applicable to such 2012 Option immediately prior to the Effective Time by (y) the Option Exchange Ratio. As soon as reasonably practicable following the Closing Date, Parent will deliver to each Person who holds a 2012 Option a document evidencing the foregoing assumption of such 2012 Option by Parent. It is the intention of the parties that the assumption of the 2012 Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury regulations promulgated thereunder.

(iii)  Parent shall take such actions as are necessary for the assumption of the 2012 Options pursuant to this Section 3.3(a), including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.3(a). Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Stock subject to the 2012 Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer any equity compensation plan of the Company assumed pursuant to this Section 3.3(a) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

(b)  Treatment of Company Performance Shares.    The performance periods applicable to each Company Performance Share outstanding immediately prior to the Effective Time shall terminate immediately prior to the Effective Time, and 150% of the target number of Company Performance Shares subject to each such Company Performance Share award with respect to such performance period shall fully vest as of the Effective Time and shall be converted at the Effective Time into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto, payable by the Surviving Corporation, equal to the product of (i) the number of vested Company Performance Shares subject to such award outstanding immediately prior to the Effective Time (after taking into account the accelerated vesting provided for herein) and (ii) the Merger Consideration, less any applicable withholding Taxes (the “Performance Share Payment”), subject, however, to any rights of such holder pursuant to Section 3.4. As of the Effective Time, all Company Performance Shares shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of Company Performance Shares shall cease to have any rights with respect thereto, except the right to receive the Performance Share Payment.

(c)  Treatment of Company Restricted Stock.    With respect to each share of Company Restricted Stock outstanding immediately prior to the Effective Time, the vesting restrictions shall lapse as of the Effective Time, and each share of Company Restricted Stock shall be converted at the Effective Time into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto, payable by the Surviving Corporation, equal to the product of (i) the number of shares of Company Restricted Stock outstanding immediately prior to the Effective Time, and (ii) the Merger Consideration, less any applicable withholding Taxes (the “Restricted Stock Payment”), subject, however, to any rights of such holder pursuant to Section 3.4. As of the Effective Time, all shares of Company Restricted Stock shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment. Notwithstanding anything to the contrary set forth in this Section 3.3(c), any cash payment relating to Company Restricted Stock granted pursuant to a deferred issuance restricted stock award shall not be paid at the time set forth above, and shall be paid at the time that Shares would otherwise have been delivered pursuant to the terms of such deferred issuance restricted stock award as in effect on the date hereof.

(d)  Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all necessary and appropriate actions such that (i) the then current offering period under the ESPP ends on the day immediately preceding the Effective Time (the “Final Purchase Date”), (ii) no new purchase or offering period under the ESPP commences on or following the Final Purchase Date and (iii) as of the Effective Time the ESPP terminates in accordance with the terms of the ESPP. On the Final Purchase Date, the Company shall apply all funds credited as of such date under such ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of such ESPP. On or after the date of this Agreement, in no event (x) shall any person who is not currently participating in the ESPP be permitted to begin participating in the ESPP, and (y) shall any new offering period commence after the date hereof and prior to the Final Purchase Date.

(e)  Treatment of Bonus Plans.

(i)  Each participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Executive Bonus Plan shall be entitled to a cash payment, payable by the Surviving Corporation as required by Section 3.5 of the Executive Bonus Plan, which cash payment shall be equal to the greater of 100% of each such participant’s target bonus amount or actual year-to-date performance (in each case pro-rated to the Closing Date and without the exercise of negative discretion under Section 3.3 of the Executive Bonus Plan).

(ii)  Each participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Employee Bonus Plan shall be entitled, at the time of the regular payment of bonuses in accordance with Section III.A of the Employee Bonus Plan, to a cash payment, payable by the Surviving Corporation in an amount calculated solely pursuant to Section III.C of the Employee Bonus Plan and determined in good faith by the Surviving Corporation.

(iii)  Each eligible participant who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Employee Bonus Plan and whose employment is terminated by the Surviving Corporation after the Effective Date and prior to the regular payment of bonuses for 2012 under the Employee Bonus Plan shall be entitled to a cash payment, payable by the Surviving Corporation in an amount calculated by multiplying such employee’s base salary by (x) such employee’s Target % as set forth on Exhibit A or Exhibit B of the Employee Bonus Plan, as applicable, and (y) the Company Performance Factor for 2012 and further multiplying such result by a fraction, the numerator of which is the number of full months such employee was employed by the Company during the period from January 1, 2012 through December 31, 2012 and the denominator of which is twelve (12); provided, however, that no such terminated employee shall be eligible to receive a bonus if (A) such employee is terminated for “Cause” (as defined in the Company’s form of employee stock option agreement under the 2003 Plan) or (B) such employee is terminated based upon a good faith determination by the Surviving Corporation at the time of termination that such employee’s performance has not been at an acceptable level.

(f)  Prior to the Effective Time, the Company shall use its reasonable best efforts to take all such actions as may be required to effectuate the provisions of this Section 3.3.

Section 3.4 Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands, exercises, and perfects his or her demand for appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL and shall be entitled to receive consideration thereunder. At the Effective Time, Dissenting Shares shall no longer be outstanding and shall be canceled and cease to exist. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(c). The Company shall give Parent (i) prompt notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 3.5 Further Assurances.    After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Reports filed on or after January 1, 2011 and prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Reports to the extent that they are predictive or forward-looking in nature) or (ii) the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries.    Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate, partnership or similar power and authority to conduct its business as it is now being conducted, except in the case of the Company’s Subsidiaries where the failure to be so organized, existing and (to the extent applicable) in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have a Material Adverse Effect on the Company. The Company has made available to Parent a copy of its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws (collectively, the “Company Charter Documents”), in each case, as currently in effect. The Company is not in violation of the Company Charter Documents in any material respect. None of the Company’s Subsidiaries is in violation of its organizational or governing documents in any material respect.

Section 4.2 Capitalization; Subsidiaries.

(a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of April 25, 2012, (i) 45,412,296 shares of Company Common Stock were issued and outstanding (of which 47,600 were shares of Company Restricted Stock), (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) no shares of Company Common Stock were held in treasury. As of April 25, 2012, there were (A) 152,453 shares of Company Common Stock reserved and available for issuance pursuant to the ESPP and (B) 6,209,655 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plans (including, as of April 25, 2012, 5,876,347 shares of Company Common Stock reserved for issuance pursuant to Company Options, 313,308 shares of Company Common Stock reserved for issuance pursuant to Company Performance Shares, and 20,000 shares of Company Common Stock reserved for issuance pursuant to deferred issuance restricted stock awards). Except as set forth above, as of April 25, 2012, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the ESPP and the Company Equity Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)  Except as set forth above and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(c)  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights. Section 4.2(c) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company as of the date of this Agreement and the jurisdiction of organization thereof. Except as set forth on Section 4.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, contract or undertaking or (iii) that gives any person the right to receive any economic interest of a nature accruing to the holders of capital stock of, or any other equity interest in, any of the Subsidiaries of the Company. The Company has made available to Parent true, correct and complete copies of the organizational or governing documents of the Company’s Subsidiaries.

(d)  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(e)  There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities.

(f)  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(g)  Except as set forth on Section 4.2(g) of the Company Disclosure Schedule, since January 1, 2009, the Company has not declared or paid any dividend or distribution in respect of any Company Securities and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities other than the issuance of shares upon the exercise of Company Options or the vesting of Company Restricted Stock or in connection with the net exercise thereof in accordance with their terms or the withholding of the foregoing to satisfy Tax obligations and their respective Boards of Directors have not authorized any of the foregoing.

(h)  Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than Intercompany Debt.

(i)  No bonds, debentures, notes or other indebtedness having the right to vote generally on any matters on which stockholders of the Company may vote are outstanding.

(j)  The Company does not have any stockholder rights plan in effect.

Section 4.3 Authorization; No Conflict.

(a)  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than the receipt of the Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

(b)  The Company Board, at a meeting duly called and held, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL.

(c)  The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, (i) subject to obtaining the Stockholder Approval, conflict with or violate (x) the Company Charter Documents or (y) the organizational or governing documents of any of the Company’s Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any material Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of the Company or any of its Subsidiaries, other than, in the case of clause (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Material Adverse Effect on the Company.

Section 4.4 Governmental Consents.    No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of (x) a Proxy Statement and (y) such reports under the Exchange Act, the Securities Act or state blue sky laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 10.3, (iv) such filings as may be required by the NASDAQ Listing Rules, (v) such other items required solely by reason of the participation of Parent (as opposed to any other third party) in the transactions contemplated hereby, (vi) compliance with and filings or notifications under the HSR Act and other applicable U.S. and non-U.S. competition, antitrust, merger control or investment Laws, and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Material Adverse Effect on the Company.

Section 4.5 SEC Reports, Financial Statements and Internal Controls.

(a)  The Company has filed or furnished (as applicable) all forms, documents, proxy statements and reports with the SEC required to be filed prior to the date hereof by the Company since January 1, 2009 under the Exchange Act and the Securities Act (as such reports and statements may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Reports”). As of their respective filing dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 4.5(a) of the Company Disclosure Schedule, as of the date hereof, (i) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports, and (ii) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation. The audited consolidated financial statements of the Company included in the Company SEC Reports on Form 10-K along with the reports thereon by Ernst & Young LLP, the independent auditors of the Company, and the unaudited financial statements of the Company included in the Company SEC Reports on Form 10-Q (the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)  The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for the year ended December 31, 2011 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is accurate in all material respects.

(c)  The Company has disclosed to its auditors and the audit committee of the Board of Directors, based on its most recent evaluation of internal controls prior to the date hereof (x) any significant deficiencies and material weaknesses and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(d)  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions have become applicable to the Company.

(e)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)  Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 4.6 No Undisclosed Liabilities.    Except (a) as reflected or reserved against in the Company SEC Reports, (b) for liabilities or obligations incurred in the ordinary course of business since March 31, 2012, (c) for liabilities arising under the terms of any Company Material Contract other than liabilities or obligations due to breaches thereunder, or (d) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, including the Merger, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 4.7 Absence of Certain Changes.

(a)  Except for matters in connection with the transactions contemplated by this Agreement, including the Merger, or as disclosed in the Company SEC Reports filed or furnished prior to the date hereof, since December 31, 2011 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects.

(b)  From December 31, 2011 to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, there has not been any event, state of facts, circumstance, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.8 Company Benefit Plans; ERISA.

(a)  Section 4.8(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination, change in control, retention or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of current and former directors and employees of the Company and its Subsidiaries (the “Company Benefit Plans”). The Company has made available to Parent a true and complete copy of each Company Benefit Plan that is subject to United States Law and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter.

(b)  With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries or ERISA Affiliates could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)  Except as would not have a Material Adverse Effect on the Company, no liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. None of the employees of the Company or any of its Subsidiaries participates in any

“multiemployer plan” within the meaning of Section 3(37) of ERISA, or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.

(d)  Except as would not have a Material Adverse Effect on the Company, there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, or by any Company Benefit Plan, other than claims for benefits in the ordinary course.

(e)  Except as would not have a Material Adverse Effect on the Company or as otherwise provided herein, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor or (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor.

(f)  Except as would not have a Material Adverse Effect on the Company, all contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof. No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan, except as would not have a Material Adverse Effect on the Company.

(g)  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no Company Benefit Plan is, or within the preceding three (3) years has been, the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance, voluntary self-correction or similar program.

(h)  With respect to each Company Benefit Plan there exists no material benefit obligation for contributions which has not been made or properly accrued and there are not material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(i)  Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS to the effect that that such Company Benefit Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code. Alternatively, any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code but has not received such a letter from the IRS, has either timely applied for such a letter or there remains time to timely apply for, and make any plan amendments required in order to receive, such a letter in accordance with applicable U.S. Department of the Treasury regulations or IRS pronouncements.

(j)  To the extent permitted by applicable Law, each Company Benefit Plan (other than any Company Equity Plan, or an employment, severance, change in control, or other similar agreement with an individual) is amendable and terminable unilaterally by the Company, and any Company Subsidiaries party thereto or covered thereby at any time, without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of termination or amendment, routine administrative costs and any required minimum notice periods under such Company Benefit Plan.

(k)  Except as required by Section 601, et seq. of ERISA, no Company Benefit Plan promises or provides health or other welfare benefits (excluding normal claims under group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following the retirement or termination of employment of such person.

(l)  Since January 1, 2010 through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. There are no collective bargaining or other labor union contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2009, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor unrest.

(m)  Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code to any disqualified individual within the meaning of Section 280G(c).

(n)  Except as set forth in Section 4.8(n) of the Company Disclosure Schedule, since March 1, 2012, the Company has not made any material change in the compensation, benefits or bonus payable or to become payable to, or granted any severance, termination or change of control payment (or right to receive any such payment) to, or agreed to accelerate, as a result of the transactions contemplated by this Agreement, the vesting of any Company Options, Company Restricted Stock or Company Performance Shares held by or awarded to, any of its senior executive officers.

Section 4.9 Litigation.    As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Material Adverse Effect on the Company, nor is there any Judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company. Except as set forth on Section 4.9 of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries, or any of their businesses or properties are subject to or bound by any material injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or their respective properties or assets. Except as set forth on Section 4.9 of the Company Disclosure Schedule, since January 1, 2010, there has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.10 Permits; Compliance with Law.

(a)  The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals and orders necessary for the Company and its Subsidiaries to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Company Permits would not have a Material Adverse Effect on the Company. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b)  None of the Company or its Subsidiaries is in default or violation of any (i) Law applicable to the Company or any of its Subsidiaries or (ii) Company Permit, except for any such defaults or violations that would not have a Material Adverse Effect on the Company.

(c)  Notwithstanding anything to the contrary in this Section 4.10, the provisions of this Section 4.10 shall not apply to matters to the extent addressed in Section 4.7(b), Section 4.11, Section 4.12, Section 4.13 and Section 4.24.

Section 4.11 Regulatory Compliance.

(a)  Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as to each product subject to the FDCA or similar applicable Laws in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any Subsidiary of the Company (a “Medical Product”), each such

Medical Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA and similar applicable Laws, including those relating to investigational use, premarket clearance or marketing approval (or exemptions therefrom) to market a Medical Product, good manufacturing practices, labeling, advertising, record keeping and filing of reports and security. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received any written notice from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any Subsidiary of the Company or (B) otherwise alleging any violation applicable to any Medical Product of any applicable Law.

(b)  Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, no Medical Product is under consideration by the Company or any Subsidiary of the Company for recall, suspension, seizure or discontinuance, or has been recalled, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any Subsidiary of the Company in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2009. The Company has not received written notice that any proceedings in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Product are pending, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any licensee of any Medical Product (with respect to such Medical Product).

(c)  As to each Medical Product of the Company or any Subsidiary of the Company for which a premarket approval application, premarket notification, investigational device exemption or similar foreign regulatory application has been approved, the Company and its Subsidiaries are in material compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar applicable Laws and all terms and conditions of such applications. In addition, the Company and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar applicable Laws.

(d)  No Medical Product manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar applicable Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

(e)  Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably have been expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f)  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any officer or employee of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer or employee of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar applicable Law, or been excluded from participation in such programs.

(g)  Except as provided in Section 4.11(g) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to enjoin production of any Medical Product or (ii) commenced, or threatened to initiate, any action to enjoin the production of any products produced at any facility where any Medical Product is manufactured, tested or packaged.

(h)  The Company and its Subsidiaries are and at all times since January 1, 2010 have been in compliance with: (i) the applicable provisions of the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); (v) the federal False Claims Act (31 U.S.C. §3729 et seq); and (vi) all state antikickback, false claims, and patient privacy laws and regulations, except in the case of each of clauses (i) through (vi) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2010 neither the Company, nor any Subsidiary of the Company has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 4.11(h). To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against the Company or any of its Subsidiaries relating to or arising under any legal requirement set forth in this Section 4.11(h).

(i)  To the Knowledge of the Company, all submissions and reports submitted to the FDA in connection with any and all applications for a required permit of the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any legally necessary or required updates, changes, corrections or modifications to such submissions and reports have been submitted to the FDA and any other Governmental Authority.

(j)  To the Knowledge of the Company, all clinical trials conducted by the Company or any of its Subsidiaries have been conducted in material compliance with experimental protocols, procedures and controls pursuant to all applicable Laws promulgated by the FDA relating to current Good Clinical Practices, including without limitation the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812, as amended.

Section 4.12 Taxes.

(a)  Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, (i) each of the Company and its Subsidiaries has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it (taking into account any extensions), and all such Tax Returns (taking into account any amendments thereto) are true, complete and correct, (ii) all Taxes shown to be due on such Tax Returns have been paid, except Taxes being contested in good faith or for which adequate reserves have been established, and (iii) the balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 reflects an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued as of the date of such balance sheet (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP).

(b)  As of the date of this Agreement, except as set forth on Section 4.12(b) of the Company Disclosure Schedule, there are no Audits with respect to any material Taxes of the Company or any of its Subsidiaries currently in progress and no written notice from any Taxing Authority, that has not been previously resolved, has been received by the Company or any of its Subsidiaries as of the date hereof that any Audit is pending, proposed or asserted with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries.

(c)  Each material deficiency assessed with respect to any completed audit or examination relating to Taxes has been paid or is being contested in good faith or has been reserved for on the books of the Company. None of the Company or any of its Subsidiaries has entered into any written agreement waiving or extending the statutory period of limitations or the period of assessment or collection of any material Taxes with respect to the Company or any of its Subsidiaries, which statute (taking into account any waiver or extension) has not yet expired and no power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) with respect to any material Taxes has been executed or filed with any Taxing Authority, which continues to be in force.

(d)  None of the Company or any of its Subsidiaries (i) has, since January 1, 2010, been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which is the Company or a group the common parent of which was acquired by the Company or any of its Subsidiaries), (ii) has any material unpaid liability that is currently due and payable for the Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, or local Tax Law as a transferee or successor (other than a group the common parent of which is the Company or a group the common parent of which was acquired by the Company or any of its Subsidiaries), or (iii) is a party to any Tax Sharing Agreement (other than any agreement (x) by or among the Company and its Affiliates, (y) by or among such Subsidiary and its Affiliates or (z) that is or will be terminated on or prior to the Closing Date).

(e)  Except as included in the determination of deferred income Tax, otherwise accrued or reserved for on the financial statements of the Company (or the notes thereto), or included in the Company SEC Reports filed as of the date hereof, none of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time any material taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Reports filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) any change in method of accounting under Section 481 of the Code or (B) a “closing agreement” as described in Code Section 7121 executed on or prior to the Effective Time.

(f)  Except as set forth on Section 4.12(f) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, or local Tax laws) and have withheld from and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Laws.

(g)  Since January 1, 2010, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction qualifying for tax-free treatment under Section 355(a) or Section 361 of the Code.

(h)  Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(i).

(i)  Since January 1, 2010 and through the date of this Agreement, no written claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to a material amount of Taxes by that jurisdiction, that has not been previously resolved.

(j)  No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable and Permitted Liens.

(k)  All uncertain Tax positions of any of the Company or any of its Subsidiaries that are required by applicable Law to have been reported and disclosed on IRS Form Schedule UTP, have been so reported and disclosed on IRS Form Schedule UTP.

(l)  From January 1, 2008 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received or applied for any private letter ruling from the IRS.

(m)  The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)  “Audit” means any audit, examination or similar administrative or court proceeding or controversy with respect to Taxes by a Taxing Authority. “Tax” or “Taxes” means (a) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, and (b) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes. “Tax Sharing Agreements” means all binding existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing, indemnification, or assignment of any material Tax liability or benefit (excluding any indemnification or similar agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any advance pricing agreement, closing agreement or other agreement relating to Taxes).

Section 4.13 Intellectual Property.

(a)  To the Knowledge of the Company, the Company and its Subsidiaries own or have a valid right to all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens (except Permitted Liens), except where the failure to so own or have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (the “Company Intellectual Property Rights”); provided, however, that for the avoidance of doubt, neither the foregoing nor any other representation or warranty herein shall be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third parties, which are addressed exclusively in Section 4.13(c) below.

(b)  Section 4.13(b) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all U.S. and, to the Knowledge of the Company, non-U.S. trademark registrations and trademark applications, patents and patent applications and copyright registrations included in the Company Intellectual Property Rights and that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole, which includes: (i) for each patent or patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued; (ii) for each trademark registration or trademark application, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued; and (iii) for each copyright registration, the number and date of registration and the jurisdiction of registration. To the Knowledge of the Company, as of the date of this Agreement, the foregoing issuances and registrations are in effect and subsisting.

(c)  Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating or violating, or, since January 1, 2009, has infringed, misappropriated or violated or has been alleged to infringe, misappropriate or violate the Intellectual Property of any other Person, and (ii) as of the date of this Agreement, there is no suit, action or proceeding pending before any Governmental Authority or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries is infringing or otherwise violating the Intellectual Property of any other Person. Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, since January 1, 2009, the Company has not received (i) written notice that a product of the Company (or any component thereof) may infringe the Intellectual Property rights of a third party or (ii) written invitation to license the Intellectual Property rights of a third party that may reasonably be interpreted to constitute notice that a product of the Company (or any component thereof) may infringe the Intellectual Property rights of a third party.

(d)  Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or otherwise violating the Company Intellectual Property Rights, except as would not have a Material Adverse Effect on the Company, and, as of the date of this Agreement, there is no suit, action or proceeding pending or threatened in writing by the Company or any of its Subsidiaries against another Person alleging any such infringement or other violation by such Person.

(e)  The Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality of material trade secrets owned by the Company or any of its Subsidiaries.

(f)  None of the material Company Intellectual Property Rights owned by the Company or any of its Subsidiaries have lapsed, been abandoned or expired (except to the extent automatically lapsed or expired pursuant to their terms) and to the Knowledge of the Company all of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and enforceable.

(g)  Except as set forth on Section 4.13(g) of the Company Disclosure Schedule, none of the Company’s patent or pending patent applications has been challenged or threatened in any way by any Person.

(h)  Neither the Company nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which the Company or any of its Subsidiaries is party or otherwise bound under which the Company or its Subsidiaries derive Intellectual Property rights that are material to the Company’s or its Subsidiaries’ businesses as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property rights that are material to the businesses of the Company and its Subsidiaries as currently conducted, nor, to the Knowledge of the Company, require the consent of any Governmental Authority or third party with respect to any such Intellectual Property rights.

(i)  Except as set forth in Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Company Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 4.14 Real Property.    The Company or one of its Subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens). Except as would not have a Material Adverse Effect on the Company, as of the date hereof, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), and (b) the Company and its Subsidiaries are in compliance with the terms of all Company Leases (subject to any applicable grace periods under such leases) to which each is a party and all such leases are in full force and effect. The Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Reports or otherwise no longer held due to casualty or destruction.

Section 4.15 Labor Matters.    There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.

Section 4.16 Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion (or incorporation by reference) in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.17 Takeover Statutes.    Assuming the accuracy of the representation contained in Section 5.7, the Board of Directors has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, the “Takeover Statutes”) inapplicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 4.18 Contracts.

(a)  The Company has made available to Parent and Merger Sub true, correct, and complete (subject to necessary redactions of price and counterparty) copies of all contracts to which the Company or any of its Subsidiaries is a party that, as of the date hereof:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $10.0 million individually;

(iv) involves aggregate annual (based on the twelve (12) month period ended December 31, 2011) payments of cash by or to the Company or any of its Subsidiaries in excess of $15.0 million;

(v) relates to an acquisition or divesture and contains currently surviving “earn-out” or other contingent payment obligations that obligate the Company or any of its Subsidiaries to make payments, or could reasonably be expected to result in payments, in excess of $1.0 million individually;

(vi) is an agreement pursuant to which the Company or any of its Subsidiaries grants or obtains Intellectual Property rights that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole (other than contracts (1) in which grants of Intellectual Property rights are incidental and not material to such contracts, or (2) concerning generally commercially available computer software, systems or equipment or information technology services, including software that is subject to “shrink-wrap” or “click-through” license agreements or that is pre-installed as a standard part of hardware purchased by the Company or any of its Subsidiaries) for which the annual fees (based on the twelve (12) month period ended December 31, 2011) are reasonably expected to be in excess of $1.0 million individually;

(vii) is an employment, severance, bonus, indemnification or consulting contract with any current executive officer of the Company or any member of the Company Board (other than a Company Benefit Plan listed on Section 4.8(a) of the Company Disclosure Schedule); and

(viii) except as would not be material to the Company and its Subsidiaries, taken as a whole, prohibits the Company or any of its Subsidiaries from (1) engaging or competing in any line of business, in any geographical location or with any Person, (2) selling, licensing, marketing, manufacturing or distributing any products or services of or to any other Person or in any geographic region, or (3) conducting any research or development activities.

(b)  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any of the contracts listed in Section 4.18(a) (each a “Company Material Contract”) where such breach or default would reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Material Adverse Effect on the Company; provided, however, that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 4.19 Voting Requirements.    The affirmative vote of holders of a majority of all the outstanding Shares entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement and approve the transactions contemplated hereby (the “Stockholder Approval”), is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.20 Insurance.    Except as would not have a Material Adverse Effect on the Company, (a) all material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the material insurance policies, and neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. Since January 1, 2012 through the date hereof, neither the Company nor any of its Subsidiaries (i) has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its Subsidiaries or (ii) has made any material claim pursuant to any such insurance policy. The Company has heretofore made available to Parent true, correct and complete copies of all material insurance policies maintained by or on behalf of the Company. Except as set forth on Section 4.20 of the Company Disclosure Schedule, there are no self-insurance arrangements in effect as of the date of this Agreement with respect to the Company.

Section 4.21 Brokers or Finders.    No investment banker, broker, finder, consultant or intermediary other than Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent all material terms of the agreements under which Morgan Stanley have agreed to provide services to the Company. Section 4.21 of the Company Disclosure Schedule sets forth the maximum aggregate fees (without including reimbursement for expenses) that may become payable to Morgan Stanley pursuant to any engagement or the fee letters between the Company and Morgan Stanley with respect to the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor.    The Company Board has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”).

Section 4.23 Certain Business Practices.    Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary of the Company.

Section 4.24 Environmental Matters.    Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under applicable Environmental Laws for the operation of their respective businesses as currently conducted, (ii) except as set forth on Section 4.24(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries contain any Hazardous Substance requiring investigation or remediation except in accordance with applicable Environmental Laws, (iii) to the Knowledge of the Company, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its Subsidiaries alleging violation of any Environmental Law, or arising from the off-site disposal, treatment, storage, or transportation of Hazardous Substances from the Company’s or any of its Subsidiaries’ operations, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written request for information, order, consent decree, or settlement agreement with any Governmental Authority under any Environmental Laws that remains outstanding, (v) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has generated, stored, treated, disposed of, released, transported or arranged for transportation of any Hazardous Substance in violation of any applicable Environmental Law from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, which violation remains outstanding, and (vi) to the Knowledge of the Company, there are no sites or locations at which either the Company or any of its Subsidiaries is currently undertaking any investigative, remedial, response or corrective action as required by Environmental Laws. To the Knowledge of the Company, the Company has provided to Parent and Merger Sub all material and non-privileged environmental site assessments, audits, investigations and reports in the possession, custody or actual control of the Company or any of its Subsidiaries.

Section 4.25 Affiliate Transactions.    Except for this Agreement and the Merger and as disclosed in any Company SEC Reports, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company’s Subsidiaries) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.26 Suppliers.    Since January 1, 2009, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any supplier listed on Section 4.26 of the Company Disclosure Schedule nor, to the Knowledge of the Company, has any supplier listed on Section 4.26 of the Company Disclosure Schedules notified the Company in writing that it intends to so terminate, cancel or materially curtail its business relationship with the Company, nor has there has been any termination, cancellation or material curtailment of the business relationship of the Company with any other supplier or suppliers which termination, cancellation or curtailment would, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.27 No Other Representations.    Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the Merger. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries made available to Parent or Merger Sub in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated by this Agreement, including the Merger, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Parent. Each of Parent and Merger Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Material Adverse Effect on Parent.

Section 5.2    Authorization; Validity of Agreement; Necessary Action.

(a)  Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub (including by each of their respective boards of directors), and no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b)  The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent), has (i) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(c)  Parent, in its capacity as sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein.

Section 5.3    Consents and Approvals; No Violations.

(a)  The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby by them will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or its Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which their properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Material Adverse Effect on Parent.

(b)  No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act, Securities Act or state blue sky laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) such filings as may be required in connection with the Taxes described in Section 10.3; (iv) such filings as may be required by the NASDAQ Listing Rules; (v) such other items required solely by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby; (vi) compliance with and filings or notifications under the HSR Act and other applicable U.S. and non-U.S. competition, antitrust, merger control or investment Laws; and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Material Adverse Effect on Parent.

(c)  No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

Section 5.4 Merger Sub’s Operations.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or as required in connection with the Debt Commitment. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 5.5 Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion (or incorporation by reference) in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.6 Financing.    Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter dated as of April 29, 2012 from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (together, “GS”), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Debt Commitment Letter”), pursuant to which and subject to the terms and conditions thereof GS has agreed and committed to provide the financing described therein (the “Debt Commitment” and the funding in full of the net proceeds of the Debt Commitment in accordance with the terms and conditions set forth therein, together with the issuance by Parent or one of its Subsidiaries of senior notes as contemplated by the Debt Commitment Letter, the “Debt Financing”). Parent has also delivered to the Company true, correct and complete copy of any fee letter in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical amounts provided therein) (any such fee letter, a “Fee Letter”). As of the date of this Agreement, the Debt Commitment Letter in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent and Merger Sub, GS and any other lender that is a party to the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the obligations of GS (and any other lender that is a party to the Debt Commitment Letter) to fund in full the Debt Commitment contemplated by the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, there are no other agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any Fee Letter. As of the date hereof, (i) the Debt Commitment Letter has not been modified or amended, (ii) no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach by Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto, under any term or condition of the Debt Commitment Letter and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded. As of the date hereof, subject to the satisfaction of the conditions contained in Section 8.1 and Section 8.2 hereof, Parent and Merger Sub (x) do not have actual knowledge of any facts or occurrences that make any of the material assumptions in the Debt Commitment Letter inaccurate, (y) have no reason to believe that they will be unable to satisfy on a timely basis any condition of closing to be satisfied by them contained in the Debt Commitment Letter and (z) have no reason to believe that the Debt Commitment will not be made available to Parent as of the Effective Time. Subject to the terms and conditions of the Debt Commitment Letter and assuming the accuracy in all material respects of the Company’s representations and warranties in Article IV of this Agreement, the net proceeds contemplated from the Debt Financing (if made available to Parent), together with Parent’s available, unrestricted cash on hand, cash equivalents and marketable securities, will, in the aggregate, be sufficient for the payment of the aggregate consideration payable pursuant to Article III hereof and the satisfaction of all of Parent’s obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith (the “Required Amounts”). As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter and any Fee Letter.

Section 5.7 Share Ownership.    As of the date of this Agreement, none of Parent, Merger Sub or any of their Subsidiaries owns, directly or indirectly, beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or of record, any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

Section 5.8 Investigation by Parent and Merger Sub.    Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

Section 5.9 Litigation.    As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent, nor is there any Judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent.

Section 5.10 Absence of Certain Agreements.    Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or approve the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.11 Brokers or Finders.    No investment banker, broker, finder, consultant or intermediary other than Goldman, Sachs & Co. and Perella Weinberg Partners LP, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of the Company and Subsidiaries.    Except for matters set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated, permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the provisions of Article IX hereof, the Company shall, and shall cause each Subsidiary of the Company to, (i) conduct their respective businesses in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, (ii) use its reasonable best efforts to preserve substantially intact its present business organization, and capital structure, and keep available the services of its present directors, executive officers and key employees, (iii) use its reasonable best efforts to maintain in effect all existing material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations necessary for the conduct of its businesses, and (iv) use its reasonable best efforts to seek to maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated, permitted or required by this Agreement or as required by applicable Law, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time (or the earlier termination of this Agreement in accordance with the provisions of Article IX hereof), the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, do or agree to do, any of the following:

(a)  adopt any change in its or their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except (i) in the case of Subsidiaries, for ordinary course changes and (ii) in the case of mergers or consolidations between the Company and any of its Subsidiaries or between any Subsidiaries of the Company;

(b)  except as set forth in Section 6.1(b) of the Company Disclosure Schedule, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, or businesses (or any division thereof) except (A) in the ordinary course of the business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) capital expenditures in connection with the business of the Company in the ordinary course and consistent with past practices, (C) in a transaction or transactions (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $10 million in the aggregate for all such transactions, and (D) any such transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company;

(c)  sell, lease or otherwise transfer, or create or incur any Lien (other than a Permitted Lien or other Lien which would not materially interfere with the use of property or assets owned by the Company or its Subsidiaries) on, any assets, properties, interests or businesses of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) sales of assets (not including sales of inventory in the ordinary course), properties, interests or businesses with sale prices (including any related assumed indebtedness) that do not exceed $10.0 million in the aggregate, (C) such transactions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, (D) pursuant to any Company Material Contract as in effect as of the date of this Agreement, and (E) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated by this Agreement, including the Merger;

(d)  redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse the obligations of any Person, other than (A) the incurrence, assumption or guarantee of indebtedness between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or between any Subsidiaries of the Company, (B) the incurrence, assumption or guarantee of indebtedness not in excess of $5.0 million in the aggregate, (C) the incurrence of indebtedness under the Company’s existing credit facilities as in effect on the date hereof not in excess of $250.0 million at any time outstanding, or (D) the incurrence of indebtedness (which when aggregated with any indebtedness outstanding under the Company’s existing credit facilities, does not exceed $250.0 million) to replace, renew, extend, refinance or refund any indebtedness under the Company’s existing credit facilities, provided that any such replacement, renewal, extension, refinance or refund shall be on terms, taken as a whole, not less favorable to the Company than the terms of the Company’s existing credit facilities and provided, further, that any such replacement, renewal, extension, refinance or refund will not require the payment of any penalty, fee or other special charge in connection with the repayment of such indebtedness as of the Effective Date;

(e)  offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

(f)  other than in connection with actions permitted by Section 6.1(b), make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10.0 million in the aggregate for all such loans, advances, contributions and investments, except for (A) transactions solely among the Company and/or Subsidiaries of the Company, or (B) as required by existing Company Material Contracts as in effect as of the date of this Agreement;

(g)  enter into or amend any contract with any executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares;

(h)  (A) except to the extent automatically renewed, extended or expired pursuant to its terms, renew, extend, amend or terminate any Company Material Contract or (B) enter into any new agreement that would have been considered a Company Material Contract if it were entered into at or prior to the date hereof, in the case of clauses (A) and (B), other than in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices and subject to prior consultation with Parent, (C) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Subsidiary of the Company or liability or obligation owing to the Company or any Subsidiary of the Company under, any Company Material Contract, or (D) enter into any contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(i)  split, combine, subdivide or reclassify any Company Securities or amend the terms of any Company Securities;

(j)  declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a Subsidiary of the Company to its parent corporation in the ordinary course of business;

(k)  enter into any agreement with respect to the voting of any Shares or other Company Securities;

(l)  except as set forth in Section 6.1(l) of the Company Disclosure Schedule, issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of any Company Options in accordance with their terms as in effect on the date hereof, (B) the issuance of any Shares pursuant to Company Performance Shares or the exercise of any Company Options outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, (C) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Company Restricted Stock, (D) the acquisition by the Company of Company Options, or Company Restricted Stock in connection with the forfeiture of such awards in accordance with their terms as in effect on the date hereof; (E) issuances pursuant to the terms of the ESPP (and in accordance with the provision of Section 3.3(d) hereof), (F) the grant of 2012 Options to newly hired employees or in connection with the promotion of existing employees, in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices, provided such 2012 Options are granted at an exercise price not less than the fair market value of a share of Common Stock as of the date of grant, and (G) acquisitions by or issuances under Company Benefit Plans identified in Section 6.1(l) of the Company Disclosure Schedule in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

(m)  except with respect to Tax matters, which are governed by Section 6.1(n), and except as otherwise provided in Section 7.10 with respect to any claim, action, suit, proceeding, arbitration, mediation or investigation referred to therein, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that (A) do not exceed (net of insurance proceeds) individually or in the aggregate the amounts set forth on Section 6.1(m)(A) of the Company Disclosure Schedule or (B) do not impose any material restrictions on the business or operations of the Company and its Subsidiaries, taken as a whole;

(n)  make or change any material income Tax election, settle or compromise any material income Tax liability of the Company and its Subsidiaries (other than with respect to any Tax liability arising from any Audit disclosed on Section 4.12(b) of the Company Disclosure Schedule) for an amount that is materially in excess of the reserve for such Tax liability that is reflected in the financial statements of the Company for the period ended December 31, 2011 that are included in the Company SEC Reports, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, except (A) in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices, (B) to the extent required by Law, or (C) in the case of mergers, consolidations or internal liquidations between the Company and any of its Subsidiaries or between any Subsidiaries of the Company; provided, however, in the case of the filing of any material income Tax Return in respect of the Company or any Subsidiary, the Company shall provide to Parent a draft of such Tax Return, and consult in good faith in respect of such Tax Return, and the Company shall not file, or shall not cause such Tax Return to be filed, prior to the tenth (10th) Business Day prior to the due date for the filing of such Tax Return as determined after taking into account, and filing for, the maximum extension period available under applicable Law. Notwithstanding the foregoing, the Company and any of its Subsidiaries shall be entitled to make a material income Tax election so long as the Company consults in good faith with Parent prior to making or filing any such material income Tax election.

(o)  make any material change in its financial accounting methods or method of Tax accounting (other than in respect of any method of depreciation), principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries (other than inactive or shell Subsidiaries), except (A) insofar as may be required by a change in regulatory accounting standards and practice, GAAP (or any interpretation thereof) or Law, (B) insofar as may be required by a Governmental Authority or a quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (C) as disclosed in the Company SEC Reports;

(p)  adopt or enter into a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries (other than inactive or shell Subsidiaries that are immaterial), or enter into a letter of intent or agreement in principle with respect thereto, except in each case in the case of any liquidation or dissolution of a Subsidiary into the Company or into any direct or indirect wholly owned Subsidiary of the Company;

(q)  other than as required by applicable Law, by the terms of any Company Benefit Plan or agreement existing on the date hereof, or in the ordinary course of business: (A) make any material change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants (except in connection with the hiring of any person as an employee of the Company) or (B) enter into or make any loans to any of its officers, directors, employees, Affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

(r)  other than as required by applicable Law or as required under the terms of any Company Benefit Plan or agreement existing on the date hereof: (A) pay or, except in accordance with GAAP, make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement or any existing arrangement with any officer, director, or employee, or pay or, except in accordance with GAAP, agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days; or (B) adopt or pay, grant, issue, accelerate or accrue salary or other material payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Equity Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company director, officer, employee or agent, whether past or present or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(s)  except as publicly announced prior to the date hereof, announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, in each case, that is material to the Company, other than routine employee terminations or terminations that would not trigger notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law;

(t)  enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries), from engaging or competing in any material line of business in which such Person engages in as of the date hereof, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business) existing as of the date hereof;

(u)  revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

(v)  except as required by applicable Law or the Company’s 2012 Annual Meeting, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Stockholders’ Meeting;

(w)  enter into any new line of business outside of its existing businesses;

(x)  fail to use reasonable best efforts to maintain in full force and effect insurance coverage for the Company and its Subsidiaries and their respective properties, assets and businesses that is substantially similar to the insurance coverage maintained on the date hereof;

(y)  amend or modify in any material respect or terminate any material lease for real property, or enter into any new lease for real property (except in the ordinary course of business consistent with past practice), or enter into any contracts for the purchase or sale of real property with a purchase or sale price in excess of $5.0 million individually or $15 million in the aggregate;

(z)  amend or modify the letter of engagement of any current Financial Advisor in a manner that materially increases the fee or commission payable by the Company;

(aa)  other than as expressly permitted by Section 7.5, take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, result in (A) any conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or (B) a violation of any provision of this Agreement, except, in each of the foregoing cases, as may be required by applicable Law, except that in the case of (A) or (B) actions or omissions permitted under this Agreement that a party proves were taken in good faith and without any intention of delaying or impeding the consummation of the Merger shall not be deemed to be violative of the foregoing; or

(bb)  authorize, agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, any action taken by the Company or any of its Subsidiaries with the written consent of Parent in accordance with this Section 6.1 shall not constitute a misrepresentation or breach of any representation or warranty or any covenant.

Section 6.2 Conduct of Parent and Merger Sub.    Neither Parent nor Merger Sub shall take (or permit its Affiliates to take) any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, result in any conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3 No Control of Other Party’s Business.    Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4 Operations of Merger Sub.    Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not engage in any business activities and shall not have incurred any liabilities or obligations, or guaranteed any indebtedness, other than as specifically contemplated herein or as may be required in connection with the Debt Financing.

Section 6.5 Ownership of Shares.    Prior to the Effective Time, none of Parent or Merger Sub or their respective Subsidiaries shall own (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective Subsidiaries shall hold any rights to acquire any Shares except pursuant to this Agreement.

Section 6.6 ESPP Termination.    Unless otherwise directed in writing by Parent, the Board of Directors will authorize the termination of the ESPP, effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence of the adoption of such resolutions to terminate the ESPP. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. Immediately prior to such termination, the Company will cause the administrator of the ESPP to issue to each participant thereunder a certificate or certificates representing the full number of Shares accumulated in each participant’s accounts and a check for the net proceeds of any fractional share in each such participant’s account.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)  Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, within fifteen (15) Business Days hereof), the Company shall prepare, and shall cause to be filed with the SEC in preliminary form, a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Proxy Statement shall (i) state that the Board of Directors has unanimously (A) approved this Agreement and the transactions contemplated hereby, (B) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company Stockholders, and (C) include the recommendation of the Board of Directors that the Company Stockholders vote to adopt this Agreement and approve the transactions contemplated thereby, including the Merger (such recommendation described in this clause (C) the “Recommendation”) (except to the extent that the Company effects a Recommendation Withdrawal in accordance with Section 7.5(d) of this Agreement); (ii) include a copy of the Fairness Opinion and (iii) include a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information expressly supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and its counsel a reasonable opportunity to review and propose comments on any written response to any such written comments of the SEC or its staff prior to filing such response. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, the Company shall provide Parent a reasonable opportunity to review and to propose comments on the Proxy Statement.

(b)  Covenants of Parent with Respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub expressly supplied by or on behalf of it for inclusion or incorporation by reference in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information expressly supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement promptly following request therefore from the Company.

(c)  Stockholders’ Meeting; Mailing of Proxy Statement. The Company shall use reasonable best efforts in accordance with and subject to Delaware Law, the Company Charter Documents and the NASDAQ Listing Rules to cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable after the Proxy Statement Clearance Date for the purpose of voting on the adoption of this Agreement and the approval of the transactions contemplated thereby, including the Merger. In connection with the Stockholders’ Meeting, the Company shall (i) cause the Proxy Statement (prepared in accordance with Section 7.1) and all other proxy materials for such meeting to be mailed to the Company Stockholders as promptly as practicable after the Proxy Statement Clearance Date, (ii) use reasonable best efforts to obtain the Stockholder Approval and (iii) use reasonable best efforts to otherwise comply with all legal requirements applicable to the Stockholders’ Meeting. The Company may adjourn or postpone the Stockholders’ Meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) subject to and in compliance with Section 7.5, only to the extent necessary to allow additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Stockholders’ Meeting, or (iv) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Stockholders’ Meeting to obtain the Stockholder Approval; provided, however, that in the case of clauses (ii), (iii) and (iv), the Stockholders’ Meeting shall not be postponed, in the aggregate, for more than thirty (30) calendar days from the originally scheduled date of the Stockholders’ Meeting without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, this Agreement and the Merger shall be submitted to Company Stockholders at the Stockholders’ Meeting whether or not (x) the Board of Directors shall have effected a Recommendation Withdrawal or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(d)  Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties hereto, and an appropriate amendment or a supplement describing such event or circumstance shall be filed with the SEC as promptly as reasonably practicable and, to the extent required by Law, disseminated to the Company Stockholders. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act and, as applicable, to cause any information supplied by or on such party’s behalf, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2 Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Sub shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to cooperate with each other and to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the conditions to the Closing set forth in Section 8.1 or Section 8.2 to be satisfied, or (B) in the case of Parent and Merger Sub, the conditions to the Closing set forth in Section 8.1 or Section 8.3 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to any Regulatory Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out the purposes of this Agreement; provided, however, that all obligations of the Company, Parent and Merger Sub relating to the Debt Financing shall be governed exclusively by Section 7.13, and not this Section 7.2.

(b)  In furtherance and not in limitation of the foregoing, each party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, (y) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c)  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 7.2 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts, subject to applicable Laws, to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company and after considering the Company’s views, to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances.

(d)  In furtherance and not in limitation of the covenants of the parties contained in this Section 7.2, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which could prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(e)  In furtherance and not in limitation of the covenants of the parties in this Section 7.2, Parent hereby agrees that the “reasonable best efforts” standard shall require, if necessary, Parent to, and to cause any of its Subsidiaries or other Affiliates to, (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, and (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent (or any of its Subsidiaries or other Affiliates), and (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates); provided that Parent’s obligations under clauses (i) and (ii) above shall only apply to assets, licenses, operations, rights, product lines, businesses or interests therein of Parent (or any of its Subsidiaries or other Affiliates) which, in the aggregate, generated less than $58.0 million of the combined consolidated revenues of Parent and its Subsidiaries during Parent’s fiscal year ended September 24, 2011; provided further, however, that nothing in this Agreement shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger or the other transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law.

(f)  Subject to the obligations under Section 7.2(d), in the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to cooperate in all respects with each other and to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.3 Access to Information.

(a)  Prior to the Effective Time, the Company will provide, and will cause its Subsidiaries and its and their respective Representatives to provide, Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice, (i) such reasonable access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent, Merger Sub or such Representatives reasonably may request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries, and (ii) all documents that Parent or its authorized Representatives reasonably may request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section 7.3, the Company shall not be required to provide access to any information or documents (i) which it reasonably believes it may not provide Parent, Merger Sub and their respective Representatives by reason of applicable Law (including any Regulatory Laws), (ii) which the Company or any Subsidiary of the Company is required to keep confidential by reason of contract or agreement with third parties, or (iii) which it reasonably believes would constitute a waiver of the attorney-client or other privilege held by the Company. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)  Prior to the Effective Time, neither Parent nor Merger Sub shall, and Parent and Merger Sub shall cause each of their respective Representatives not to, use any information acquired pursuant to this Section 7.3 for any purpose unrelated to this Agreement or the consummation of the transactions contemplated hereby.

(c)  No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(d)  All information obtained pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.4 Takeover Statutes.    The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.5 Non-Solicitation and Recommendation Withdrawal.

(a)  Subject to the remainder of this Section 7.5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company agrees that it shall not, and that it shall cause its Subsidiaries and its and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, Affiliates and other representatives (“Representatives”) not to: (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) or take any other action designed to facilitate the submission of any inquiries, proposals or offers that constitute or that could reasonably be expected to lead to any Company Acquisition Proposal (as hereinafter defined) or engage in any discussions or negotiations with, furnish non-public information relating to the Company to, or otherwise cooperate with, any Person other than Parent, Merger Sub and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, Affiliates and other representatives (any such other Person, a “Third Party”) with respect to the submission of any inquiries, proposals or offers that constitute or that could reasonably be expected to lead to, any Company Acquisition Proposal, (ii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company Charter Documents, inapplicable to any transaction contemplated by a Company Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle or other similar agreement, arrangement or understanding, or acquisition or merger agreement or other similar definitive agreement, arrangement or understanding (other than an Acceptable Confidentiality Agreement) relating to, or that may reasonably be expected to lead to, any Company Acquisition Proposal; (iv) withhold, withdraw, qualify or modify in a manner adverse to Parent (it being understood that taking a neutral position or no position with respect to any Company Acquisition Proposal shall be considered to modify), or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Parent or take any action or make any statement materially inconsistent with, the Recommendation (a “Recommendation Withdrawal”); or (v) resolve, propose or agree to do any of the foregoing related to any Company Acquisition Proposal. Notwithstanding anything herein to the contrary, the Company may waive the terms of a standstill agreement in effect as of the date of this Agreement if and only if the terms of such standstill agreement require the Company to invite the counterparty to submit a Company Acquisition Proposal, and if the other party to such standstill agreement expressly requests such a waiver then the Company shall grant such a waiver solely to the extent necessary to enable such other party to submit a bona fide written, unsolicited Company Acquisition Proposal in accordance with the terms of this Agreement, and otherwise to enable the Company to take any other actions, and only such actions, expressly permitted to be taken by the Company pursuant to Section 7.5 following the submission by such other party of a bona fide written unsolicited Company Acquisition Proposal as if such standstill agreement were not in effect.

(b)  Notwithstanding anything to the contrary contained in Section 7.5(a), if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval (but in no event after obtaining the

Stockholder Approval), (i) the Company has received a bona fide written, unsolicited Company Acquisition Proposal that did not otherwise result from a breach of this Section 7.5 or any standstill or similar agreement, from a Third Party and (ii) the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Company Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as hereinafter defined), then the Company may, subject to compliance with Section 7.5(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the Third Party making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Third Party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, however, that the Company (x) will not, and will cause its Representatives not to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement (as hereinafter defined), and (y) will as promptly as reasonably practicable (but in no event later than 24 hours) after it is provided to such Third Party provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Parent; and provided, further, that the Company will not take any of the actions described in (A) or (B) above unless and until the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take that action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.

(c)  The Board of Directors shall not take any of the actions referred to in clauses (A) and (B) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least one (1) Business Day prior to taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 36 hours) after receipt by any Representative of any Company Acquisition Proposal, or of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party in connection with a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any Company Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request and promptly (but in no event later than 24 hours) provide Parent with copies of all written correspondence or communications sent or provided to or by the Company and its Representatives in connection with any Company Acquisition Proposal.

(d)  Neither the Board of Directors nor any committee thereof shall, directly or indirectly, (i) effect a Recommendation Withdrawal (subject to the next following sentence in this Section 7.5(d)) or (ii) approve any letter of intent, memorandum of understanding, term sheet, agreement in principle or similar definitive agreement, arrangement or understanding, or acquisition or merger agreement or other similar agreement, arrangement or understanding (other than an Acceptable Confidentiality Agreement) relating to, or that may reasonably be expected to lead to, any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval (but in no event after obtaining the Stockholder Approval), the Board of Directors may, (A) in response to a Superior Proposal, effect a Recommendation Withdrawal, provided that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law or (B) in response to an Intervening Event, effect a Recommendation Withdrawal provided that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, and provided, further, that in either case the Board of Directors shall not effect a Recommendation Withdrawal, unless the Company (w) notifies Parent, in writing, at least four (4) Business Days before taking that action advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail (including, if applicable, a copy of any draft definitive agreement with respect to any Superior Proposal), (x) during such four (4) Business Day period, if requested by Parent, engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Recommendation Withdrawal, and (y) if the contemplated Recommendation Withdrawal is in response to a Superior Proposal, during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that such Superior Proposal no longer constitutes a Superior Proposal. The parties agree that if there is any proposed amendment to the financial terms of a Superior Proposal or any other material terms thereof, such proposed amendment shall require a new written notification from the Company to Parent and an additional four (4) Business Day period that satisfies this Section 7.5(d).

(e)  The Company shall, and shall cause its Subsidiaries and its Representatives to, cease immediately and cause to be terminated any existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall request that any such Third Party (or its agents or advisors) in possession of confidential information about the Company or its Subsidiaries that was previously furnished to such Third Party by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information.

(f)  Nothing in this Agreement shall prohibit the Company or the Board of Directors, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company Stockholders) if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to Company Stockholders under applicable Law; provided, however, that neither the Board of Directors nor any committee thereof shall, except as expressly permitted by Section 7.5(d) effect a Recommendation Withdrawal or approve or recommend, or publicly propose to approve or recommend a Company Acquisition Proposal.

(g)  Without limiting the foregoing, any violation of the restrictions set forth in this Section 7.5 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.5 by the Company.

(h)  As used in this Agreement, the term:

(i)  “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, “standstill” and non-solicitation provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such agreement shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under this Section 7.5;

(ii)  “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal, indication of interest or offer from any Person or group of persons other than Parent, Merger Sub or their respective Affiliates relating to (A) any direct or indirect acquisition or purchase of assets that constitute fifteen percent (15%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of fifteen percent (15%) or more of any class or series of Company Securities, (C) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning fifteen percent (15%) or more of any class or series of capital stock of the Company, or (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole); and

(iii)  “Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors nor reasonably foreseeable as of or prior to the date hereof, provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 7.2 of this Agreement and the consequence of any such action, constitute an Intervening Event, (ii) in no event shall the receipt, existence of or terms of an Company Acquisition Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event, and (iii) in no event shall such Intervening Event result from a change in the market price of the Common Stock of the Company.

(iv)  “Superior Proposal” means a written, bona fide, unsolicited Company Acquisition Proposal (for this purpose, substituting “a majority” for each reference to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal) that did not result from a breach of this Section 7.5 or any standstill or similar agreement that the Board of Directors in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the Company Stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated hereby (x) after taking into account such factors as the Board of Directors considers to be appropriate (including the likelihood of consummation of such transaction on the terms set forth therein and the legal, regulatory and other aspects of such proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances), and (y) after taking into account any changes to the terms of this Agreement proposed by Parent in response to such Company Acquisition Proposal or otherwise.

Section 7.6 Director and Officer Liability.

(a)  From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing), in the same manner as provided by the Company immediately prior to the date of this Agreement, each present and former director, officer and employee of the Company and its Subsidiaries (in all of their capacities), including any person who becomes a director, officer or employee prior to the Effective Time (collectively, the “Indemnified Parties”), against any costs (including amounts paid in settlement or compromise) or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities in connection with any claim, suit, action, Proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted or claimed, based on, arising out of or pertaining to, in whole or in part (A) the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (B) acts or omissions by an Indemnified Party in the Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of any other corporation, limited liability company, partnership, joint venture, trust or other business (including any employee benefit plan)), in each case under (A) or (B), at or prior to the Effective Time (including with respect to any claim, suit, action, Proceeding or investigation or any acts or omissions relating, in whole or in part, to the transactions contemplated by this Agreement), in all such cases to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnified Parties in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) the Company Charter Documents and the Company’s Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) as in effect on the date of this Agreement, and (B) any indemnification agreement or other applicable contract of the Company or any of the Company’s Subsidiaries, which shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with their respective terms.

(b)  For six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring at or prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage, retentions and limits of liability and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds three hundred percent (300%) of such annual premium, the Surviving Corporation shall obtain policies with the greatest coverage available for a cost not exceeding such amount. The Surviving Corporation’s obligations under this Section 7.6(b) may be satisfied by Parent or, with the approval of Parent (such approval not to be unreasonably withheld), the Company, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for acts or omissions occurring at or prior to the Effective Time, and (iii) contains terms with respect to coverage, retentions and limits of liability and in amounts that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement. If such “tail” policy has been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policy in full force and effect, for its full term, and shall honor all obligations thereunder.

(c)  Without limiting the provisions of Section 7.6(a), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect for six (6) years after the Effective Time in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties; provided, however, that all rights to indemnification in respect of any claim, suit, action, Proceeding or investigation pending or asserted or any claim made within such period shall continue until the disposition of such claim, suit, action, Proceeding or investigation or resolution thereof. In addition, for a period of six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay any expenses (including attorneys’ fees and expenses and disbursements) of any Indemnified Party under this Section 7.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.6) as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(d)  The provisions of this Section 7.6 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her successors, heirs or Representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have under the Company Charter Documents, the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under any applicable Law, by contract or otherwise.

(e)  Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 7.6 shall survive the consummation of the Merger indefinitely and shall be binding on the successors and assigns of Parent, the Surviving Corporation and its Subsidiaries. If Parent or the Surviving Corporation, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to and honor the indemnification obligations set forth in this Section 7.6.

Section 7.7 Public Announcements.    Except with respect to any Recommendation Withdrawal in accordance with Section 7.5(d) or any action taken pursuant to, and in accordance with, Section 7.5 or Article IX, so long as this Agreement is in effect, the parties will consult with each other, and use reasonable best efforts to accommodate the comments (including as to timing) of the other, before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby. No party hereto or any of its respective Affiliates or representatives will issue any such press release or make any such other public statement or schedule any such press conference or conference call prior to such consultation, except to the extent the disclosing party determines it is required to do so by applicable Law or any listing agreement with or the listing rules of a national stock exchange, in which case that party will use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 7.8 Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate in any material respect; or (ii) the receipt of any notice or other communication from any Governmental Authority in connection with this Agreement, the Merger or any of the other transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or the consummation of the Merger or any of the other transactions contemplated hereby; or (iii) any failure of the Company, Parent or Merger Sub, as the case may be, to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement; provided, however, that (x) the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and (y) the failure to comply with this Section 7.8 shall not constitute the failure of any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement to be satisfied unless the underlying event would independently result in the failure of such a condition to be so satisfied.

Section 7.9 Employee Matters.

(a)  For a period of not less than one (1) year following the Effective Time, Parent shall provide all individuals who are employees of the Company and its Subsidiaries on the Effective Time so long as they remain employees of the Company or its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Effective Time (taken as a whole, the “Affected Employees”), with (i) annual base salary or hourly wage rates no less than the annual base salary or hourly wage rates as in effect for such Affected Employee as of the Effective Time and (ii) other compensation and employee benefits (whether pursuant to compensation or benefit plans maintained by Parent, the Surviving Corporation or any other Subsidiary of Parent) that are no less favorable, in the aggregate, than the other compensation and employee benefits that are provided generally to similarly situated employees of Parent; provided, however, that (x) for purposes of determining “other compensation and employee benefits” required to be provided pursuant to clause (ii) above, incentive compensation, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on the Company or the Surviving Corporation shall be excluded. Nothing contained in this Section 7.9 shall be deemed to grant any Affected Employee any right to continued employment after the Effective Time nor to preclude Parent or its Subsidiaries from terminating the employment of any Affected Employee for any reason or for no reason at any time following the Effective Time. Additionally, nothing contained in this Section 7.9 shall be deemed to grant any Affected Employee any right to any specific type or amount of, or eligibility for, any compensation or benefit under any specific incentive compensation plan or employee benefit plan.

(b)  As of and after the Effective Time, the Surviving Corporation shall to the extent permitted by applicable Law or plan terms use reasonable best efforts to provide any Affected Employees with credit for employment with the Company for purposes of determining eligibility and vesting under any Parent employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Affected Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Affected Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under any similar Company Benefit Plan. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Affected Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c)  For a period of at least two (2) years following the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, pay to any Affected Employee whose service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) is terminated during such two (2) year period severance benefits that are not less favorable than the greater of (i) those severance benefits provided to such Affected Employees under the terms of any individual employment agreement to which such individual is a party in accordance with the terms thereof as of the date hereof or any Company severance plan, program, policy or guideline in which such individual is eligible to participate as of the date hereof, and (ii) those severance benefits provided to similarly situated employees of Parent and its Affiliates (other than the Surviving Corporation and its Subsidiaries).

(d)  The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any person (including for the avoidance of doubt any Company Employees or Affected Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement, or (ii) constitute an amendment or modification of any Company Benefit Plan.

Section 7.10 Transaction Litigation.    Parent and the Company shall promptly advise each other orally and in writing of any claim, action, suit, proceeding, arbitration, mediation, or investigation commenced or, to the Knowledge of the Company on the one hand and to the knowledge of Parent on the other hand, threatened prior to the Effective Time against Parent or the Company, as the case may be, or any of their respective directors, relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and shall keep each other reasonably informed regarding any such occurrence. The Company shall give Parent the opportunity to participate in the defense, negotiation, or settlement of any litigation against the Company and/or its directors and/or executive officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to participate in the defense, negotiation, or settlement of any stockholder litigation against Parent and/or its directors and/or executive officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under this Section 7.10, each of Parent and the Company shall cooperate, shall cause their respective Subsidiaries to cooperate, and shall use its reasonable best efforts to cause their respective directors, officers, employees and Representatives to cooperate, in the defense of such stockholder litigation.

Section 7.11 Obligations of Parent and the Company.    Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary (including, after the Effective Time, the Surviving Corporation) to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action (and, after the Effective Time, an undertaking on the part of the Surviving Corporation to cause such Subsidiary to take such action).

Section 7.12 Parent Representatives.    Parent hereby designates the two officers of Parent set forth on Section 7.12 of the Parent Disclosure Schedule, or such other officers as Parent may designate upon written notice to the Company (the “Parent Representatives”), to be responsible for determining whether consent to any action prohibited by Section 6.1 shall be given by Parent. The Parent Representatives shall respond promptly in writing to any request for consent to the taking of any action under Section 6.1. The Company may rely on any consent or response given by any of the Parent Representatives.

Section 7.13 Financing.

(a)  Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment for the commitment period set forth therein, (ii) comply with its obligations under the Debt Commitment Letter; (iii) negotiate, execute and deliver definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Commitment Letter (any such agreements the “Financing Agreements”) on the terms and conditions contemplated by the Debt

Commitment Letter and any Fee Letter, (iv) satisfy on a timely basis all the conditions to obtaining the Debt Financing set forth in the Debt Commitment Letter and the Financing Agreements that are within the control of Parent or Merger Sub and upon satisfaction of such conditions, consummate the Debt Financing at or prior to the Closing; provided that under no circumstances shall Parent or any of its Subsidiaries be required to sell, dispose or otherwise transfer any assets in order to satisfy any conditions in the Debt Commitment Letter or in order to arrange or obtain the Debt Financing. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources (including to reduce the amount of the Debt Financing), provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or the Financing Agreements that amends the Debt Financing and/or substitutes all or any portion of the Debt Financing (A) shall not expand upon the conditions precedent to the Debt Financing on the Closing Date of the Financing as set forth in the original Debt Commitment Letter or the Financing Agreements, (B) shall provide for a financing amount (which when added to Parent’s available, unrestricted cash on hand, cash equivalents and marketable securities) will not be less than the amount necessary to satisfy the Required Amounts in full, and (C) shall not prevent or delay the consummation of the Merger beyond the Outside Date. If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that is reasonably likely to result in any portion of the Debt Financing becoming unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Letter and such portion is reasonably required to satisfy the Required Amounts in full, Parent shall use its reasonable best efforts to seek to arrange and obtain alternative debt financing from the same and/or alternative financing institutions in an amount sufficient to consummate the transactions contemplated by this Agreement, upon terms and conditions not materially less favorable in the aggregate to Parent or Merger Sub than those in the Debt Commitment Letter or the Financing Agreement, a copy of which shall be promptly provided to the Company. Any reference in this Agreement to (i) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, modified, replaced, or supplemented in compliance with this Section 7.13 and (ii) “Debt Commitment Letter” shall include such documents as amended, modified, replaced or supplemented in compliance with this Section 7.13. Parent shall give the Company notice promptly after Parent becomes aware of (x) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or Financing Agreement, (y) of the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any (A) breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Financing Agreement of any provisions of the Debt Commitment Letter or any Financing Agreement or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or Financing Agreement and (z) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Financing Agreements. Parent shall provide to the Company copies of all documents related to the Debt Financing (including, without limitation, the Financing Agreements and excluding any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). Parent shall keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (or any replacement financing). For the avoidance of doubt, the syndication of the Debt Financing to the extent permitted by the Debt Commitment Letter shall not be deemed to violate Parent or Merger Sub’s obligations under this Agreement.

(b) The Company shall provide, and shall cause each of its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives (including its legal, tax, regulatory and accounting advisors), to provide, at Parent’s sole expense, such cooperation in connection with the Debt Financing as Parent shall reasonably request, including using its reasonable best efforts to (i) provide, as promptly as reasonably practicable, to Parent and its Financing Sources information relating to the Company and its Subsidiaries (including information to be used in the preparation of a customary information package regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries customary for financings similar to the Debt Financing) to the extent reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Debt Financing as contemplated by the Debt Commitment Letter, (ii) cause its senior management and other appropriate employees of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with GS or any other party acting as a lead arranger for the Debt Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions), sessions with the rating agencies and otherwise cooperating with marketing efforts, (iii) assist Parent and its Financing Sources with the preparation of (A) any customary offering documents, private placement memoranda, bank information memoranda, Form 8-Ks, registration statements, prospectuses and similar documents (including historical and pro forma financial statements and information customarily included in such documents or required by the rules and regulations under the Securities Act) required in connection with the Debt Financing (it being understood that any such documents, memoranda, or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor), and (B) materials for rating agency presentations, (iv) without limiting the generality of clause (iii) above, furnish Parent and Merger Sub, as promptly as practicable, with all financial statements and financial and other data and information regarding the Company and its Subsidiaries of the type required in a registration statement on Form S-1 or by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including historical and pro forma financial statements and information) and otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to such financial information, (v) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (vi) use reasonable best efforts to cooperate with Parent and Parent’s advisors to obtain customary and reasonable legal opinions as reasonably requested by Parent, (vii) execute and deliver any credit agreements and other loan documents, underwriting or note purchase agreements, indentures, currency or interest hedging agreements, customary certificates (but, for the avoidance of doubt, excluding any certificate with respect to solvency matters) or other agreements; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreements shall be effective until the Effective Time, (viii) use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including using reasonable best efforts to provide customary comfort letters to the underwriters and to provide customary consents to inclusion of their audit reports in registration statements of the Company, (ix) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities, and (x) cooperate reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that, in each case until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (1) be required to pay any commitment or other similar fee, (2) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), (3) unless promptly reimbursed by Parent, be required to incur any expenses in connection with the Debt Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (4) be required to take any action in their capacity as a director of the Company or any of its Subsidiaries with respect to the Debt Financing (or any alternative financing) (provided that the Company shall cooperate with Parent, if requested by Parent, to appoint Parent’s designees to the Board of Directors or similar governing bodies of the Subsidiaries of the Company, as of the Effective Time, for the purpose of taking corporate action related to the Debt Financing as of the Effective Time). In the event that the Debt Commitment Letter or the Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 7.13(a), or if Parent substitutes other debt or equity financing for all or a portion of the Debt Financing in accordance with Section 7.13(a), the Company shall comply with its covenants in the foregoing provisions of this Section 7.13(b) with respect to the Debt Commitment Letter or the Financing Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt financing to the same extent that the Company would have been obligated to comply with respect to the Debt Financing.

(c)  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, Section 7.13(b), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to Section  7.13(b).

Section 7.14 Resignation of Directors.    At the Closing, if requested by Parent, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of any or all of the directors of the Company or any Subsidiary of the Company, effective at the Effective Time.

Section 7.15 FIRPTA Certificate.    On or prior to the Closing Date, the Company shall deliver to Parent a certification to the effect that the Shares do not constitute “U.S. real property interests” within the meaning of Code Section 897(c)(1) and a notice form that meets the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing (a “FIRPTA Certificate”); provided that, if the Company fails or is unable to comply with this Section 7.14, the Merger shall nonetheless close and Parent may withhold or cause to be withheld from the Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Parent.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(a)  Stockholder Approval. The Stockholder Approval shall have been obtained, in accordance with Delaware Law;

(b)  No Injunctions or Restraints; Illegality.    No Restraint shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger;

(c)  HSR Act.    All applicable waiting periods (and any extensions thereof) under the HSR Act and under any similar foreign statutes and regulations applicable to the Merger shall have expired, terminated or where applicable, approvals have been obtained (except where the failure of which to expire, terminate or be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and Parent, taken as a whole, or would not reasonably be expected to result in criminal liability); and

(d)  Consents and Approvals.    Other than the filing of the Certificate of Merger and the filings pursuant to the HSR Act or any other Regulatory Law (which are addressed in Section 8.1(c)), all consents, approvals and actions of, filings with or notices to any Governmental Authority required of the Company, Parent or any of their respective Subsidiaries to consummate the Merger or the other transactions contemplated hereby shall have been obtained, except those that would not reasonably be expected to materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of the Company and Parent via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver, if permissible under applicable Law) on or prior to the Closing of the following further conditions:

(a)  (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the Fundamental Representations shall be true and correct at and as of the Effective Time in all material respects as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true in all material respects as of such earlier date); and (iii) the representations and warranties of the Company (other than the Fundamental Representations) that are contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (which shall, for the purposes of this Section 8.2(a), be read without any qualification contained therein as to materiality or Material Adverse Effect of the Company) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect on the Company;

(b)  No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing;

(c)  Holders of no greater than ten percent (10%) of the issued and outstanding shares of Common Stock shall have demanded appraisal for such shares in accordance with Delaware Law (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing; and

(d)  Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the chief executive officer or another senior officer of the Company to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver, if permissible under applicable Law) on or prior to the Closing of the following further conditions:

(a)  (i) Each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Sub (except the representations or warranties in Section 5.2 (Authorization; Validity of Agreement; Necessary Action)) that are contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (which shall, for the purposes of this Section 8.3(a), be read without any qualification contained therein as to materiality or Material Adverse Effect on Parent) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) the representations and warranties of Parent and Merger Sub contained in Section 5.2 (Authorization; Validity of Agreement; Necessary Action), which shall, for the purposes of this Section 8.3(a), be read without any qualification contained therein as to materiality or Material Adverse Effect on Parent, shall be true at and as of the Effective Time in all material respects as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true in all material respects as of such earlier date); and

(b)  The Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent by the chief executive officer or another senior officer of Parent to the foregoing effect.

ARTICLE IX

TERMINATION

Section 9.1 Termination Prior to Effective Time.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not Stockholder Approval has been obtained, except as otherwise specifically indicated below) by action taken or authorized by the board of directors of the terminating party:

(a)  by mutual written consent of the Company, on the one hand, and Parent, on the other hand;

(b)  by either the Company, on the one hand, or Parent, on the other hand, if:

(i)  the Merger shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, which was the principal cause of the failure of any of the conditions to the Merger set forth in Article VIII hereto to be satisfied on or before the Outside Date; and provided further, however, that if, as of the Outside Date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), other than the conditions set forth in Section 8.1(c) due to the failure to receive any required consent or clearance under any applicable Regulatory Law from a Governmental Authority of competent jurisdiction or any action by any Governmental Authority of competent jurisdiction to prevent the Merger for antitrust reasons, then Parent or the Company may extend the Outside Date to the nine (9) month anniversary of the date of this Agreement, in which case the Outside Date shall be deemed for all purposes such date, and provided, further, however, that if as of October 1, 2012, either of the conditions to closing set forth in Section 8.1(a) or Section 8.1(c) shall not have been satisfied and this Agreement has not, as of such date, been terminated, and thereafter both of such conditions are satisfied on or prior to October 29, 2012, then Parent or the Company may extend the Outside Date to the twentieth (20th) Business Day following the date upon which the last of the conditions to closing set forth in Section 8.1(a) or Section 8.1(c) was satisfied in order to complete the financing required to consummate the transaction, but in no event later than November 30, 2012, in which case the Outside Date shall be deemed for all purposes such date.

(ii)  there shall be any final and nonappealable Law or any Governmental Authority issues any order or takes any other action that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, which was the principal cause of the issuance of such order or taking of such other action;

(iii)  at the Stockholders’ Meeting (including any adjournment or postponement thereof) the Stockholder Approval shall not have been obtained upon a vote taken with respect to the adoption of this Agreement and approval of the transactions contemplated hereby;

(c) by the Company if:

(i)  a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (other than the failure of Parent to consummate the Merger as a result of a Financing Failure) shall have occurred which would cause any of the conditions set forth in Section 8.3(a) not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (A) ten (10) Business Days following written notice to Parent by the Company of such breach and (B) the Outside Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2, not to be satisfied;

(ii)  the Board of Directors has determined to enter into a definitive agreement providing for the implementation of a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.5(d), and, concurrently with such termination, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal and pays the Termination Fee to Parent required by Section 9.3(e);

(d)  by Parent if:

(i)  a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than a breach of Section 7.1(c) or Section 7.5 which shall be the subject of Section 9.1(d)(ii) below) shall have occurred which would cause any of the conditions set forth in Section 8.2(a) not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (A) ten (10) Business Days following written notice to the Company by Parent of such breach and (B) the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3, not to be satisfied;

(ii)  the Company or any Subsidiary of the Company or any of their respective Representatives shall have breached in any material respect their respective obligations under Section 7.1(c) or Section 7.5; or

(iii)  the Board of Directors shall (A) effect a Recommendation Withdrawal or, in the case of a Company Acquisition Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company Stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Section 14e-2(a) promulgated under the Exchange Act, or (B) fail to include the Recommendation in the Proxy Statement.

Section 9.2 Notice of Termination; Effect of Termination.

(a)  Any proper termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party.

(b)  In the event of the termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 9.2, Section 7.3(b), Section 7.3(d), Section 7.13(c), Section 9.3 and Article X which shall remain in full force and effect; provided, however, except as set forth in Section 9.3(i) that a party may seek to recover damages caused by a Willful and Material Breach of this Agreement by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.3 Termination Fee.

(a)  In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (other than under circumstances in which the Financing Failure Fee is payable to the Company under Section 9.3(i)), and (A) after the date hereof and prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay the Termination Fee to Parent within three (3) Business Days of the earlier to occur of the date the Company enters into such definitive agreement or the date such transaction is consummated; provided, however, that for purposes of this Section 9.3(a), the references to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “thirty percent (30%) or more.”

(b)  In the event this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) and if prior to such termination the Board of Directors shall have effected a Recommendation Withdrawal, then the Company shall be obligated to pay the Parent Expenses to Parent within three (3) Business Days of the Company’s receipt of any invoice from Parent for the Parent Expenses.

(c)  In the event this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) and (A) after the date hereof and prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of the Stockholders’ Meeting and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay the Termination Fee to Parent (less any amounts previously paid pursuant to Section 9.3(b) as applicable) within three (3) Business Days of the earlier to occur of the date the Company enters into such definitive agreement or the date such transaction is consummated; provided, however, that for purposes of this Section 9.3(c), the references to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “thirty percent (30%) or more.”

(d)  In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), then Parent shall be obligated to pay the Company Expenses to the Company within three (3) Business Days of Parent’s receipt of an invoice from the Company for the Company Expenses.

(e)  In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then the Company shall, concurrently with any termination of this Agreement pay the Termination Fee to Parent.

(f)  In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii) (other than as a result of a Willful and Material Breach of the first sentence of Section 7.1(c) and Section 7.5), then the Company shall be obligated to pay the Parent Expenses to Parent within three (3) Business Days of the Company’s receipt of an invoice from Parent for the Parent Expenses.

(g)  In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) due to a Willful and Material Breach of the first sentence of Section 7.1(c) and Section 7.5, then the Company shall pay the Termination Fee to Parent within three (3) Business Days of the date Parent terminates this Agreement.

(h)  In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii) (other than due to a Willful and Material Breach of the first sentence of Section 7.1(c) and Section 7.5) and if (A) after the date hereof and prior to such termination, a Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay the Termination Fee to Parent (less any amounts previously paid pursuant to Section 9.3(f) as applicable) within three Business Days after the date of consummation of such transaction; provided, however, that for purposes of this Section 9.3(h), the references to “fifteen percent (15%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “thirty percent (30%) or more.”

(i)  If (i) all of the conditions to Closing set forth in Section 8.1 and Section 8.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Merger shall not have been consummated on or prior to the Outside Date by reason of the proviso set forth in Section 2.2, and (iii) the Company or Parent terminates this Agreement pursuant to Section 9.1(b)(i), then Parent shall pay the Company the Financing Failure Fee within three (3) Business Days after such termination by wire transfer of same day funds to an account designated by the Company. If Parent becomes obligated to pay the Financing Failure Fee as a result of this Section 9.3(i), the Company agrees that its right to receive the Financing Failure Fee upon termination of this Agreement shall be deemed to be liquidated damages and shall be the sole and exclusive remedy of the Company, its Subsidiaries, stockholders, Affiliates, officers, directors, employees or Representatives against Parent or any of its Subsidiaries, Representatives or Affiliates for, and in no event will the Company or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, with respect to, or as a result of, any failure to seek or obtain the proceeds of the Debt Financing or any alternative financing and any event related thereto.

(j)  In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(iii), then the Company shall pay the Termination Fee to Parent within three (3) Business Days of the date Parent terminates this Agreement.

(k)  Any amount that becomes payable pursuant to this Section 9.3 shall be paid by wire transfer of immediately available funds to the account designated by the party hereto entitled to receive such amount.

(l)  Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee on more than one occasion or to pay any amounts pursuant to this Section 9.3 which in the aggregate exceed the amount of the Termination Fee.

(m)  The parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 9.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 6% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

(n)  Any payment made pursuant to this Section 9.3 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:

Gen-Probe Incorporated 10210 Genetic Center Drive San Diego, CA 92121
Attention:	Chief Executive Officer
Facsimile:	(858) 410-7855

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071
Attention:	Brian J. McCarthy, Esq. David C. Eisman, Esq.
Facsimile:	(213) 687-5600

if to Parent or Merger Sub, to:

Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752
Attention:	Mark J. Casey, Esq.
Facsimile:	(508) 263-2959

with a copy (which shall not constitute notice) to:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention:	Philip J. Flink, Esq.
Edwin C. Pease, Esq.
Facsimile:	(617) 856-8201

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2 Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement in accordance with the provisions of Article IX hereof, as the case may be, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or after termination of this Agreement (including those contained in Section 7.6 and Section 7.9) and then only to such extent.

Section 10.3 Expenses and Transfer Taxes.    Except as otherwise expressly provided in Section 7.2, Section 7.13 or Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto regardless of who may be liable therefor under applicable Law.

Section 10.4 Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained; provided, however, that, after Stockholder Approval has been obtained, no amendment may be made which under applicable Law or the rules of any stock exchange requires the further approval of the Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding the foregoing, no amendment may be made to Section 10.4, Section 10.8, Section 10.11 and Section 10.12(c) that adversely affects the rights of any Financing Source without the prior written consent of such Financing Source.

Section 10.5 Waiver.    At any time prior to the Effective Time, subject to the requirements of applicable Law, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 10.4, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6 Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect); provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

Section 10.8 Counterparts; Effectiveness; Third Party Beneficiaries.    This Agreement may be executed by facsimile or pdf signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto (by facsimile, pdf or otherwise). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.6, (ii) for the right of the Company Stockholders and holders of Company Options (other than 2012 Options), Company Restricted Stock and Company Performance Shares to receive the Merger Consideration, Option Payment, Restricted Stock Payment or Performance Share Payment as provided in Article III as a result of the Merger and (iii) with respect to the Financing Sources, as provided in Section 10.12(c). Section 10.4, Section 10.8, Section 10.11 and Section 10.12(c) shall inure to the benefit of the Financing Sources, who are intended to be third-party beneficiaries thereof.

Section 10.9 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Entire Agreement.    This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits, annexes and appendices hereto, together with the other instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersede all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

Section 10.11 Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.2 and Section 9.3) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent or the Company is obligated to consummate the Merger and the Merger has not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of the Company and Parent expressly acknowledges and agrees that the other party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party, and that such other party shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Merger. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that the Company shall not be entitled to enforce specifically the obligations of Parent to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived and the proceeds of the Debt Financing are then available in full pursuant to the Debt Commitment Letter (or if Financing Agreements have been entered into, pursuant to such Financing Agreements). Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything in this Agreement to the contrary, the sole and exclusive remedy of the Company and any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Commitment, the Debt Financing or the performance of services thereunder or related thereto shall be to receive payment of the Financing Failure Fee from Parent in accordance with the terms of Section 9.3(i) and none of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Commitment or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 10.12 Jurisdiction.

(a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

(c)  Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Commitment, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.1, or in any other manner permitted by applicable Law, shall be effective service of process against them for any such Proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Proceeding, (vi) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any such Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State and (viii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Section 10.12.

Section 10.13 Authorship.    The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.14 Schedules.    Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, if it is reasonably apparent that such disclosure relates to one or more or all of such Sections. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

GEN-PROBE INCORPORATED

By:	/s/ Carl W. Hull
Name: Carl W. Hull
Title: Chairman and Chief Executive Officer

HOLOGIC, INC.

By:	/s/ Robert A. Cascella
Name: Robert A. Cascella
Title: President and Chief Executive Officer

GOLD ACQUISITION CORP.

By:	/s/ Robert A. Cascella
Name: Robert A. Cascella
Title: President

Annex B

April 29, 2012

Board of Directors

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, CA 92121

Members of the Board:

We understand that Gen-Probe Incorporated (“Gen-Probe” or the “Company”), Hologic, Inc. (the “Buyer”) and Gold Acquisition Corp., a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 29, 2012 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.0001 per share (“the Company Common Stock”) of the Company, other than Company Common Stock owned by the Company or any subsidiary of the Company (or held in the Company’s treasury) or owned by the Buyer, the Merger Sub or any subsidiary thereof, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $82.75 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Buyer, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with the management of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies;

7)	Reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions comparable, in whole or in part, to the transactions contemplated by the Merger Agreement;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)

Reviewed the Merger Agreement and the draft commitment letter from Goldman Sachs substantially in the form of the draft dated April 29, 2012 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will

B-1

obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, since July 2011 we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did we negotiate with any of the parties, other than the Buyer, in connection with the current acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the rendering of this financial opinion. In addition, Morgan Stanley will receive the remaining portion of its fee from the Company upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory services for the Company. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of shares of the Company Common Stock should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Buyer, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Jeffrey N. Hogan
Jeffrey N. Hogan Managing Director

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Delaware Code

TITLE 8 Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. § 262. Appraisal rights.

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251 (f) of this title.

(2)

Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a)	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b)

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c)	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d)

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Rider X

[GRAPHICS APPEARS HERE]

GEN-PROBE INCORPORATED

10210 GENETIC CENTER DRIVE

SAN DIEGO, CA 92121-4362 VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you

vote FOR proposals 1, 2, and 3.

For Against Abstain

1. Proposal to adopt the Agreement and Plan of Merger by and among Gen-Probe Incorporated, Hologic, Inc. and Gold Acquisition Corp., as it may be amended from time to time (the “Agreement and Plan of Merger”). ☐ ☐ ☐

2. Proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting. ☐ ☐ ☐

3. Proposal to approve, on a non-binding basis, certain compensation arrangements for Gen-Probe Incorporated’s named executive officers in connection with the Agreement and Plan of Merger. ☐ ☐ ☐

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If signing as a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting of Stockholders and Proxy Statement is / are available at www.proxyvote.com.

GEN-PROBE INCORPORATED

Special Meeting of Stockholders

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) and , or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gen-Probe Incorporated that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at Pacific Time on , 2012, at the corporate headquarters of Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, and any adjournment or postponement thereof. For participants in the Gen-Probe Incorporated Employee Stock Purchase Plan, this proxy also serves as voting instructions to the plan administrator to vote the shares of common stock beneficially owned by plan participants.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Continued and to be signed on reverse side